Exhibit 2.2

CONSOLIDATED REPORT
AS AT 30TH JUNE 2006

This is an English translation of the Italian original “Relazione consolidata al 30 giugno 2006” and has been prepared solely for the convenience of the reader.

The version in Italian takes precedence and will be made available to interested readers upon written request to
Banca Intesa S.p.A.
Corporate image and marketing communications
Via Monte di Pietà, 8 20121 Milano, Italy
Fax +39 02 879.62898/63638.

Consolidated report
as at 30th June 2006

Banca Intesa S.p.A.
Share capital 3,613,001,195.96 euro fully paid-in Registration number on the Milano Company Register and Fiscal Code 00799960158 Member of the National Interbank Deposit Guarantee Fund and of the National Guarantee Fund, included in the National Register of Banks No. 5361 and Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups.

Contents

Board of Directors, General Management, Board of Statutory Auditors and Independent Auditors	7

Gruppo Intesa—Financial highlights and financial ratios	9

Gruppo Intesa—Financial highlights and financial ratios by business area	11

Gruppo Intesa in the first half of 2006 and the Business Plan—Executive summary	12

Main Group Companies	17

Consolidated financial statements	20
Consolidated balance sheet	21
Consolidated statement of income	23
Changes in consolidated shareholders’ equity	24
Consolidated statement of cash flows	26

Report on operations	28
Accounting policies	30
The macroeconomic scenario and lending and deposit collecting activities	42
Economic results	45
Balance sheet aggregates	53
Breakdown of results by business area	62
The Parent Company Banca Intesa	82
Risk management and the controls system	87
Transactions with related parties	94
Shareholder base and stock price performance	96
Projections for the whole year	100

Report of the Board of Statutory Auditors	102

Independent Auditors’ Review on the Consolidated report as at 30th June 2006

Attachments	106
Parent Company’s financial statements	113
Table of significant equity investments in unlisted companies pursuant to art. 126 of Consob Regulation 11971 of 14th May 1999	119
Contacts	127

Board of Directors, General Management,
Board of Statutory Auditors and
Independent Auditors

Board of Directors

Chairman	*	Giovanni BAZOLI

Deputy Chairmen	*	Giampio BRACCHI
René CARRON

Managing Director and Chief Executive Officer	*	Corrado PASSERA

Directors		Giovanni ANCARANI
Francesco ARCUCCI
Benito BENEDINI
Antoine BERNHEIM
Jean Frédéric DE LEUSSE
Gilles DE MARGERIE
	*	Ariberto FASSATI
	*	Giancarlo FORESTIERI
Paolo FUMAGALLI
Giangiacomo NARDOZZI
Georges PAUGET
Eugenio PAVARANI
Giovanni PERISSINOTTO
Ugo RUFFOLO
Gino TROMBI
* Members of the Executive Committee

General Management

General Manager		Corrado PASSERA

Board of Statutory Auditors

Chairman		Gianluca PONZELLINI

Auditors		Rosalba CASIRAGHI
Paolo Andrea COLOMBO
Franco DALLA SEGA
Livio TORIO

Independent Auditors		RECONTA ERNST & YOUNG

Gruppo Intesa — Financial highlights and financial ratios (°)

	30.06.2006	30.06.2005	% changes
		restated (*)
Statement of income (in millions of euro)
Net interest income	2,773	2,627	5.6
Net fee and commission income	1,845	1,764	4.6
Profits (Losses) on trading	531	336	58.0
Operating income	5,261	4,841	8.7
Operating costs	-2,640	-2,528	4.4
Operating margin	2,621	2,313	13.3
Net adjustments to loans	-372	-312	19.2
Net income	1,476	1,200	23.0

	30.06.2006	31.12.2005	% changes
		restated (*)
Balance sheet (in millions of euro)
Loans to customers	176,023	168,767	4.3
Financial assets / liabilities held for trading	34,410	29,818	15.4
Financial assets available for sale	4,828	4,380	10.2
Investments	8,834	9,188	-3.9
Total assets	280,197	273,760	2.4
Direct customer deposits	193,761	187,207	3.5
Indirect customer deposits	293,926	287,800	2.1
of which assets under management	58,006	59,045	-1.8
Net interbank position	-7,260	-4,576	58.7
Shareholders’ equity	16,832	16,705	0.8

			changes
	30.06.2006	31.12.2005	amount
		restated (*)
Operating structure
Number of employees (#)	58,301	57,484	817
— Italy (#)	42,521	42,062	459
— Abroad	15,780	15,422	358
Number of branches	3,900	3,851	49
— Italy	3,129	3,106	23
— Abroad	771	745	26

(°)             Figures from the reclassified statement of income and reclassified balance sheet as described in the report on operations.

(*)   Figures restated on a consistent basis, considering changes in the consolidation area.

(#)    Figures comprise employees of the tax collection companies included in non-current assets held for sale and discontinued operations (1,801 employees as at 30/06/2006 and 1,832 employees as at 31/12/2005).

	30.06.2006	31.12.2005	30.06.2005
		restated (*)	restated (*)
Balance sheet ratios (%)
Loans to customers / Total assets	62.8	61.6	—
Investments (a) / Total assets	3.2	3.4	—
Direct customer deposits / Total assets	69.2	68.4	—
Assets under management / Indirect customer deposits	19.7	20.5	—

Statement of income ratios (%)
Net interest income / Operating income	52.7	55.4	54.3
Net fee and commission income / Operating income	35.1	35.8	36.4
Operating costs / Operating income	50.2	54.6	52.2
Net income / Average total assets (ROA) (b)	1.1	1.1	0.9
Net income / Average shareholders’ equity (ROE) (c)	18.7	22.3	17.6
Adjusted net income / Adjusted average shareholders’ equity (adjusted ROE) (d)	19.2	24.8	18.6
Economic Value Added (E.V.A.) (e) (in millions of euro)	763	—	590

Risk ratios (%)
Net doubtful loans / Loans to customers	0.8	0.7	—
Cumulated adjustments on doubtful loans / Gross doubtful loans to customers	67.5	69.2	—
Capital at Risk (C.a.R.) (f) — average for the period (in millions of euro)	38.7	25.6	—
Capital at Risk (C.a.R.) (f) — period-end (in millions of euro)	35.4	36.6	—

Capital ratios (%) (g)
Tier 1 capital (h) net of preference shares / Risk-weighted assets (Core Tier 1)	7.25	7.10	—
Tier 1 capital (h) / Risk-weighted assets	8.06	7.94	—
Total capital (i) / Risk-weighted assets	10.76	10.34	—
Risk-weighted assets (in millions of euro)	195,025	190,038	—

Basic earnings per share (basic EPS) (l) — euro	0.455	0.470	—

Diluted earnings per share (diluted EPS) (m) — euro	0.455	0.469	—

(*)      Figures restated on a consistent basis, considering changes in the consolidation area.

(a)      Investments include investments held to maturity, investments in associates and companies subject to joint control, property, equipment and intangible assets.

(b)      Figure for the period has been annualised.

(c)      Ratio between net income and weighted average of share capital, share premium reserve, reserves and valuation reserves. Figure for the period has been annualised.

(d)      Ratio between net income inclusive of the change in the period in valuation reserves on assets available for sale and weighted average of share capital, share premium reserve, reserves and valuation reserves (excluding the aforementioned change in valuation reserves on assets available for sale). Figure for the period has been annualised.

(e)      The indicator represents the economic value generated in the period in favour of shareholders, since it is the portion of net income for the period which remains after having remunerated shareholders’ equity via the cost of capital. The latter represents the opportunity cost and is determined using the Capital Asset Pricing Model.

(f)       The indicator probabilistically measures, in terms of average or period-end figures, market risks of the trading portfolio defined as the sum of Value at Risk (VaR) in time-series simulation, delta-gamma-vega VaR (DGV) and correlated and non-correlated simulations on illiquid parameters, using a 99% confidence level and 1 working-day holding period.

(g)      Figures for 2005 have not been restated to consider the change in the consolidation area.

(h)      Paid-in share capital, share premium reserve and reserves and retained earnings minus treasury shares, goodwill, intangible assets and after the application of so-called “prudential filters” set out by supervisory regulations, recently updated.

(i)       Tier 1 capital plus eligible subordinated liabilities, valuation reserves, with the application of so-called “prudential filters”, net of equity investments as set out by supervisory regulations, recently updated.

(l)       Net income attributable to holders of ordinary shares compared to the weighted average number of ordinary shares outstanding. Figure for the period has been annualised.

(m)     The dilutive effect on the figure as at 31.12.2005 considers the issue of ordinary shares following the potential exercise of all the stock options set out in the relevant assignment plan. As for the previous indicator, figure for the period has been annualised.

Gruppo Intesa — Financial highlights and financial ratios by business area (°)

			Italian Subsidiary		International Subsidiary		Corporate Division and B.I.
Statement of income	Retail Division		Banks Division		Banks Division		Infrastrutture e Sviluppo
(in millions of euro)	30.06.2006	30.06.2005	30.06.2006	30.06.2005	30.06.2006	30.06.2005	30.06.2006	30.06.2005
		restated (*)		restated (*)		restated (*)		restated (*)
Operating income	2,783	2,627	841	781	592	513	940	844
Operating costs	-1,442	-1,394	-393	-378	-310	-275	-338	-328
Operating margin	1,341	1,233	448	403	282	238	602	516

			Italian Subsidiary		International Subsidiary		Corporate Division and B.I.
Balance sheet	Retail Division		Banks Division		Banks Division		Infrastrutture e Sviluppo
(in millions of euro)	30.06.2006	31.12.2005	30.06.2006	31.12.2005	30.06.2006	31.12.2005	30.06.2006	31.12.2005
		restated (*)		restated (*)		restated (*)		restated (*)
Loans to customers	84,904	81,160	27,279	25,472	12,927	11,947	47,052	44,768
Direct customer deposits	75,368	76,577	27,227	26,222	14,381	13,336	36,638	36,558
Allocated capital	4,901	4,765	1,656	1,581	932	836	3,401	3,183

			Italian Subsidiary		International Subsidiary		Corporate Division and B.I.
	Retail Division		Banks Division		Banks Division		Infrastrutture e Sviluppo
Statement of income ratios (%)	30.06.2006	30.06.2005	30.06.2006	30.06.2005	30.06.2006	30.06.2005	30.06.2006	30.06.2005
		restated (*)		restated (*)		restated (*)		restated (*)
Operating costs / Operating income	51.8	53.0	46.8	48.4	52.4	53.6	35.9	38.8

Income (Loss) before tax from continuing operations / Allocated capital (a)	44.4	46.8	46.3	43.9	51.9	53.4	35.0	28.9
Economic Value Added (E.V.A.) (in millions of euro)	492	495	137	123	129	119	251	119

(°)       Figures from the reclassified statement of income and reclassified balance sheet as described in the report on operations.

(*)      Figures restated on a consistent basis, considering changes in the consolidation area.

(a)      Figures for the period have been annualised.

Gruppo Intesa in the first half of 2006 and the Business Plan
Executive summary

Before presenting the results for the first half of the year, the most important event in the Company’s life in the last few years must be mentioned since it projects Banca Intesa to the top places in the rankings of European banks in terms of size and capacity to compete on the international markets.

The Chairman’s Letter which introduced the Annual Report 2005 manifested the awareness of the great importance of the banking industry’s new consolidation phase for Italy and its economy. A consolidation considered to be no longer postponable by Political Authorities and the Central Bank, the markets and banking institutions alike. However, the Chairman also underlined that further aggregations needed to be motivated and justified by sustainable plans and precise growth strategies ensuring value creation for shareholders and advantages for customers.

In this favourable context Banca Intesa’s Top Management, in full accord with the Shareholders of the Voting syndicate, contacted and met potential partners, finding full agreement as concerns vision and objectives with the Top Management of Sanpaolo IMI, a large group with size, profitability and efficiency comparable to ours.

This enabled to rapidly define and share the guidelines of the merger project which the Boards of Directors of the two Parent Companies approved last 26th August.

The formation of a new large Bank — which will be among the very top European players — will represent a driver for growth and improvement for the whole Italian banking industry, a positive event for Italy’s entire economy, which will find in its new, most important banking entity a stronger and more efficient support for its growth.

Gruppo Intesa in the first half of 2006

The upward trend in revenues, which characterised the first quarter of 2006, continued in the second quarter, though on more subdued levels.

The improvement in the general economic situation, rising interest rates and positive financial market performance enabled to appreciably increase operating income, which in the first half recorded an 8.7% increase with respect to the same period of the previous year. This result is in line with the objectives of the 2005-2007 Business Plan, that sets revenue growth as a central objective.

Also as concerns costs the trend is consistent with the Plan’s projections: after the important reductions of the previous years, and following the rationalisation interventions of the Group’s operating engine and structure, now concluded, the new organic and external growth strategies required an increase in both in vestments and current expenses, in certain cases in advance compared to the timing set out in the Plan.

Overall, 2006 figures recorded a generalised improvement in results with respect to the previous year, considering both the first half (compared to the first six months of 2005), and the second quarter (compared to the same period of the previous year).

As concerns the reclassified statement of income, net interest income recorded a 5.6% rise considering the first six months and a 6% rise in the quarter especially as a result of the growth in loans to customers, while the contribution of the increase in interest rates was less significant.

Again compared to the first half of 2005, increases were recorded by both commissions (+4.6%), and profits on trading (+58%). The same aggregates showed a more contained progress (respectively +1.6% and +14.4%) on a quarterly basis and were in any case higher than quarterly results of last year.

The good growth of revenues led operating margin to 2,621 million euro, with an increase, over the twelve months, exceeding 13%, thus absorbing higher structure costs for personnel expenses (+4.2%), administrative expenses (+4%) and adjustments (+7.1%). A similar trend was recorded on a quarterly basis, with practically stable administrative expenses.

In the first half the cost/income ratio was just over 50% and in the second quarter approximately 52%. It was respectively 52% and 53% in the corresponding periods of 2005.

Decreases were recorded by losses on loans and other risks and charges: almost 9% lower with respect to the first six months of 2005 and down 22% comparing the two quarters.

Income before tax from continuing operations as at 30th June 2006 equalled 2,241 million euro, with a 16.6% growth rate compared to that of the previous year; the result of the second quarter, 1,076 million euro, posted a 16.8% rise with respect to the second quarter of 2005.

Lastly, net income as at 30th June 2006 totalled 1,476 million euro, with a 23% rise with respect to the 1,200 million euro of the previous year. On a quarterly basis the net income of 725 million euro compares with 580 million euro of the second quarter of last year (+25%).

EVA (Economic Value Added), which as is generally known measures value creation considering the cost of capital employed, reached 763 million euro.

The result of the first half of 2006 was not influenced by non-recurring events and transactions of significant amount. However, it must be noted that Banca Intesa sold real estate for a total net income before taxes of approximately 40 million euro.

The 2005 — 2007 Business Plan

As already mentioned above, operations development and results of the first six months of the current year are consistent with the targets set out in the 2005 — 2007 Business Plan and confirm the trend of the first quarter.

In line with these targets, net revenues recorded a positive trend in the first half of 2006 (+8.7% compared to a target set out in the Plan of a 7.4% average annual growth rate for the three years), and annualised ROE amounted to 18.7% with a 110 b.p. improvement compared with the same period of the previous year.

As indicated in the new Business Plan, the Retail Division strengthened the contents and the objectives of its corporate mission, which, as is generally known, revolves around three main strategic elements: i) guaranteeing individuals an excellent service level via assistance in valuation and purchase of products and services suited to meet their investment and funding needs, ii) supporting the creation and development of new small and medium-sized enterprises promoting entrepreneurial spirit, innovation, social and environmental sustainability, and iii) developing economic local communities.

In the first half of 2006, new activities commenced in view of a progressive consolidation of the positive results achieved in 2005. In the pursuit of such objective utmost attention was paid to the search for excellence in relations with customers, to be reached via an ever-increasing attention to service quality and a complete range of products, characterised by innovation and high value added features.

In the retail market activities in the first half of 2006 focused on the differentiation and completion of the product range by customer segment. Customers showed their appreciation for the products of the Intesa Rata Sicura range, which enables holders of retail floating rate mortgages to hedge interest rate rises, which later actually occurred. Noteworthy was also the extension of the range of Intesa Soluzioni Casa mortgages with the introduction at the beginning of the year of Intesa Mutuo Atipico, the mortgage that enables also temporary workers to finance the purchase of their first home.

As concerns assets under management, the first half highlighted the strong appreciation of Intesa Garanzia Attiva (the first mutual fund in Italy with guaranteed capital) which collected over 3 billion euro; the managed funds range was expanded by other products such as Intesa Premium Power and CAAM Absolute, the new funds of funds which offer customers a precise return target, to be achieved with flexible management.

In the bancassurance sector the development of the Index Linked offering continued with 14 issues, while as concerns customer deposits structured bonds with guaranteed capital at maturity were issued; lastly, as part of activities in support of Small Business customers noteworthy was the launch of Intesa eBusiness, the solution for businesses which want to use the e-Commerce channel to expand their activities developed in partnership with the main players in the e-Commerce market: eBay (on-line shopping mall), Tiscali (ADSL connectivity), DHL (logistics).

Lastly, constant attention paid to customer satisfaction led to introduce in branches, starting from May, instruments which identify relations at risk and enable to activate direct contacts with customers aimed at finding a satisfactory response to their needs.

In the first half also the SMEs market achieved significant performances as concerns both loan growth rates and market shares as a result of improved synergies with Group companies, generating a rise in loans and deposits with respect to the first half of the previous year. The appreciation of the Eurofidi initiative, which was repeated after the success of 2005, further stimulated medium- and long-term loans.

The achievement of such results was made possible by the realisation of important initiatives: the launch of new products, the preparation of new commercial instruments and training interventions on the sales network.

As concerns range of products targeted to SMEs, particularly noteworthy are IntesaBrand, to finance the brand and the marketing policies of Italian companies and Soluzioni Intesa, a set of products and services formed to valorise the service and advisory content in the relationship with the customer. Furthermore, the “Bonus Intesa” circuit was extended to SMEs, both as partners of the initiative and as beneficiaries of the advantages reserved to the users of this innovative bonus programme.

Particular attention was paid to specific segments, such as Agriculture and Religious and Non-Profit entities. As concerns the former, the new offering “Soluzioni Banca Intesa per l’Agricoltura” (Banca Intesa solutions for agriculture) was launched with products and services to meet the specific needs of this important segment which is highly present among our customers.

For Religious and Non-Profit entities the progressive renewal of the offering is under way and is involving all the main areas of operation of the segment: from current accounts to the new range of mortgages, from investment in Ethical funds to advisory services.

The Corporate Division continued in the implementation of projects set out in the new Business Plan aimed at supporting, in the medium- and long-term, the growth of its reference customers and building long-lasting relations.

The results for the first half of the Division highlighted a rise in volumes of loans disbursed by the Division to customers and an improvement in loan portfolio quality, also thanks to the adoption of pricing and lending policies directly related to the rating of the counterparty.

In the Mid Corporate segment the project for the relaunch of the whole area based on the valorisation of the relation — pursued via the analysis of the specific needs of counterparties and an offering combining traditional and specialised services — is rapidly achieving expected results, visible in terms both of economic return and application of the commercial strategy and of increasing interaction between relationship structures and product factories.

Instead, with reference to capital market and investment banking products, an action on high-potential customers was activated to redefine the whole sales process for the purpose of integrating the structures and increasing the synergies between business units: the positive trend recorded by the number of deals closed by Structured finance (especially as concerns Leveraged Finance and Real Estate) and Capital Markets testifies the success of the new commercial approach.

Merchant banking activities were again of strategic importance in terms of both economic and balance sheet results, and for the role of partner which the Bank plays either following direct customer requests or in the cases of corporate turnarounds.

Consistently with the inspiring principles of the Business Plan, the objectives of the Division are pursued always keeping in mind the need to pay utmost attention to the peculiarities of products offered to customers and the respect of transparency as concerns risk aspects.

For the Italian Subsidiary Banks Division, made up of the subsidiaries which carry out retail banking activities (Cariparma, FriulAdria, Banca di Trento e Bolzano, Cassa di Rispa rmio di Biella e Vercelli and the Saving Banks in Central Italy), the Plan sets the objective of developing the local banks via a significant penetration in reference territories, conserving, always within the Group’s strategy, proximity to local institutions and privileged and long-term relationships with households and local entrepreneurs.

In line with this mission, the development of new services and products for customers continued; in particular, in the first half of 2006 the following products were introduced: bonds and life insurance policies dedicated to specific segments (corporate and private), new forms of individual portfolio management schemes, new CAAM/NEXTRA funds and insurance policies to cover the person and goods. The objectives of acquiring new customers and satisfying existing customers were pursued via the opening of new branches (11 branches, in addition to the 14 branches opened in 2005, and compared to the 54 set out in the plan) and the launch of the customer satisfaction project. Furthermore, agreements were stipulated with Category associations and more competitive current accounts were launched which have interesting features for the customer such as: reduction of the cost as the number of services increases, high return (ContoInsieme, ExtraConto, Conto Io), satisfaction of specific needs (for example the current account for free-lance professionals).

In order to better pursue these objectives, the role of employees was also valorised via merit-oriented incentive systems, the definition of new training programmes, the optimisation of support tools and the development of the sense of belonging.

The strategy of the International Subsidiary Banks Division has the main objective of achieving leadership positions in Central-Eastern European Countries, considered the Group’s second “domestic” market. The Business Plan also emphasises corporate responsibility in the Countries in which Banca Intesa operates, in view to contributing to the development of the region.

Consistently with the aforementioned indications, in the first half of 2006 Central-European International Bank (CIB) opened 6 branches in Hungary and strengthened its relationship with the retailer Tesco, which enables the bank, to open branches in the new Tesco supermarkets and which permitted the introduction of a dedicated credit card (Tesco Credit Card); as concerns the range of distributed products, particularly noteworthy was the launch of new mortgage types connected to insurance policies of the Generali group.

Also Privredna Banka Zagreb (PBZ) expanded its territorial presence in Croatia with the opening of 7 new branches, and continued the development of new products and services for customers, mainly in the retail segment (home and car loans linked to insurance policies in cooperation with Generali, internet banking with additional services such as the possibility of underwriting funds on line, Cash Pooling services). Noteworthy were also the satisfactory operations of PBZ Card, leading company in Croatia for credit cards and the progress of factoring at international level for SME and corporate customers.

In the Slovakian market the main actions taken by Vseobecna Uverova Banka (VUB) referred to the launch of new products and services for retail customers (mortgages, structured deposits, credit cards), the further development of distribution channels (the roll-out of the new branch lay-out and enhancement of direct channels-call centre and electronic banking). In the first half, also as a result of targeted commercial campaigns, 36,000 new retail current accounts were opened and there was a significant development in structured funding products.

As is generally known, in 2005 Gruppo Intesa entered the Russian market, with KMB Bank, and the Serbian market, with Banca Intesa Beograd. In the first half of 2006 KMB Bank developed ordinary operations, mostly focused on financing small and medium enterprises (with loans to customers up by approximately 20% and the opening of two new branches), and prepared the new 2006-2010 business plan which focuses on the development of activities with retail and SME customers and sets out the partial relocalisation of the current distribution network in addition to its expansion, the reorganisation of the bank, the launch of a new brand and the implementation of a new IT system.

In Serbia, Banca Intesa Beograd expanded the product range offered to customers, especially to the retail segment, with the current account “Intesa Hit” — that achieved positive results, with over 85,000 new openings in just five months after the launch — and the great impulse given to the development of cards. At the end of May home mortgages also started being offered to customers. In the first six months of the year 8 new branches were opened.

In the realisation of its selective acquisition strategy in Central and South-Eastern Europe, in January Banca Intesa, which already held a 35% stake in the capital of UPI Banka — the fifth largest bank in terms of total assets in Bosnia and Herzegovina — launched a tender offer for the remaining shares. At the end of the offer, which entailed an investment of approximately 37 million euro, Gruppo Intesa held approximately 81% of voting share capital of UPI Banka, that operates with 16 branches serving approximately 45,000 customers.

Sustainable growth must be based on enhancement of human resources; in the first half of 2006 approximately 190,000 man-days of training were delivered in addition to the 320,000 man-days already delivered in 2005. The soundness of growth is strongly linked to innovation; to improve customer service quality, with reference to both the sale channels and the type of services offered, in the first half of 2006 investments amounted to approximately 400 million euro, in addition to the approximately 700 million euro of 2005. The strict operating cost discipline continues to be a constant objective; in fact, the pursuit of growth in a competitive market requires a balanced and competitive cost structure. As already mentioned, as at 30th June 2006 the Group’s cost/income ratio equalled 50.2%, compared to 52.2% of the first half of the previous year, as a result of a growth in revenues higher than that recorded by costs; in particular, further growth-related expenses totalled approximately 80 million euro while 70 million euro had already been sustained in 2005. Such additional costs were offset by savings related to increased efficiency of services and central structures and lower costs for management of real estate and procurement. Optimisation of risk management and capital allocation is the other lever to ensure constant value creation. In the last few years, Banca Intesa greatly strengthened the management of all risk categories. Capital ratios confirmed absolutely adequate levels with the Tier 1 ratio at 8.06% and the Core tier 1 ratio — that is, the ratio between Tier 1 capital net of preference shares and total risk-weighted assets — which equalled 7.25%, with a 15 b. p. rise with respect to as at 31st December 2005. As regards credit risk, it must be noted that the attention paid to loan portfolio quality enabled to keep the net doubtful loans/loans to customers ratio at 0.8%, in line with the 0.9% target for 2007. With regard to market risks, the strengthening of the internal risk management platforms and the effective control at desk level permitted to keep risks at a level compatible with the target set out in the Plan.

Main Group Companies

(1) Jointly-controlled or associated company, carried at equity.

Consolidated financial statements

Consolidated balance sheet

(in millions of euro)

Assets		30.06.2006	31.12.2005	Changes
				amount	%
10.	Cash and cash equivalents	1,619	1,797	-178	-9.9
20.	Financial assets held for trading	51,160	51,067	93	0.2
30.	Financial assets designated at fair value through profit and loss	—	—	—
40.	Financial assets available for sale	4,828	4,379	449	10.3
50.	Investments held to maturity	2,479	2,810	-331	-11.8
60.	Due from banks	29,338	27,111	2,227	8.2
70.	Loans to customers	176,023	169,478	6,545	3.9
80.	Hedging derivatives	999	1,278	-279	-21.8
90.	Fair value change of financial assets in hedged portfolios (+/-)	-2	—	2
100.	Investments in associates and companies subject to joint control	2,144	2,091	53	2.5
110.	Technical insurance reserves reassured with third parties	—	—	—
120.	Property and equipment	2,889	2,924	-35	-1.2
130.	Intangible assets	1,322	1,356	-34	-2.5
	of which
	— goodwill	871	869	2	0.2
140.	Tax assets	2,817	3,096	-279	-9.0
	a) current	1,535	1,670	-135	-8.1
	b) deferred	1,282	1,426	-144	-10.1
150.	Non-current assets held for sale and discontinued operations	1,079	2,869	-1,790	-62.4
160.	Other assets	3,502	3,279	223	6.8

Total Assets		280,197	273,535	6,662	2.4

Consolidated balance sheet

(in millions of euro)

Liabilities and Shareholders’ Equity		30.06.2006	31.12.2005	Changes
				amount	%
10.	Due to banks	36,598	31,771	4,827	15.2
20.	Due to customers	118,650	115,270	3,380	2.9
30.	Securities issued	75,111	72,320	2,791	3.9
40.	Financial liabilities held for trading	16,750	21,249	-4,499	-21.2
50.	Financial liabilities designated at fair value through profit and loss	—	—	—
60.	Hedging derivatives	1,835	1,410	425	30.1
70.	Fair value change of financial liabilities in hedged portfolios (+/-)	—	—	—
80.	Tax liabilities	1,658	1,091	567	52.0
	a) current	1,183	643	540	84.0
	b) deferred	475	448	27	6.0
90.	Liabilities associated with non-current assets held for sale and discontinued operations	1,010	2,963	-1,953	-65.9
100.	Other liabilities	8,152	7,121	1,031	14.5
110.	Employee termination indemnities	1,135	1,102	33	3.0
120.	Allowances for risks and charges	1,721	1,732	-11	-0.6
	a) post employment benefits	316	320	-4	-1.3
	b) other allowances	1,405	1,412	-7	-0.5
130.	Technical reserves	—	—	—
140.	Valuation reserves	968	829	139	16.8
150.	Reimbursable shares	—	—	—
160.	Equity instruments	—	—	—
170.	Reserves	5,223	3,745	1,478	39.5
180.	Share premium reserve	5,559	5,510	49	0.9
190.	Share capital	3,613	3,596	17	0.5
200.	Treasury shares (-)	-7	—	7
210.	Minority interests (+/-)	745	801	-56	-7.0
220.	Net income (loss)	1,476	3,025	-1,549

Total Liabilities and Shareholders’ Equity		280,197	273,535	6,662	2.4

Consolidated statement of income

(in millions of euro)

		First half				Second quarter
				Changes				Changes
		2006	2005	amount	%	2006	2005	amount	%
10.	Interest and similar income	5,359	4,564	795	17.4	2,781	2,207	574	26.0
20.	Interest and similar expense	-2,719	-2,095	624	29.8	-1,447	-1,045	402	38.5
30.	Interest margin	2,640	2,469	171	6.9	1,334	1,162	172	14.8
40.	Fee and commission income	2,058	2,080	-22	-1.1	1,005	1,025	-20	-2.0
50.	Fee and commission expense	-213	-256	-43	-16.8	-109	-128	-19	-14.8
60.	Net fee and commission income	1,845	1,824	21	1.2	896	897	-1	-0.1
70.	Dividend and similar income	379	520	-141	-27.1	376	488	-112	-23.0
80.	Profits (Losses) on trading	188	-190	378		-164	-320	-156	-48.8
90.	Fair value adjustments in hedge accounting	13	16	-3	-18.8	5	16	-11	-68.8
100.	Profits (Losses) on disposal or repurchase of	43	32	11	34.4	17	6	11
	a) loans	-12	-15	-3	-20.0	-11	-14	-3	-21.4
	b) financial assets available for sale	44	45	-1	-2.2	20	20	—	—
	c) investments held to maturity	—	2	-2		—	—	—
	d) financial liabilities	11	—	11		8	—	8
110.	Profits (Losses) on financial assets and liabilities designated at fair value	—	—	—		—	—	—
120.	Net interest and other banking income	5,108	4,671	437	9.4	2,464	2,249	215	9.6
130.	Net losses / recoveries on impairment	-283	-226	57	25.2	-117	-70	47	67.1
	a) loans	-318	-220	98	44.5	-141	-64	77
	b) financial assets available for sale	-4	-7	-3	-42.9	-3	-7	-4	-57.1
	c) investments held to maturity	4	3	1	33.3	1	3	-2	-66.7
	d) other financial activities	35	-2	37		26	-2	28
140.	Net income from banking activities	4,825	4,445	380	8.5	2,347	2,179	168	7.7
150.	Net insurance premiums	—	—	—		—	—	—
160.	Other net insurance income (expense)	—	—	—		—	—	—
170.	Net income from banking and insurance activities	4,825	4,445	380	8.5	2,347	2,179	168	7.7
180.	Administrative expenses	-2,597	-2,474	123	5.0	-1,316	-1,235	81	6.6
	a) personnel expenses	-1,577	-1,494	83	5.6	-793	-726	67	9.2
	b) other administrative expenses	-1,020	-980	40	4.1	-523	-509	14	2.8
190.	Net provisions for risks and charges	-66	-169	-103	-60.9	-22	-118	-96	-81.4
200.	Net adjustments to / recoveries on property and equipment	-132	-118	14	11.9	-67	-56	11	19.6
210.	Net adjustments to / recoveries on intangible assets	-110	-103	7	6.8	-59	-56	3	5.4
220.	Other operating expenses (income)	192	181	11	6.1	94	107	-13	-12.1
230.	Operating expenses	-2,713	-2,683	30	1.1	-1,370	-1,358	12	0.9
240.	Profits (Losses) on investments in associates and companies subject to joint control	82	66	16	24.2	41	33	8	24.2
250.	Valuation differences on property, equipment and intangible assets measured at fair value	—	—	—		—	—	—
260.	Goodwill impairment	—	—	—		—	—	—
270.	Profits (Losses) on disposal of investments	47	79	-32	-40.5	58	22	36
280.	Income (Loss) before tax from continuing operations	2,241	1,907	334	17.5	1,076	876	200	22.8
290.	Taxes on income from continuing operations	-750	-665	85	12.8	-346	-291	55	18.9
300.	Income (Loss) after tax from continuing operations	1,491	1,242	249	20.0	730	585	145	24.8
310.	Income (Loss) after tax from discontinued operations	43	4	39		25	17	8	47.1
320.	Net income (loss)	1,534	1,246	288	23.1	755	602	153	25.4
330.	Minority interests	-58	-46	12	26.1	-30	-22	8	36.4
340.	Parent Company’s net income (loss)	1,476	1,200	276	23.0	725	580	145	25.0

Changes in consolidated shareholders’ equity as at 30th June 2006

(in millions of euro)

	1st half 2006
						Valuation reserves
	Share capital		Share	Reserves				legally-
	ordinary	saving	premium	retained		available	cash flow	required		Equity	Treasury	Net income	Shareholders’
	shares	shares	reserve	earnings	other	for sale	hedges	revaluations	other	instruments	shares	(loss)	equity
AMOUNTS AS AT 1.1.2006
- Group	3,111	485	5,510	3,660	85	389	-39	345	134	—	—	3,025	16,705
- minority interests	367	3	124	178	—	7	-2	11	6	—	—	107	801
ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves
- Group				1,483								-1,483	—
- minority interests				59								-59	—
Dividends and other allocations (a)												-1,590	-1,590
CHANGES IN THE PERIOD
Changes in reserves
- Group				-5		73	136	3	-73				134
- minority interests	-50		-10	-6		—	1	-2	1				-66
Operations on shareholders’ equity
Issue of new shares
- Group	17		49										66
- minority interests													—
Purchase of treasury shares
- Group											-7		-7
- minority interests
Extraordinary dividends
Changes in equity instruments
Derivatives on treasury shares
Stock options													—
Net income (loss) for the period
- Group												1,476	1,476
- minority interests												58	58
SHAREHOLDERS’ EQUITY AS AT 30.06.2006
- Group	3,128	485	5,559	5,138	85	462	97	348	61	—	-7	1,476	16,832
- minority interests	317	3	114	231	—	7	-1	9	7	—	—	58	745

(a)           The caption includes dividends and the amount attributable to the Allowances for charitable contributions, as well as the dividends of controlled companies attributable to minority interests.

Changes in consolidated shareholders’ equity as at 30th June 2005

(in millions of euro)

	1st half 2005
						Valuation reserves
	Share capital		Share	Reserves				legally-
	ordinary	saving	premium	retained		available	cash flow	required		Equity	Treasury	Net income	Shareholders’
	shares	shares	reserve	earnings	other	for sale	hedges	revaluations	other	instruments	shares	(loss)	equity
AMOUNTS AS AT 1.1.2005
- Group	3,076	485	5,406	2,527	85	117	-32	357	102	—	-10	1,856	13,969
- minority interests	339	3	123	228	—	3	-2	—	—	—	—	84	778
ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves
- Group				1,117								-1,117	—
- minority interests				27								-27	—
Dividends and other allocations (a)												-796	-796
CHANGES IN THE PERIOD
Changes in reserves
- Group				-3		110	-65		40				82
- minority interests				-43		3			—				-40
Operations on shareholders’ equity
Issue of new shares
- Group	35		104										139
- minority interests													—
Purchase of treasury shares
- Group											-2		-2
- minority interests
Extraordinary dividends
Changes in equity instruments
Derivatives on treasury shares
Stock options				4									4
Net income (loss) for the period
- Group												1,200	1,200
- minority interests												46	46
SHAREHOLDERS’ EQUITY AS AT 30.06.2005
- Group	3,111	485	5,510	3,645	85	227	-97	357	142	—	-12	1,200	14,653
- minority interests	339	3	123	212	—	6	-2	—	—	—	—	46	727

(a)           The caption includes dividends and the amount attributable to the Allowances for charitable contributions, as well as the dividends of controlled companies attributable to minority interests.

Consolidated statement of cash flows

(in millions of euro)

	30.06.2006	30.06.2005
A. OPERATING ACTIVITIES
1. Cash flow from operations	3,426	2,893
- net income (+/-)	1,534	1,246
- gains/losses on financial assets held for trading and on assets/liabilities designated at fair value through profit and loss (-/+)	350	274
- gains/losses on hedging activities (-/+)	-13	-16
- net losses/recoveries on impairment (+/-)	416	262
- adjustments to/net recoveries on property, equipment and intangible assets (+/-)	242	221
- net provisions for risks and charges and other costs/revenues (+/-)	142	230
- net insurance premiums to be collected (-)	—	—
- other insurance revenues/charges to be collected (-/+)	—	—
- taxes and duties to be settled (+)	778	689
- net adjustments/recoveries on disposal groups net of tax effect (-/+)	—	—
- other adjustments (+/-)	-23	-13
2. Cash flow from / used in financial assets	-11,041	1,066
- financial assets held for trading	-494	-3,233
- financial assets designated at fair value through profit and loss	—	—
- financial assets available for sale	-401	238
- due from banks: repayable on demand	-2,680	1,663
- due from banks: other	-240	202
- loans to customers	-6,881	2,859
- other assets	-345	-663
3. Cash flow from / used in financial liabilities	8,895	-3,573
- due to banks: repayable on demand	1,897	-1,320
- due to banks: other	2,953	254
- due to customers	3,723	8,301
- securities issued	3,745	-6,829
- financial liabilities held for trading	-4,448	-3,772
- financial liabilities designated at fair value through profit and loss	—	—
- other liabilities	1,025	-207
Net cash flow from (used in) operating activities	1,280	386
B. INVESTING ACTIVITIES
1. Cash flow from	910	167
- sales of investments in associates and companies subject to joint control	120	110
- dividends collected on investments in associates and companies subject to joint control	22	22
- sales/reimbursements of investments held to maturity	661	35
- sales of property and equipment	96	—
- sales of intangible assets	3	—
- sales of subsidiaries and business branches	8	—
2. Cash flow used in	-764	-60
- purchases of investments in associates and companies subject to joint control	-127	-7
- purchases of investments held to maturity	-326	-
- purchases of property and equipment	-141	-9
- purchases of intangible assets	-73	-44
- purchases of subsidiaries and business branches	-97	—
Net cash flow from (used in) investing activities	146	107
C. FINANCING ACTIVITIES
- issues/purchases of treasury shares	-7	-2
- share capital increases	66	139
- dividend distribution and other	-1,590	-796
Net cash flow from (used in) financing activities	-1,531	-659
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-105	-166
RECONCILIATION
Cash and cash equivalents at beginning of period	1,797	1,785
Net increase (decrease) in cash and cash equivalents	-105	-166
Cash and cash equivalents: foreign exchange effect	-73	40
CASH AND CASH EQUIVALENTS AT END OF PERIOD	1,619	1,659

LEGENDA: (+) from (-) used in

Report on operations

Accounting policies

DECLARATION OF COMPLIANCE WITH INTERNATIONAL ACCOUNTING STANDARDS

Gruppo Intesa’s Consolidated financial statements have been prepared in compliance with the accounting principles issued by the International Accounting Standards Board (IASB) and the relative interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) and endorsed by the European Commission as provided for by Community Regulation 1606 of 19th July 2002.

The Consolidated financial statements as at 30th June 2006 have been prepared based on the application of international accounting standards as set forth by Consob Resolution 14990 of 14th April 2005. This resolution, which modified Issuer Regulations, sets out that the contents of the half-year report must comply with the provisions of IAS 34, relative to interim reports. Therefore, the present Half-year report complies with requirements of IAS 34. In particular, Gruppo Intesa used the option of preparing the half-year report in short form, instead of the full presentation required for the Annual report.

In the preparation of the Consolidated financial statements as at 30th June 2006, the IAS /IFRS principles in force as at 30th June 2006 have been used (including the interpretation documents called SIC and IFRIC), as endorsed by the European Commission. With respect to the principles endorsed as at 31st December 2005 it must be noted, with reference to issues applicable to banking activities, that IFRS 7 (Financial Instruments: disclosures) has been endorsed (Regulation EC 108/2006). As regards the accounting principle on financial instruments (IAS 39), endorsed texts diverge from the principle prepared by the IASB since certain issues which are still under discussion (fair value macrohedging of portfolios of assets and liabilities and hedging of on demand deposits) have not been endorsed.

Reconta Ernst & Young S.p.A. reviewed this Consolidated report.

GENERAL PREPARATION PRINCIPLES

The Consolidated financial statements as at 30th June 2006 are made up of the Balance sheet, the Statement of income, the Changes in shareholders’ equity, the Statement of cash flows; the Report on operations has also been included.

In compliance with provisions of Art. 5 of Legislative Decree 38/2005, the Consolidated financial statements as at 30th June 2006 have been drawn up in euro as functional currency.

The amounts indicated in the Consolidated financial statements and in the Report on operations are expressed in millions of euro, unless otherwise specified.

The Consolidated financial statements as at 30th June 2006 are prepared with the application of the general principles set out by IAS 1 and the specific accounting principles endorsed by the European Commission, as well as in compliance with the general assumptions set forth by the Framework for the Preparation and Presentation of Financial Statements issued by IASB.

The Consolidated financial statements present, in addition to figures for the reference period, the comparative figures as at 31st December 2005 for the Balance sheet and as at 30th June 2005 for the Statement of income. Again, as concerns the statement of income, the consolidated financial statements also present figures for the second quarter of 2006 compared to those for the corresponding period of 2005. Figures for 2005 correspond — without prejudice to changes in the compulsory forms published by the Bank of Italy with Circular 262/20 05 — to those originally published in the respective financial statements and therefore do not consider the changes in the consolidation area which subsequently occurred.

In the Report on operations, for the purpose of simplifying comparison of the figures in the various periods and, in particular, to provide a more effective representation of results, certain reclassifications are made with respect to the compulsory forms. The comparative figures in the Reclassified statement of income and Reclassified balance sheet and the relative detailed tables have also been restated to consider the changes in the consolidation area occurred. The most significant restatements are indicated in the relative comments, while changes in the consolidation area are illustrated in the following chapter. In addition to the aforementioned consistent comparative figures, the Reclassified statement of income and the Reclassified balance sheet, as well as in the respective detailed tables also contain the figures respectively referred to as at 30th June 2005 and as at 31st December 2005 as originally published in the original reports, therefore referred to the consolidation area at those dates.

The Consolidated financial statements as at 30th June 2006 contain all information required by IAS 34, by current regulations and by Consob (Italian Securities Exchange Commission), in addition to other information which is not compulsory but is nonetheless deemed to be necessary in order to give a more complete representation of the Group’s situation.

ACCOUNTING PRINCIPLES

The accounting principles adopted in the preparation of the Consolidated financial statements as at 30th June 2006 for classification, recognition, measurement and derecognition of asset and liability captions, and the means of recognition of revenues and costs, have remained unchanged with respect to those adopted for the Annual report 2005 to which, therefore, reference must be made. The Bank activated, as part of hedge accounting, fair value macrohedging aimed at hedging risk of fair value changes intrinsic in the coupons under accrual of the floating rate mortgages disbursed. The Bank is exposed to this risk in the period from the date in which the coupon is set and the date of payment of the instalment. Consequently, as at 30th June 2006 relevant amounts are recorded in the balance sheet under assets in the caption “Fair value change of assets in hedged portfolios”.

CONSOLIDATION AREA AND CONSOLIDATION METHODS

Consolidation area

The consolidated financial statement s include Banca Intesa and the companies which it directly and indirectly controls and consider in the consolidation area — as specifically set out by the new IAS/IFRS principles — also the companies operating in dissimilar sectors from the Parent Company as well as private equity investments. Similarly, special purpose entities (SPE/SPV) are included when the requisite of effective control recurs, even if there is no direct or indirect stake in the company.

Companies are considered subsidiaries when Banca Intesa, directly or indirectly, holds more than half of the voting rights or when the Parent Company has a lower portion of voting rights but has the power to appoint the majority of directors of the company or determine its financial or operating policies. In the measurement of voting rights also “potential” rights are considered if they are currently exercisable or convertible in effective voting rights at any time.

Companies are considered to be subject to joint control if their voting rights and the control of their economic activities are equally shared by Banca Intesa, directly or indirectly, and another entity. Furthermore, a company is qualified as subject to joint control if, even though voting rights are not equally shared, control on its economic activities and its strategies is shared on the basis of contractual agreements.

Companies are considered associates, that is, subject to significant influence, when Banca Intesa, directly or indirectly, holds at least 20% of voting rights (including “potential” voting rights as described above) or when the Parent Company — despite a lower percentage of voting rights due to specific legal agreements such as the participation of voting syndicates — has the power of participating in the determination of the financial and operating policies of the company. The equity investment in the Bank of Italy, in which Gruppo Intesa holds a 26.8% stake, is an exception since, considering its peculiarity, it is not carried at equity, but maintained at cost.

Certain companies in which the Parent Company holds an equity stake exceeding 20% of voting share capital, and in any case of limited absolute amount, are excluded from the consolidation area and are classified in Financial assets available for sale since Banca Intesa, directly or indirectly, exclusively holds rights on a portion of the rewards of the investment, does not have access to management policies and may exercise limited governance rights to safeguard its economic interests.

Companies for which the shares have been received as pledges with voting rights are not consolidated, in consideration of the substance underlying the pledge, which has the purpose of guaranteeing loans and not of exercising control and direction over financial and economic policies in order to benefit from the economic return on the shares.

Furthermore, certain investments in subsidiaries, associates and companies subject to joint control are excluded from the consolidation area in consideration of their immateriality.

With respect to the situation as at 31st December 2005, UPI Banka, Sarajevo is included in the consolidation area, since control was acquired in the first quarter and is consolidated as of 1st January 2006. Furthermore, it must be noted that the controlling stake in Banca CIS increased to 83.7%, following the acquisition from the Sardegna Region of a 28.33% stake.

It must be noted that the following companies exited the Group at the end of 2005 — but, in relation to the residual equity s take held, are consolidated with the equity method — Nextra Investment Management (now CAAM Sgr) and its subsidiaries Nextra Alternative Investments and Epsilon, sold to companies of the Crédit Agricole group as part of the well-known strategic partnership agreement which was amply described in the Annual report 2005. As part of that agreement, in March 2006, Banca Intesa acquired a 35% stake in Crédit Agricole Asset Management SGR, which is posted in the consolidated financial statements with the equity method.

Following their disposal, Banco Wiese Sudameris and related subsidiaries (with the exception of Wiese Leasing now Gestiones Recuperaciones de Activos) are also no longer included in the consolidation area.

The Group’s tax collection companies (Esa.Tri., E.Tr. Serit Rieti and Serit Terni) are recorded under discontinued operations, considering that the preliminary contracts for their sale to Riscossione S.p.A. have been signed.

Lastly, Intesa Gestione Crediti and Magazzini Generali Cariplo have been merged in Banca Intesa, as of 1st June and with accounting and tax effects as of 1st January 2006.

Consolidation methods

The methods used for the consolidation of the figures of subsidiaries (full consolidation) and for the consolidation of associates and of companies subject to joint control (equity method) have remained unchanged from those adopted for the Annual report 2005 to which, therefore, reference must be made.

The financial statements of the Parent Company and of other companies used to prepare the Consolidated financial statements as at 30th June 2006 refer to the same date. In certain cases, for subsidiaries which are not material, the last official figures are used.

Where necessary — and without prejudice to absolutely marginal cases — the financial statements of consolidated companies which are drawn up using different accounting criteria are restated to be compliant with the standards used by the Group.

The financial statements of the companies which do not operate in the Euro Zone are translated into euro applying to the assets and liabilities in the balance sheet the spot exchange rate at period-end and to the statement of income the average exchange rate.

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

A. CONSOLIDATED COMPANIES

	Parent Company

	Banca Intesa S.p.A.	Milano
	Capital Euro 3,613,001,195.96 in shares of Euro 0.52

A. 1	Companies subject to full consolidation

1	Agricola Investimenti S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 500,000 in shares of Euro 1

2	Atlantis Sociedad Anonima	Buenos Aires	1	Intesa Holding International	18.75
	Capital ARP 3,489,505 in shares of ARP 1			Sudameris	81.25

3	B.I. Private Equity Ltd	Dublin	1	Private Equity International	100.00
	Capital Euro 100,000 in shares of Euro 1

4	Banca Cis S.p.A.	Cagliari	1	Banca Intesa	28.33
	Capital Euro 170,276,569.35 in shares of Euro 51.65			Banca Intesa Mediocredito	55.37

5	Banca Caboto S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 482,464,000 in shares of Euro 1

6	Banca di Trento e Bolzano S.p.A.	Trento	1	Banca Intesa	8.28
	Capital Euro 55,103,550.84 in shares of Euro 0.52			Finanziaria BTB	61.80

7	Banca Intesa (France) S.A.	Paris	1	Banca Intesa	99.99
	Capital Euro 160,270,853.25 in shares without nominal value

8	Banca Intesa a.d., Beograd	Novi Beograd	1	Intesa Holding International	83.00
	Capital CSD 5,180,100,000 in shares of CSD 100,000

9	Banca Intesa Infrastrutture e Sviluppo S.p.A.	Roma	1	Banca Intesa	100.00
	Capital Euro 346,300,000 in shares of Euro 1

10	Banca Intesa Mediocredito S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 500,000,000 in shares of Euro 1

11	Banca Intesa Private Banking S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 52,000,000 in shares of Euro 4

12	Banca Popolare FriulAdria S.p.A.	Pordenone	1	Banca Intesa	76.05
	Capital Euro 101,975,060 in shares of Euro 5

13	BCI U.S. Funding LLC I (c)	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital USD 10,000,000 in "common shares" of USD 10,000

14	BCI U.S. Funding LLC II (d)	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital Euro 27,500,000 in "common shares" of Euro 1,000

15	BCI U.S. Funding LLC III (e)	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital GBP 6,000,000 in "common shares" of GBP 1,000

16	BL Yachtclub Ltd.	Budapest	1	CIB Real Estate	96.67
	Subscribed capital HUF 3,000,000			CIB Insurance Broker	3.33

17	C.R.L. - Compagnia Regionale Leasing	Terni	1	C. R. di Terni e Narni	100.00
	Capital Euro 4,800,000 in shares of Euro 6

18	Carifano - Cassa di Risparmio di Fano	Fano	1	Intesa Casse del Centro	30.00	89.92
	Capital Euro 77,289,674.04 in shares of Euro 5.16

19	Cassa di Risparmio della Provincia di Viterbo S.p.A.	Viterbo	1	Intesa Casse del Centro	75.81	82.02
	Capital Euro 49,407,056.31 in shares of Euro 0.51

20	Cassa di Risparmio di Ascoli Piceno S.p.A.	Ascoli Piceno	1	Intesa Casse del Centro	66.00
	Capital Euro 70,755,020 in shares of Euro 258.23

21	Cassa di Risparmio di Biella e Vercelli S.p.A.	Biella	1	Banca Intesa	55.00
	Capital Euro 117,500,000 in shares of Euro 1

22	Cassa di Risparmio di Città di Castello S.p.A.	Città di Castello (Perugia)	1	Intesa Casse del Centro	82.19
	Capital Euro 23,750,000 in shares of Euro 0.50

23	Cassa di Risparmio di Foligno S.p.A.	Foligno (Perugia)	1	Intesa Casse del Centro	70.47
	Capital Euro 17,720,820 in shares of Euro 0.52

24	Cassa di Risparmio di Parma e Piacenza S.p.A.	Parma	1	Banca Intesa	100.00
	Capital Euro 500,000,000 in shares of Euro 1

25	Cassa di Risparmio di Rieti S.p.A.	Rieti	1	Intesa Casse del Centro	85.00
	Capital Euro 47,339,291 in shares of Euro 51.65

26	Cassa di Risparmio di Spoleto S.p.A.	Spoleto (Perugia)	1	Intesa Casse del Centro	59.44
	Capital Euro 35,070,334 in shares of Euro 1

27	Cassa di Risparmio Terni e Narni S.p.A.	Terni	1	Intesa Casse del Centro	75.00
	Capital Euro 21,000,000 in shares of Euro 6

28	Central-European International Bank Ltd.	Budapest	1	Intesa Holding International	100.00
	Capital HUF 40,500,000,000 in shares of HUF 1,000

29	Centurion Financial Services Ltd.	Sarajevo	1	PBZ Card	100.00
	Capital KM 195,500

30	CENTURION Financne Storitve d.o.o.	Ljubljana	1	Banca Popolare Friuladria	75.00
	Capital SIT 395,000,000			PBZ Card	25.00

31	CIB Car Trading limited Liability Company	Budapest	1	CIB Credit	50.00
	Capital HUF 10,000,000			CIB Leasing	50.00

32	CIB Credit Ltd	Budapest	1	CIB Leasing	98.00
	Capital HUF 50,000,000 in shares of HUF 1,000,000			CIB Real Estate	2.00

33	CIB Factor Financial Service Ltd.	Budapest	1	CIB REAL Property Utilisation and Serv.	50.00
	Capital HUF 103,500,000 in shares of HUF 100,000			CIB Service Property Utilisation and Serv.	50.00

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

34	CIB Insurance Broker Ltd.	Budapest	1	CIB Leasing	100.00
	Capital HUF 10,000,000 in shares of HUF 10,000

35	CIB Inventory Management Limited Liability Company	Ujlengyel	1	CIB Insurance Broker	50.00
	Capital HUF 3,000,000			CIB Real Estate	50.00

36	CIB Investment Fund Management Ltd.	Budapest	1	Central-European International Bank	93.33
	Capital HUF 300,000,000 in shares of HUF 10,000			CIB REAL Property Utilisation and Serv.	6.66
				CIB Service Property Utilisation and Services	0.01

37	CIB Leasing Ltd.	Budapest	1	Central-European International Bank	1.31
	Capital HUF 1,520,000,000 in shares of HUF 10,000			CIB Rent Operative Leasing	98.68
				CIB Service Property Utilisation and Serv.	0.01

38	CIB Real Estate Ltd	Budapest	1	CIB Leasing	98.00
	Capital HUF 50,000,000 in shares of HUF 1,000,000			CIB Credit	2.00

39	CIB REAL Property Utilisation and Services Ltd.	Budapest	1	Central-European International Bank	26.00
	Capital HUF 4,400,000,000 in shares of HUF 10,000			CIB Service Property Utilisation and Serv.	74.00

40	CIB Rent Operative Leasing Ltd.	Budapest	1	Central-European International Bank	98.89
	Capital HUF 800,000,000 in shares of HUF 4,444.44			CIB REAL Property Utilisation and Serv.	1.11

41	CIB Residential Property Leasing Ltd.	Budapest	1	CIB Credit	100.00
	Capital HUF 50,000,000 in shares of HUF 10,000

42	CIB Service Property Utilisation and Services Ltd.	Budapest	1	Central-European International Bank	99.99
	Capital HUF 16,333,500,000 in shares of HUF 10,000			CIB Leasing	0.01

43	CIL Vaci ut Property Utilisation Limited Liability Company	Budapest	1	CIB Insurance Broker	50.00
	Capital HUF 3,000,000			CIB Real Estate	50.00

44	Comit Investments (Ireland) Ltd	Dublin	1	Banca Intesa	99.21
	Capital Euro 6,000 in shares of Euro 60
	Capital GBP 1,000 in shares of GBP 1

45	Consumer Finance Holding a.s.	Kezmarok	1	Vseobecna Uverova Banka	100.00
	Capital SKK 1,600,000,000

46	Duomo Funding PLC	Dublin	4
	Capital Euro 40,000

47	E.TR. - Esazione Tributi S.p.A.	Cosenza	1	Banca Intesa Infrastrutture e Sviluppo	100.00
	Capital Euro 2,600,000 in shares of Euro 1

48	ESATRI. - Esazione Tributi S.p.A.	Milano	1	E.TR. Esazione Tributi	100.00
	Capital Euro 18,049,586.88 in shares of Euro 0.52

49	Finanziaria B.T.B. S.p.A.	Trento	1	Banca Intesa	99.29
	Capital Euro 56,832,921.60 in shares of Euro 0.52

50	Gestiones y Recuperaciones de Activos S.A.	Lima	1	Inversiones Mobiliarias	99.89
	Capital NS 95,797,092.72 in shares of NS 19.92

51	Intesa Bank Ireland Plc.	Dublin	1	Banca Intesa	99.99
	Capital Euro 8,000,000 in shares of Euro 50

52	Intesa Bank Overseas Ltd.	Cayman Islands	1	Banca Intesa	100.00
	Capital USD 10,000,000 in shares of USD 1

53	Intesa Brasil Empreendimentos S.A.	São Paulo	1	Banca Intesa	100.00
	Capital BRL 2,150,100

54	Intesa Casse del Centro S.p.A.	Spoleto (Perugia)	1	Banca Intesa	96.07
	Capital Euro 774,240,078 in shares of Euro 1

55	Intesa Distribution International Services S.A.	Luxembourg	1	Intesa Distribution Services	99.97
	Capital Euro 1,500,000 in shares of Euro 25			Société Européenne de Banque	0.03

56	Intesa Distribution Services S.r.l	Milano	1	Banca Intesa	32.05
	Capital Euro 5,000,000			Intesa Holding Asset Management	67.95

57	Intesa e.Lab S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 500,000 in shares of Euro 1

58	Intesa Formazione S.c.p.a.	Napoli	1	Banca Intesa	61.00
	Capital Euro 103,300 in shares of Euro 51.65			Intesa Casse del Centro	37.55

59	Intesa Funding LLC	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital USD 10,000 in shares of USD 1

60	Intesa Global Finance Company Ltd	Dublin	1	Intesa Holding International	100.00
	Capital Euro 100,000 in shares of Euro 1

61	Intesa Holding Asset Management S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 45,238,752 in shares of Euro 52

62	Intesa Holding International S.A.	Luxembourg	1	Banca Intesa	99.99
	Capital Euro 2,897,558,699 in shares of Euro 311

63	Intesa Investimenti S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 1,000,000,000 in shares of Euro 1,000

64	Intesa Lease Sec S.r.l.	Milano	1	Banca Intesa	60.00
	Capital Euro 60,000

65	Intesa Leasing S.p.A.	Milano	1	Banca Intesa	99.67
	Capital Euro 38,451,895.56 in shares of Euro 0.52

66	Intesa Mediofactoring S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 155,000,000 in shares of Euro 100

67	Intesa Preferred Capital Company L.L.C. (f)	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital Euro 46,000,000 in shares of Euro 1

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

68	Intesa Previdenza - Società di Intermediazione Mobiliare S.p.A.	Milano	1	Banca Intesa	78.53
	Capital 15,300,000 in shares of Euro 500

69	Intesa Real Estate S.r.l.	Milano	1	Banca Intesa	100.00
	Capital Euro 4,625,000

70	Intesa Renting S.p.A.	Milano	1	Intesa Leasing	65.00
	Capital Euro 3,000,000 in shares of Euro 1

71	Intesa Sec. S.p.A.	Milano	1	Banca Intesa	60.00
	Capital Euro 100,000 in shares of Euro 100

72	Intesa Sec. 2 S.r.l.	Milano	1	Banca Intesa	60.00
	Capital Euro 15,000

73	Intesa Sec. Npl S.p.A.	Milano	1	Banca Intesa	60.00
	Capital Euro 129,000 in shares of Euro 1

74	Intesa Sec. Npl 2 S.r.l.	Milano	1	Banca Intesa	100.00
	Capital Euro 70,000

75	IntesaBci Preferred Capital Company L.L.C. III (g)	Wilmington (Delaware)	1	Banca Intesa	100.00
	Capital Euro 11,000,000 in shares of Euro 1

76	IntesaBci Preferred Securities Investor Trust	Newark	1	IntesaBci Preferred Capital Company III	100.00
	Capital Euro 1,000 in shares of Euro 1,000

77	IntesaTrade Sim S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 30,000,000 in shares of Euro 16

78	Inversiones Mobiliarias S.A.- IMSA	Lima	1	Banca Intesa	99.82
	Capital PEN 26,666,332.83 in shares of PEN 0.03

79	Invest Holding d.o.o.	Karlovac	1	Privredna Banka Zagreb	56.38
	Capital HRK 30,000,000

80	KMB - Leasing	Moscow	1	KMB Bank	100.00
	Capital RUB 3,000,000

81	KMB Bank	Moscow	1	Intesa Holding International	75.00
	Capital RUB 1,639,079,000 in shares of RUB 12,350

82	Lelle SPC - Real Estate investment and trading co.	Budapest	1	CIB Real Estate	99.96
	Capital HUF 270,000,000 in shares of HUF 100,000			CIB Insurance Broker	0.04

83	Lima Sudameris Holding S.A	Lima	1	Banca Intesa	49.28
	Capital PEN 180,450,011.34 in shares of PEN 0.09			IMSA	43.95

84	Luxicav Conseil S.A.	Luxembourg	1	Société Européenne de Banque	99.97
	Capital Euro 75,000 in shares of Euro 25

85	Margit Business Center Limited Liability Company	Budapest	1	CIB REAL Property Utilisation and Serv.	100.00
	Capital HUF 221,000,000

86	Medimurska Banka d.d.	Cakovec	1	Privredna Banka	96.39
	Capital HRK 127,900,000 in shares of HRK 400

87	OOO Intesa Realty Russia	Moscow	1	Banca Intesa	100.00
	Capital RUB 10,000

88	PBZ American Express i. dr. d.o.o.	Skopje	1	PBZ Card - Zagreb	95.00
	Capital Euro 5,112.92

89	PBZ Card d.o.o.	Zagreb	1	Privredna Banka Zagreb	100.00
	Capital HRK 50,000,000

90	PBZ Invest d.o.o.	Zagreb	1	Privredna Banka Zagreb	100.00
	Capital HRK 5,000,000

91	PBZ Leasing d.o.o.	Zagreb	1	Privredna Banka Zagreb	100.00
	Capital HRK 15,000,000

92	PBZ Nekretnine d.o.o.	Zagreb	1	Privredna Banka Zagreb	100.00
	Capital HRK 3,000,000

93	PBZ Stambena stedionica d.d.	Zagreb	1	Privredna Banka Zagreb	100.00
	Capital HRK 30,000,000 in shares of HRK 100

94	Phönix Beteiligungs - und Verwaltungs GmbH & Co. KG	Berlino	1	Banca Intesa	98.78
	Capital Euro 43,459,810			Phonix Beteiligungs Gmbh	1.22

95	Phönix Beteiligungs Gmbh	Berlino	1	Banca Intesa	100.00
	Capital Euro 25,000

96	Private Equity International S.A.	Luxembourg	1	Banca Intesa	99.99
	Capital Euro 252,999,968 in shares of Euro 26

97	Privredna Banka Zagreb d.d.	Zagreb	1	Intesa Holding International	76.30
	Capital HRK 1,666,000,000 in shares of HRK 100

98	Recovery a.s.	Bratislava	1	Vseobecna Uverova Banka	100.00
	Capital SKK 1,000,000 in shares of SKK 10,000

99	Romulus Funding Corporation	Delaware	4
	Capital Euro 10,000

100	S.A.T.A. – Sociedade de Assessoria Técnica e Administrativa S.A.	São Paulo	1	Intesa Brasil Empreendimentos	99.99
	Capital BRL 14,584,177 in shares of BRL 0.74

101	Sailview Company Ltd.	Dublin	1	Private Equity International	99.99
	Capital Euro 5,906,730 in shares of Euro 1.25

102	Scala Advisory S.A.	Luxembourg	1	Banca Intesa	99.97
	Capital Euro 75,000 in shares of Euro 25			Société Européenne de Banque	0.03

103	SEB Trust Limited	St Helier Jersey	1	Société Européenne de Banque	99.99
	Capital Euro 410,000 in shares of Euro 1

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

104	Servitia S.A.	Luxembourg	1	Société Européenne de Banque	99.99
	Capital Euro 1,500,000 in shares without nominal value

105	Servizi Riscossione Tributi Terni S.p.A.	Terni	1	C.R. Terni e Narni	100.00
	Capital Euro 2,583,000 in shares without nominal value

106	Servizio Riscossione Tributi Rieti S.p.A.	Rieti	1	C.R. Rieti	100.00
	Capital Euro 2,583,000 in shares of Euro 26

107	Setefi S.p.A.	Milano	1	Banca Intesa	100.00
	Capital Euro 8,450,000 in shares of Euro 52

108	Società Italiana di Revisione e Fiduciaria – S.I.RE.F. S.p.A.	Milano	1	Banca Intesa	100.00
	Capital 2,600,000 in shares of Euro 0.52

109	Société d’Investissements et de Financements Immobiliers –	Paris	1	Banca Intesa (France)	99.99
	FINAMERIS S.A.
	Capital Euro 762,245 in shares without nominal value

110	Société Européenne de Banque S.A.	Luxembourg	1	Intesa Holding International	99.99
	Capital Euro 45,000,000 in shares without nominal value

111	Société Foncière Meyerbeer S.A.R.L.	Paris	1	Sudameris	100.00
	Capital Euro 180,000 in shares of Euro 40

112	Sudameris S.A.	Paris	1	Intesa Holding International	99.99
	Capital Euro 543,047,483.73 in shares without nominal value

113	UPI Banka d.d.	Sarajevo	1	Intesa Holding International	81.18
	Capital KM 22,900,000 in shares of KM 100

114	Vseobecna Uverova Banka a.s.	Bratislava	1	Intesa Holding International	96.49
	Capital SKK 12,978,108,000 in shares

115	VUB Asset Management Sprav. Spol a.s.	Bratislava	1	Vseobecna Uverova Banka	100.00
	Capital SKK 50,000,000 in shares of SKK 100,000

116	VUB Factoring a.s.	Bratislava	1	Vseobecna Uverova Banka	100.00
	Capital SKK 67,194,000 in shares of SKK 9,000

117	VUB Leasingova a.s.	Bratislava	1	Vseobecna Uverova Banka	100.00
	Capital SKK 11,000,000 in shares of SKK 1,000,000

118	ZAO Banca Intesa	Moscow	1	Banca Intesa	100.00
	Capital RUB 1,260,000,000 in shares of RUB 1,000

B. COMPANIES SUBJECT TO JOINT CONTROL

1	Agos S.p.A.	Milano	7	Banca Intesa	49.00
	Capital Euro 60,908,120 in shares of Euro 520

2	Augusto S.r.l.	Milano	7	Banca Intesa	5.00
	Capital Euro 10,000

3	CAAM Società di Gestione del Risparmio S.p.A.	Milano	7	Banca Intesa	32.05
	Capital Euro 24,172,200 in shares of Euro 51.65			Intesa Holding Asset Management	2.95

4	Caralt S.p.A.	Alessandria	7	Banca Intesa	35.00
	Capital Euro 2,600,000 in shares of Euro 52

5	Colombo S.r.l.	Milano	7	Banca Intesa	5.00
	Capital Euro 10,000

6	Diocleziano S.r.l.	Milano	7	Banca Intesa	5.00
	Capital Euro 10,000

7	I2 Capital S.p.A. (#)	Ivrea	7	Banca Intesa	8.01
	Capital Euro 32,527,356 in shares of Euro 1

8	Leonardo Technology S.p.A. (#)	Milano	7	Banca Intesa	33.33
	Capital Euro 120,000 in shares of Euro 1

9	Luxiprivilège Conseil S.A.	Luxembourg	7	Société Européenne de Banque	50.00
	Capital Euro 75,000 in shares of Euro 25

10	Monte Mario 2000 S.r.l.	Roma	7	Intesa Real Estate	47.50
	Capital Euro 51,480

11	PBZ Croatia Osiguranje Public Limited Company	Zagreb	7	Privredna Banka Zagreb	50.00
	Capital HRK 56,000,000 in shares of HRK 1,000

12	Po Vita Compagnia di Assicurazioni S.p.A.	Parma	7	C.R. di Parma e Piacenza	50.00
	Capital Euro 114,200,000 in shares of Euro 1

13	Shanghai Sino-Italy Business Advisory Company Limited	Shanghai	7	Banca Intesa	40.00
	Capital USD 1,200,000

14	VUB GENERALI dochodkova spravcovska spolocnost, a.s.	Bratislava	7	Vseobecna Uverova Banka	50.00
	Capital SKK 304,000,000 in shares of SKK 1,000,000

C. COMPANIES SUBJECT TO SIGNIFICANT INFLUENCE

1	Autostrade Lombarde S.p.A.	Bergamo	8	Banca Intesa	3.80
	Capital Euro 95,000,000 in shares of Euro 10

2	Banca Generali S.p.A.	Trieste	8	Banca Intesa	25.00
	Capital Euro 111,313,176 in shares of Euro 1

3	Banca Impresa Lazio S.p.A.	Roma	8	Banca Intesa	12.00
	Capital Euro 7,000,000 in shares of Euro 10,000

4	CAAM Alternative Investments S.G.R. S.p.A.	Milano	8	Banca Intesa	10.00
	Capital Euro 4,420,000 in shares of Euro 130

5	Camigliati Scuola Management Territoriale S.c.r.l.	Camigliatello Silano	8	Intesa Formazione	20.00
	Capital Euro 16,455

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

6	Capital e Sviluppo S.p.A.	Perugia	8	C.R. di Foligno	9.76
	Capital Euro 4,390,250 in shares of Euro 51.65			C.R. di Spoleto	9.76
				C.R. di Terni e Narni	9.76

7	Cassa di Risparmio della Provincia di Teramo S.p.A.	Teramo	8	Banca Intesa	20.00
	Capital Euro 26,000,000 in shares of Euro 0.52

8	Cassa di Risparmio di Fermo S.p.A.	Fermo	8	Banca Intesa	33.33
	Capital Euro 39,241,087.50 in shares of Euro 51.65

9	Castello Gestione Crediti S.r.l.	Milano	8	Banca Intesa	19.00
	Capital Euro 23,600,000

10	Cedacri S.p.A.	Collecchio	8	C.R. di Biella e Vercelli	5.48
	Capital Euro 12,609,000 in shares of Euro 1,000			Intesa Casse del Centro	3.01

11	Collegamenti Integrati Veloci CIV S.p.A.	Tortona	8	Banca Intesa	5.00
	Capital Euro 10,000,000 in shares of Euro 1

12	Consorzio per gli Studi Universitari a Distanza S.c.a.r.l.	Cagliari	8	Banca Cis	33.33
	Capital Euro 45,000

13	Crèdit Agricole Asset Management SGR S.p.A.	Milano	8	Banca Intesa	32.05
	Capital Euro 5,200,000 in shares of Euro 1			Intesa Holding Asset Management	2.95

14	Elettrostudio Trading S.r.l.	Venezia	8	Banca Popolare Friuladria	30.00
	Capital Euro 100,000

15	Euromilano S.p.A. (#)	Milano	8	Banca Intesa	37.50
	Capital Euro 6,500,000 in shares of Euro 100

16	Europrogetti e Finanza S.p.A.	Roma	8	Banca Intesa	15.97
	Capital Euro 9,769,760 in shares of Euro 0.52

17	F.I.L.A. Fabbrica Italiana Lapis e Affini S.p.A. (#)	Milano	8	Banca Intesa	24.75
	Capital Euro 2,917,215 in shares of Euro 1.62

18	Fiere di Parma S.p.A.	Parma	8	C.R. Parma e Piacenza	17.33
	Capital Euro 20,235,270 in shares of Euro 10

19	Finance Lab S.r.l.	Pordenone	8	Banca Popolare Friuladria	40.00
	Capital Euro 50,000

20	Imaging S.p.A.	Milano	8	Banca Intesa	37.95
	Capital Euro 30,000,000 in shares of Euro 1

21	Intesa Soditic Trade Finance Ltd.	Londra	8	Intesa Holding International	50.00
	Capital USD 5,000,000 in shares of USD 1

22	Intesa Vita S.p.A.	Milano	8	Banca Intesa	50.00	44.44
	Capital Euro 394,226,300 in shares of Euro 5

23	Mater-Bi S.p.A. (#)	Milano	8	Banca Intesa	34.48
	Capital Euro 14,560,000 in shares of Euro 0.52

24	Neubor Glass S.p.A.		8	Banca Popolare FriulAdria	26.66
	Capital Euro 2,100,000 in shares of Euro 1	San Vito al Tagliamento

25	NH Italia S.r.l.	Milano	8	Banca Intesa	49.00
	Capital Euro 30,000,000

26	Obiettivo Nord - Est Sicav S.p.a.		8	Banca Intesa	9.21
	Capital Euro 23,510,723 in shares without nominal value	Venezia Marghera

27	P.B. S.r.l. (#)	Milano	8	Banca Intesa	42.24
	Capital Euro 119,000

28	Parmafactor S.p.A.	Milano	8	Banca Intesa	10.00
	Capital Euro 5,160,000 in shares of euro 10			C.R. di Parma e Piacenza	10.00

29	Pirelli & C. S.p.A. (#)	Milano	8	Banca Intesa	1.54	1.58
	Capital Euro 2,764,715,575.44 in shares of Euro 0.52

30	R.C.N. Finanziaria S.p.A.(#)	Mantova	8	Banca Intesa	23.96
	Capital Euro 27,135,988 in shares of Euro 0.50

31	Rizzoli Corriere della Sera MediaGroup S.p.A. (#)	Milano	8	Banca Intesa	4.58	4.77
	Capital Euro 762,019,050 in shares of Euro 1

32	Saper Participacoes Ltda	São Paulo	8	SATA	37.90
	Capital BRL 727.26

33	Slovak Banking Credit Bureau s.r.o.	Bratislava	8	Vseobecna Uverova Banka	33.33
	Capital SKK 300,000

34	Società per i Servizi Bancari S.p.A.	Milano	8	Banca Intesa	17.52
	Capital Euro 10,763,984.27 in shares of Euro 0.13			Banca di Trento e Bolzano	0.23
				Banca Popolare Friuladria	0.06
				C.R. della Provincia di Viterbo	0.05
				C.R. di Ascoli Piceno	0.02
				C.R. di Biella e Vercelli	0.11
				C.R. di Città di Castello	0.04
				C.R. di Foligno	0.04
				C.R. di Parma e Piacenza	0.21
				C.R. di Rieti	0.05
				C.R. di Spoleto	0.01
				C.R. di Terni	0.04

35	Synesis Finanziaria S.p.A. (#)	Torino	8	Banca Intesa	25.00
	Capital Euro 200,000,000 in shares of Euro 1

						Votes
			Type of			available
			relationship	Investment		%
Companies		Registered office	(a)	direct ownership	% held	(b)

36	Tangenziali Esterne Milano S.p.A.	Milano	8	Banca Intesa	5.00
	Capital Euro 7,000,000 in shares of Euro 5

37	Termomeccanica S.p.A.(#)	La Spezia	8	Banca Intesa	33.29
	Capital Euro 3,029,468 in shares of Euro 0.52

38	Turismo & Immobiliare S.p.A. (#)	Milano	8	Banca Intesa	25.00
	Capital Euro 120,000 in shares of Euro 1

39	Uno A Erre Italia S.p.A. (#)	Arezzo	8	Banca Intesa	13.51
	Capital Euro 13,857,951 in shares of Euro 0.01			Banca Intesa Mediocredito	11.14

(a)                 Type of relationship:

1                     - majority of voting rights at Ordinary Shareholders’ Meeting;

2                     - dominant influence at Ordinary Shareholders’ Meeting;

3                     - agreements with other Shareholders;

4                     - other forms of control;

5                     - common management as defined in Art. 26.1 of the “Legislative Decree 87/92”;

6                     - common management as defined in Art. 26.2 of the “Legislative Decree 87/92”;

7                     - joint control;

8                     - associate.

(b)                Available voting rights at Ordinary Shareholders’ Meeting. Voting rights are presented only if other than the equity stake held in the company’s capital. There are no potential voting rights.

(c)                 Considering the “preferred shares” issued by BCI US Funding Trust for a total of USD 200,001,000, the equity stake equals 4.76%.

(d)                Considering the “preferred shares” issued by BCI US Funding Trust for a total of euro 550,001,000, the equity stake equals 4.76%.

(e)                 Considering the “preferred shares” issued by BCI US Funding Trust for a total of GBP 120,001,000, the equity stake equals 4.76%.

(f)                   Considering the “preferred shares” issued for a total of euro 200,000,000, the equity stake equals 18.70%.

(g)                Considering the “preferred shares” issued for a total of euro 500,001,000, the equity stake equals 2.15%.

(#)                Companies from merchant banking activities.

BUSINESS COMBINATIONS

UPI Banka

On 4th January 2006 Banca Intesa, which already held a 35.03% stake in the voting share capital of UPI Banka, launched, through its subsidiary Intesa Holding International, the agreed takeover bid for the remaining 64.97% of UPI Banka’s voting share capital. The offer was completed last 20th February with the purchase of 105,181 voting shares corresponding to 45.93% of UPI Banka’s share capital with a total investment of 37.4 million euro. At the end of the transaction, Gruppo Intesa held 80.96% of the voting share capital of UPI Banka. The consideration paid was allocated to goodwill for the portion of 22.6 million euro that exceeded the book value of assets and liabilities (already posted at fair value).

Banca C.I.S.

In February, Banca Intesa acquired 28.33% of the share capital of Banca CIS, bank already controlled by Gruppo Intesa in which the subsidiary Intesa Mediocredito held a 55.37% stake, leading the Group’s total stake to 83.7%. The total cost of the operation amounted to approximately 80 million euro.

Banca Intesa Beograd

On 8th June 2006 Banca Intesa sold — via its subsidiary Intesa Holding International (IHI) — a minority stake of approximately 7% in Banca Intesa Beograd to International Finance Corporation (IFC), for a consideration of approximately 28 million euro. After the entrance of IFC, that offers important collaboration opportunities, Banca Intesa maintains — through IHI — a majority stake in the Serbian bank of approximately 83%.

SIGNIFICANT SUBSEQUENT EVENTS

On 28th July, the international agency Fitch upgraded Banca Intesa’s long-term debt rating to AA- from A+ and short-term debt rating to F1+ from F1. The outlook is stable. At the end of August, following the announcement of the approval of the guidelines of the merger project between Gruppo Intesa and Gruppo Sanpaolo IMI hereafter described, Standard & Poor’s placed Banca Intesa’s A+ long-term and A-1 short-term debt ratings on CreditWatch with positive implications.

The Board of Directors held on 25th July 2006 approved the Code of Ethics and the Social and Environmental Report 2005. These documents, together with the Internal Social and Environmental Responsibility Guidelines and the adoption of the international protocols Global Compact, UNEP Finance Initiative issued by the UN and the Equator Principles of the International Finance Corporation of World Bank, complete another phase in the programme for the definition of social and environmental responsibility commenced by Banca Intesa some years ago.

Merger project with Sanpaolo IMI

As already mentioned at the beginning of this Report, Banca Intesa’s Board of Directors held last 26th August approved the guidelines of the Merger project with Sanpaolo IMI.

The Group resulting from the merger will be positioned among the leading European banking groups and able to compete in the financial service sector at a supranational level through a domestic strengthening process having unique features.

Before synergies, the new Group will be positioned among the top banking groups in the Euro Zone with a market capitalisation of over 65 billion euro and be the undisputed leader in Italy with more than 13 million customers and an average market share of approximately 20% in all segments — retail, corporate and wealth management — in line with the leading banks in the main European countries.

Based on the two companies’ results for 2005 and the combination of their market shares, the new Group would rank first in Italy, not only in customer deposits and loans to customers (with market share, respectively of 22.1% and 21.8%), but also in many retail segments: assets under management (32.4%), bancassurance (30.4%), private banking (27.6%), mortgages (23.8%), consumer credit (16.1%), and in the corporate segments: IPO (29.8%), foreign trade settlements (25.4%), factoring (25.3%), syndicated loans (10.1%), brokerage (equity trading) (8.1%). Moreover, the new Group will be the Italia n leader in the Public and Infrastructure finance sector.

The new Group’s domestic network of over 6.000 branches will be capillary and well-balanced throughout the territory with market shares above 15% in 15 regions and below 5% only in 7 provinces. In particular, the new Group market shares will be: 23.6% in the North-West, 19% in the North-East, 13.9% in the Centre, 20.2% in the South and Islands and a national market share of 19.5%. The rationalisation of the presence on the territory may entail a reduction of up to approximately 10% of the total number of branches.

The new Group will also enjoy a significant presence in Central-Eastern Europe with a network of approximately 1,400 branches and 6 million customers (taking into account the acquisitions under way) of its banking subsidiaries operating in the retail and commercial banking activities: PBZ in Croatia, VUB in Slovakia, Banca Intesa Beograd and Panonska (acquisition under way) in Serbia, CIB and IEB in Hungary, UPI Banka in Bosnia, BIA in Albania, Banka Koper in Slovenia, SPIMI Bank in Romania and KMB in the Russian Federation where ZAO Banca Intesa offers corporate banking services . Lastly, the presence in Ukraine will be ensured by Ukrsotsbank, whose acquisition is under way.

Moreover, the international network specialised in support of corporates will be strengthened and be present in over 30 countries, in particular the Mediterranean area and those areas where Italian enterprises are most active, such as the United States, Russia, China and India.

The guidelines of the merger project set forth, in particular, the following:

—              legal Headquarters after the merger in Torino, where therefore Shareholders’ Meetings will be held, and operating Headquarters in Milano and Torino;

—              exchange ratio of 3. 115 Banca Intesa new ordinary shares for each Sanpaolo IMI ordinary share after the conversion of the current 284,184,018 privileged shares of the latter. Consequently, after the issue of 5,840,177,487 Banca Intesa new ordinary shares, the new Group’s main shareholders should own the following stakes of ordinary share capital:

—	Crédit Agricole	9.1%
—	Compagnia di San Paolo	7.0%
—	Generali	4.9%
—	Fondazione Cariplo	4.7%
—	Banco Santander Central Hispano	4.2%
—	Fondazione CR Padova e Rovigo	3.5%
—	Fondazione CR Bologna	2.7%
—	“Gruppo Lombardo”	2.5%
—	Fondazione Cariparma	2.2%
—	Caisse Nationale des Caisses d’Epargne	0.7%

—              estimated fully phased-in pre-tax preliminary synergies of approximately 1.3 billion euro in 2009 of which approximately 75% from cost synergies, corresponding to approximately 9% of the combined costs, in line with the recent merger operations in the Italian banking system, without taking into account rationalisation of the presence on the territory and/or asset disposals. Cost synergies are expected in particular from: unification of IT systems, unification of back-office structures, integration of central functions, centralisation of purchase functions, external contract renegotiation, rationalisation of administrative expenses, integration/merger of product companies operating in the same business areas. Revenue synergies (approximately 2% of combined revenues) are expected in particular from: commercial effectiveness increase following the deeper entrenchment in the territory which will enable to maximise cross-selling and increase the share of wallet and number of customers in the provinces where competitiveness will improve most; commercial effectiveness increase due to the enlarged critical mass which will enable to optimise the pricing lever thanks to economies of scale and scope; alignment of the new Group to internal best practices thanks to sharing of products, services, commercial approaches and support systems;

—              one-off pre-tax preliminary integration costs estimated at approximately 1.5 billion euro;

—              preliminary estimates of financial indicators of the new Group after synergies, to be confirmed in the light of the drawing up of a Business Plan:

—             net income 2009 at approximately 7 billion euro;

—             compounded annual growth rate for net income 2005-2009 equal to approximately 13%, adjusted for the main non-recurring items registered by the two entities in 2005;

—             EPS improvement in 2009 following the synergies equal to approximately 13%;

—             pay-out equal to at least 60% of net income, with possibility to return excess capital to shareholders — also in the light of the above-mentioned expected strong value creation — notwithstanding the high level of capitalisation and a massive plan of investments in innovation and human capital;

—             maintaining the high asset quality characterising the two entities;

—              corporate governance: with the aim of ensuring clarity and operating continuity the Boards of Directors of the two banks will propose to the shareholders the following appointments: Giovanni Bazoli as Chairman of the Supervisory Board, Enrico Salza as Chairman of the Management Board, Corrado Passera as Managing Director and CEO, and Pietro Modiano, one of the two General Managers to be nominated, as Deputy to the Managing Director. Moreover, the Boards of Directors of the two banks will propose for Alfonso Iozzo the most appropriate participation in the Boards;

—              organisational model which will reinforce the “Banca dei Territori” pattern, with the attribution of a specific territory to each brand on an exclusivity basis; moreover, the Banca Intesa and Sanpaolo IMI networks will be integrated with the adoption of a single brand where local brands are not present;

—              merger process, subject to necessary approvals, should take place according to the following previsional calendar:

—             September/mid November 2006: elaboration of the merger plan, approval by the Boards of Directors of the merger documentation, authorities’ approval, presentation of the operation to the market;

—             December 2006: Extraordinary Shareholders’ Meetings for the merger approval;

—             end of 2006/beginning of 2007: the new company is set up.

The new Group will have the objective and responsibility of promoting investments and innovation and contributing to the acceleration of growth and development of the societies where it operates, in all their components.

The macroeconomic scenario and lending
and deposit collecting activities

The macroeconomic scenario
The first half of 2006 was characterised by a virtually global trend towards the tightening of monetary conditions, due to persistently high economic growth rates and inflation levels often exceeding the targets set by the central banks. Liquidity conditions became less loose and the lower liquidity available favoured a correction phase in stock markets and a broadening of the risk premium on emerging Countries’ securities and on corporate bonds. On foreign exchange markets many currencies experienced strong downward pressures.

From the macroeconomic standpoint, during the second quarter, signs appeared, though still limited, of slowdown in the US economy, so as to induce the Federal Reserve to signal to markets its favourable orientation to new rises in official rates, aimed at containing inflationary pressures. In the first six months of the year, interest rates on fed funds were raised four consecutive times, up to 5.25%. Also following the monetary tightening enacted by the Fed, a slowdown in the average growth rate over the twelve months of the American economy is expected.

Instead, the Euro Zone economy showed a higher-than-expected growth rate. Unlike the United States, the European economic indexes are not showing any slowdown, despite the rise in oil prices and the appreciation of the euro. The solid macroeconomic prospects, the rapid growth in monetary and credit aggregates and inflation rates expected over 2% led the European Central Bank to continue the gradual monetary tightening started in the previous year. The interest rate on main refinancing operations was raised to 3% and new interventions are expected by the end of the year.

Italy benefited from the more favourable European economic situation. In the first quarter of the year, GDP growth rates accelerated, mainly boosted by domestic demand. Industrial investments were particularly brilliant, but also consumption showed signs of recovery after the drop at the end of 2005. Even if the high growth rates of the first quarter are unlikely to be confirmed in the following quarters, 2006 should close with a growth rate near to 1.5% over the twelve months.

The upward trend in interest rates also touched Central and Eastern European Countries where Gruppo Intesa is present. In Hungary, the long phase of monetary loosening was discontinued due to the strong pressure on exchange rates put by the tax and balance of trade imbalances that have been affecting the Country for a long time. In Slovakia, the one percent rise in short-term interest rates was also fully reflected in longer-term maturities. Only in Croatia, where the economy appears to have lost impetus in the second quarter, interest rates declined.

The tightening of the global liquidity conditions led to a generalised drop in bond prices. Yields on ten-year BTP (Italian fixed-rate Government bonds) increased from 3.50% to 4.37%, with most of the rise being considered concluded at the end of April. Later, the securities with longer maturity did not register appreciable changes whereas the negative trend continued for shorter maturities, which were more affected by the rises in official rates. The Italian debt securities recorded a widening in the gap with the German Bund as a result both of election uncertainties and of a greater awareness of the critical state of our Country’s national budget.

The rise in interest rates and, subsequently, in risk aversion particularly penalised the emerging markets segment. Tensions also affected exchange rates with depreciations against the euro recorded by currencies such as the Icelandic crown, the Turkish lira, the South-African rand, the New Zealand dollar, the Hungarian forint. All these currencies, which in the past attracted speculative capital flows because of the high level of domestic interest rates, registered large external imbalances. After a beginning of the year characterised by stability, since April the euro strengthened by 5% also against the US dollar, touching the peak over the twelve months of 1.2979 on 5th June.

In May, after the upward revision of the projections for international rates, stock markets registered a sharp reversal. The EuroStoxx index, after having touched its peak over the twelve months on 11th May, then lost 14% in the following month; an even bigger loss affected the

Nikkei (-19%) and various emerging markets, whilst the drop in the S&P500 was limited to 8%. After having recorded bottom levels in mid June, the subsequent rebound in prices led main markets to recover approximately half of the loss. In the Italian market the S&PMIB index lost 11% during the correction phase, later recovering approximately 5%. Bank stocks in the MIBTEL decreased in line with the general index, but later recorded a higher recovery than the other sectors.

Italian lending and deposit collecting activities
In the first half of 2006 bank interest rates recorded an upward trend, following a progressively tighter monetary policy. The recovery from the minimums touched in 2005 confirmed typical upward trends: slightly more accentuated for lending rates compared to funding rates. This led to a rise to 3% in the spread between lending yields and funding costs. In the forthcoming months, the rise in bank interest rates is expected to continue, in line with the upward trend of market rates.

Sector breakdown shows that the increase in average interest rates was more marked for non-financial companies than for households, reflecting high competition present in this market. In general, the cost of new loans was slow in adapting to rises in money market yields. At the same time, in the six months under consideration, funding rates registered a more contained increase compared to lending rates.

The effects of the moves in lending and funding rates strengthened the trend of unit margins on intermediation activities: in the first half the short-term mark-up(1) confirmed its downward trend, from 2.85 to 2.67%, whilst markdown of on demand funding(2) strengthened its upward trend, rising to 1.94% from 1.64% at the end of 2005. Therefore, short-term spread rose by 12 basis points, from 4.49% to 4.61%, contributing to increase the estimated overall spread between lending and funding rates to 2.99% (+9 basis points with respect to as at the end of 2005).

In the first half of the year, loans to customers recorded a very positive trend, due to offer conditions that, despite rises in interest rates, continued to result attractive in both nominal and real terms. A contribution to the good performance of lending activities was also given by the confidence regained by enterprises regarding the economic evolution and the real improvement of the economic situation, supported by the restart of industrial investments and by a gradual recovery in consumption. In particular, the strengthening of exports of manufactured goods coincided with an evident recovery in short-term loans demand, which reached, at the end of the first half, growth rates unprecedented in the last five years. The recently-regained interest in short-term loans was however far from contrasting the shift of bank loans in favour of long maturities: in June the incidence of loans with original maturity exceeding 18 months amounted to 63% of the total. Household loans confirmed their strong trend, reflecting not only aspects related to the economic situation, such as low interest rates and the attractiveness of real estate investments, but also the continuation of the structural process towards more European financial behaviour models, characterised by a higher propensity for borrowing. However, starting from the second quarter, an overall slowdown in household loans occurred, caused by a gradual consolidation of growth rates in mortgages, which appears in line with the first signs of slowdown in the building market. With regard to companies, in the first part of the year corporate loans recorded a constant acceleration, in line with the trend registered in the whole of the Euro Zone. The satisfactory economic situation and the confidence regarding orders and production, at its peak in the last five years, prefigure favourable prospects for corporate loans in the rest of the year. The good over all trend in loans to corporates was recorded in all areas of production of goods and services. In particular, loans to industrial companies increased.

The quality of loans to customers remained high also in the first part of 2006, reflecting a contained trend of gross doubtful loans to corporates and households.

(1)       Difference between the interest rates applied to households and companies on loans with maturity under one year and one-month euribor.

(2)       Difference between one-month euribor and interest rates on households and companies current accounts.

The expansion in domestic deposit collecting activities registered in the first half by the Italian banking system (harmonised aggregate)(3) appeared strong, continuing the trend recorded during the whole of 2005, and reflecting, on the one hand, the good growth in on demand deposits, favoured by the low interest rates and by the always significant household propensity for saving, and, on the other hand, the strong expansion of the bond component.

The strong growth in direct customer deposits coupled with the gradual improvement in the trend of indirect customer deposits, to which the asset management component gave a substantial contribution.

With regard to the projections for the second half of the year, the upward trend in interest rates should begin to exercise a containment action on demand for loans, especially from households. Nevertheless, growth rates in lending activities should remain high and in line with the average expansion registered in the 2002-2005 three-year period. In this perspective, households will continue to register the highest growth rates, but the gap with enterprises will start to shrink; in fact, for enterprises, a further acceleration in the demand for short-term loans, linked to the funding of current operations, and stability in long-term demand, due to the positive evolution of investments, are expected. At the same time, bank collecting activities appear oriented towards a slowdown in the most liquid instruments and to a virtual stability of the bond component.

(3)       Sum of current accounts (including bank cashiers’ cheques), deposits with notice period (saving deposits), deposits with predefined maturity (current accounts and term deposits, certificates of deposit), repurchase agreements and bonds (including subordinated liabilities). All contract types, with the except on of bonds, refer to Italian customers, excluding the Central Administration, in euro and foreign currency. Bonds refer to the total amount issued, irrespective of residence and sector of the holder.

Economic results

General aspects

The tables hereafter and the relative comments analyse the results recorded in the statement of income as at 30th June 2006 compared to those of the corresponding period of 2005, restated to consider the changes occurred in the consolidation area. As already mentioned, the Reclassified statement of income and the detailed tables, however, also contain figures as at 30th June 2005 as published in the relative Report and therefore refer to the consolidation area at such date.

For the purpose of a more effective representation of results, a condensed statement of income was prepared through opportune restatements and according to presentation criteria deemed to be better suited to represent the content of captions according to the principle of operating consistency.

Reclassifications are listed below:

—        dividends on shares classified as assets available for sale and as assets held for trading are reallocated in profits (losses) on trading (366 million euro, ex 508 million euro as at June 2005); likewise, the implicit cost for the financing of the purchase of shares held for trading (44 million euro, ex 33 million euro) is transferred from interest to profits (losses) on trading;

—        interest rate differentials matured and collected on currency interest rate swaps which set out the exchange of two floating rates, classified as held for trading, stipulated to hedge floating rate funding in foreign currency, are recorded in net interest income considering their close correlation (34 million euro);

—        fair value adjustments in hedge accounting are registered in net interest income due to their close correlation with the latter (13 million euro, ex 16 million euro);

—        profits and losses on disposal or repurchase of financial assets available for sale and of financial liabilities are included in profits (losses) on trading (55 million euro, ex 45 million euro);

—        recovery of expenses and of taxes and duties are directly deducted from administrative expenses instead of recorded in other operating income (172 million euro, ex 174 million euro);

—        profits and losses on disposal or repurchase of loans are posted in net adjustments to loans (-12 million euro, ex -15 million euro);

—        net impairment losses on other financial activities, related to guarantees, commitments and credit derivatives, are registered in net adjustments to loans (35 million euro, ex -2 million euro);

—        the reduction in time value on loans (77 million euro, ex 64 million euro), is recorded in net interest income instead of being allocated in net adjustments to loans, since the phenomenon derives directly from the application of the amortised cost criterion in absence of changes in forecasted expected future flows. A consistent approach is used for the time value of Employee termination indemnities (-26 million euro, ex -21 million euro) and Allowances for risks and charges (-9 million euro, ex -10 million euro);

—        permanent impairment of property, equipment and intangible assets (-1 million euro, immaterial as at June 2005), is excluded from net adjustments to property, equipment and intangible assets — that thus solely express depreciation and amortisation — and are included in a residual caption which records net impairment losses on financial assets available for sale (-4 million euro, ex -7 million euro), investments held to maturity (+4 million euro, ex +3 million euro) and other financial activities;

—        profits (losses) on disposal of investments in associates and companies subject to joint control (82 million euro, ex 66 million euro) and Profits (Losses) on disposal of investments (47 million euro, ex 79 million euro) are recorded in Profits (losses) on investments held to maturity and on other investments, net of the net income recorded by investments carried at equity (79 million euro, ex 103 million euro) which is posted in a specific caption in Operating income.

Reclassified consolidated statement of income

			(in millions of euro)
			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated(*)

Net interest income	2,773	2,627	146	5.6	2,597
Dividends	13	12	1	8.3	12
Profits (Losses) on investments carried at equity	79	103	-24	-23.3	66
Net fee and commission income	1,845	1,764	81	4.6	1,924
Profits (Losses) on trading	531	336	195	58.0	362
Other operating income (expenses)	20	-1	21		16
Operating income	5,261	4,841	420	8.7	4,977
Personnel expenses	-1,551	-1,488	63	4.2	-1,566
Other administrative expenses	-848	-815	33	4.0	-864
Adjustments to property, equipment and intangible assets	-241	-225	16	7.1	-242
Operating costs	-2,640	-2,528	112	4.4	-2,672
Operating margin	2,621	2,313	308	13.3	2,305
Goodwill impairment	—	—	—	—	—
Net provisions for risks and charges	-57	-157	-100	-63.7	-164
Net adjustments to loans	-372	-312	60	19.2	-321
Net impairment losses on other assets	-1	-4	-3	-75.0	-7
Profits (Losses) on investments held to maturity and on other investments	50	82	-32	-39.0	88
Income (Loss) before tax from continuing operations	2,241	1,922	319	16.6	1,901
Taxes on income from continuing operations	-750	-653	97	14.9	-670
Income (Loss) after tax from discontinued operations	43	4	39		16
Minority interests	-58	-73	-15	-20.5	-47
Net income	1,476	1,200	276	23.0	1,200

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Quarterly development of the reclassified consolidated statement of income

			(in millions of euro)
	2006		2005 restated(*)
	Second quarter	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
		restated(*)
Net interest income	1,413	1,360	1,332	1,349	1,333	1,294
Dividends	13	—	—	—	12	—
Profits (Losses) on investments carried at equity	50	29	50	47	50	53
Net fee and commission income	895	950	848	818	881	883
Profits (Losses) on trading	175	356	114	170	153	183
Other operating income (expenses)	8	12	11	-7	11	-12
Operating income	2,554	2,707	2,355	2,377	2,440	2,401
Personnel expenses	-780	-771	-823	-753	-746	-742
Other administrative expenses	-436	-412	-453	-394	-434	-381
Adjustments to property, equipment and intangible assets	-124	-117	-154	-121	-116	-109
Operating costs	-1,340	-1,300	-1,430	-1,268	-1,296	-1,232
Operating margin	1,214	1,407	925	1,109	1,144	1,169
Goodwill impairment	—	—	-6	—	—	—
Net provisions for risks and charges	-19	-38	-192	-45	-113	-44
Net adjustments to loans	-165	-207	-263	-165	-123	-189
Net impairment losses on other assets	-4	3	-18	1	-8	4
Profits (Losses) on investments held to maturity and on other investments	50	—	709	42	21	61
Income (Loss) before tax from continuing operations	1,076	1,165	1,155	942	921	1,001
Taxes on income from continuing operations	-346	-404	-46	-318	-305	-348
Income (Loss) after tax from discontinued operations	24	19	98	55	-1	5
Minority interests	-29	-29	-27	-34	-35	-38
Net income	725	751	1,180	645	580	620

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

The statement of income recorded a consolidated net income for the first half of 1,476 million euro, 23% higher than the figure for the same period of 2005 restated on a consistent basis to consider the changes occurred in the consolidation area. Such result is mainly ascribable to the good progress of operating income (+8.7%), together with a more contained rise in operating costs (+4.4%), which resulted from the numerous projects under way in the network both in Italy and in Central-Eastern Europe. Adjustments and provisions of various nature totalled 430 million euro, down with respect to the first half of 2005 (approximately -9%). Income before tax from continuing operations equalled 2,241 million euro (approximately +17%) with a consequent increase in tax charge, to 750 million euro.

Operating income

The rise in operating income, which totalled 5,261 million euro, was the combined effect of the increase in net interest income (+5.6%), in net fee and commission income (+4.6%) — which, in absolute terms, are the most significant components — as well as in profits on trading, up by almost 60% with respect to the comparative figure.

Net interest income

			(in millions of euro)
			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated(*)

Relations with customers	3,249	2,799	450	16.1	2,598
Relations with banks	-111	-34	77		-56
Securities issued	-1,316	-901	415	46.1	-743
Differentials on hedging derivatives	168	59	109		61
Financial assets held for trading	513	468	45	9.6	486
Investments held to maturity	50	56	-6	-10.7	56
Financial assets available for sale	86	57	29	50.9	57
Non-performing assets	153	135	18	13.3	116
Other net interest income	-32	-28	4	14.3	6
Interest margin	2,760	2,611	149	5.7	2,581
Fair value adjustments in hedge accounting	13	16	-3	-18.8	16
Net interest income	2,773	2,627	146	5.6	2,597

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Breakdown by component of net interest income (2,773 million euro, with an almost 6% rise compared to the first half of 2005) shows, on the one hand, the higher contribution of the operations with customers and, on the other hand, higher interest expense on interbank relations. Furthermore, the result for the first half of 2006 benefited from higher profits on trading.

More specifically, net interest income with customers highlighted a rise which reflected the positive trend registered by the retail segment, in terms of both volumes and spread, the disbursements to public entities and to fund infrastructural projects, as well as the increase in operations of Group banks in Central-Eastern Europe. As already indicated, also investments in financial activities rose. Conversely, the negative balance of interest on interbank relations increased and the cost of funding via securities showed a marked expansion, also considering differentials on hedging derivatives, ascribable to both higher funds raised with this contract type and the rise in interest rates.

Lastly, the caption includes fair value adjustments in hedge accounting, that is the imbalance of positive and negative variations in the fair value of hedging derivatives and the relevant assets and liabilities hedged.

Considering quarterly development, as already mentioned, net interest income in the second quarter of 2006 posted a 6% increase on the second quarter of the previous year, reaching a higher level than in all the previous quarters.

Dividends and profits on investments carried at equity

The caption refers to the dividends collected from unconsolidated equity investments, which were practically stable with respect to the first half of 2005.

It does not include dividends on shares held for trading or available for sale, that — as already highlighted above — in the reclassified statement of income are posted in profits (losses) on trading.

The profits deriving from measurement with the equity method refer to the subsidiaries in which the Group has a significant influence, or has joint control. The figure shows a decline with respect to the first half of 2005 also due to the reclassification in this caption of the relevant portion of the net income recorded by Nextra in the first half of 2005.

             Net fee and commission income

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated (*)
Guarantees given	72	69	3	4.3	71
Collection and payment services	147	141	6	4.3	133
Current accounts	351	349	2	0.6	388
Fees on credit and debit cards	146	131	15	11.5	130
Commercial banking activities	716	690	26	3.8	722
Dealing and placement of securities	540	514	26	5.1	315
Dealing in currencies	21	20	1	5.0	20
Portfolio management	92	80	12	15.0	364
Distribution of insurance products	206	183	23	12.6	183
Other	68	71	-3	-4.2	72
Management, dealing and consultancy activities	927	868	59	6.8	954
Tax collection	—	—	—		74
Other net fee and commission income	202	206	-4	-1.9	174

Net fee and commission income	1,845	1,764	81	4.6	1,924

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Net fee and commission income rose to 1,845 million euro (+4.6%). The rise confirmed, though to a lower extent, the trend of the first three months of the year, with the growing incidence, compared to the previous year, of commissions generated on management, dealing and consultancy activities (927 million euro), with respect to those originated by traditional commercial banking activities (716 million euro). In fact, while the latter posted a 3.8% rise again driven by fees on credit and debit cards, the former recorded a 6.8% growth rate, especially due to the development of commissions on dealing and placement of securities and distribution of insurance products, in addition to a significant rise in the contribution generated by individual portfolio management schemes. In commissions from commercial banking activities and commissions from services, the most significant contribution in absolute terms came from the Italian network, even though the highest growth rates were recorded by the Group’s international entities especially with reference to the Group’s network operating in Central-Eastern Europe.

The caption does not include, contrary to previous periods, commissions on tax collection companies, registered in the caption Income (Loss) after tax from discontinued operations in relation — as already indicated above — to the imminent sale of the subsidiaries operating in this sector to Riscossione S.p.A., as part of the reform of the tax collection system under way.

As concerns quarterly development, net fee and commission income, despite a contained rise with respect to the second quarter of the previous year, which however had benefited to a greater extent from the placement of securities, reached a higher level than in the four quarters of 2005.

Profits (Losses) on trading

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated (*)
Interest rates	117	-83	200		-84
Equities	241	281	-40	-14.2	316
Foreign exchange	90	94	-4	-4.3	84
Credit derivatives (trading book)	28	1	27		1
Profits (Losses) on trading	476	293	183	62.5	317
Profits (Losses) on disposal of financial assets
available for sale and financial liabilities	55	43	12	27.9	45

Profits on trading	531	336	195	58.0	362

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Profits (Losses) on trading includes: i) profits and losses on disposal of financial assets held for trading or available for sale, ii) valuation differences on financial assets held for trading designated at fair value, and iii) dividends collected on shares held for trading or available for sale and any related charges. More specifically, the caption was the sum of 476 million euro of profits on trading, with a considerable rise (approximately +62%) with respect to the first half of 2005, and 55 million euro of profits on disposal of financial assets available for sale and financial liabilities, also significantly higher than in the comparison period (approximately +28%).

As concerns trading activities, trading on equities, mostly attributable to Banca Intesa and Banca Caboto, continued to represent the most significant component (241 million euro, compared to 281 million euro as at 30th June 2005). In addition to the good performance recorded on ordinary operations, this result also benefited from valuation effects of important equity stakes classified as held for trading (125 million euro compared to 116 million euro as at 30th June 2005).

Profits on foreign exchange activities — generated by the Parent Company and also, to a significant extent, by the Central-Eastern European subsidiaries — equalled 90 million euro, with respect to 94 million euro of the first half of the previous year. Also the contribution of interest rate activities, equal to 117 million euro, compared to the 83 million euro loss as at 30th June 2005 was on decidedly positive levels, also as a result of the aforementioned investment decisions. The contribution of trading of credit derivatives rose to 28 million euro (1 million euro as at 30th June 2005).

Lastly, the 55 million euro imbalance of profits on the sale of financial assets available for sale (43 million euro as at 30th June 2005) also included the sale of private equity investments. Quarterly development showed profits (losses) on trading in the second quarter of 2006 higher than in the quarters of 2005.

Other operating income (expenses)

Other operating income (expenses) is a residual caption which comprises income and expenses of various nature. The caption does not include recovery of expenses and taxes and duties, which in the reclassified statement of income is directly deducted from administrative expenses. The figure for the period is a net operating income of 20 million euro, compared to a net expense of 1 million euro of the first half of 2005. The typical components of this caption include rentals, income and expenses related to finance lease contracts, amortisation of leasehold improvements, and those for litigations and for customer restoration not covered by specific provisions.

Operating costs

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated (*)
Wages and salaries	1,112	1,061	51	4.8	1,092
Social security charges	292	288	4	1.4	298
Other	147	139	8	5.8	176
Personnel expenses	1,551	1,488	63	4.2	1,566
General structure costs	223	230	-7	-3.0	253
Information technology expenses	214	201	13	6.5	207
Indirect taxes and duties	185	181	4	2.2	185
Management of real estate assets	155	151	4	2.6	153
Legal and professional expenses	81	85	-4	-4.7	89
Advertising and promotional expenses	69	63	6	9.5	63
Indirect personnel costs	36	30	6	20.0	31
Other costs	57	49	8	16.3	60
Recovery of expenses and charges	-172	-175	-3	-1.7	-177
Administrative expenses	848	815	33	4.0	864
Property and equipment	131	121	10	8.3	117
Intangible assets	110	104	6	5.8	125
Adjustments	241	225	16	7.1	242

Operating costs	2,640	2,528	112	4.4	2,672

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The rise in operating costs resulted from personnel expenses (+4.2%), administrative expenses (+4%), and adjustments to property, equipment and intangible assets (approximately +7%).

With reference to personnel expenses it must be noted that the trend is related to rises for the renewal of the national labour contract and higher costs sustained by certain bank subsidiaries as a result of the expansion of activities and the operating network, mainly abroad. Breakdown of administrative expenses shows differentiated trends. The contraction of general structure costs and legal and profession al expenses were accompanied by increases in expenses — such as training, information technology and advertising — more directly related to the development of new products and services, to the aforementioned operational expansion, as well as the rationalisation of structures and processes. Indirect taxes and duties was mostly attributable to operations with customers and leads to recoveries from customers which — as already indicated — together with other recoveries in the reclassified statement of income are directly deducted from total administrative expenses.

The rise of adjustments to property, equipment and intangible assets overall equal to 241 million euro, was also attributable to investments to support operational expansion.

The cost/income ratio decreased from 52.5% of June 2005 to 50.2% of the first half of 2006, recording a 2 basis points improvement, as a result of the favourable trends recorded by operating income and the constant attention paid to a targeted growth in operating costs. Considering quarterly development, operating costs showed an upward trend, in relation to the developments described.

Operating margin

Driven by the progress of operating income, operating margin registered a 13.3% growth rate to 2,621 million euro, notwithstanding the increase in operating costs explained above.

Net provisions for risks and charges

After the particularly high levels reached in the previous year, a considerable decrease was recorded by net provisions for risks and charges allocated in the period (57 million euro, compared to 157 million euro). These provisions are aimed at covering probable charges deriving mainly from revocatory actions, legal litigations and any other litigation. Their amount is updated on the basis of the litigations under way and the assessment as concerns their possible outcomes.

Net adjustments to loans

In the period net adjustments to loans equalled 372 million euro compared to 312 million euro of the first half of 2005, with an approximately 19% increase. The figure reflected adjustments of 732 million euro (-1.3%) and write-backs of 360 million euro (-16.3%).

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%	30.06.2005
		restated (*)
Doubtful loans	213	191	22	11.5	210
Other non-performing loans	125	104	21	20.2	106
Performing loans	69	18	51		8
Net impairment losses on loans	407	313	94	30.0	324
Net adjustments to guarantees and commitments	-35	-1	34		-3

Net adjustments to loans	372	312	60	19.2	321

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The table sets out breakdown of non-performing loans and highlights that the rise in overall amount referred to net impairment losses on doubtful loans, which increased from the 191 million euro of June 2005 to the current 213 mill ion euro mostly as a result of the passage to doubtful loans of certain corporate exposures, and on other non-performing loans — namely, substandard loans, restructured loans and loans past due by over 180 days — that increased from 104 million euro of the first half of 2005 to 125 million euro of June 2006, also due to the passage to the “substandard loans” category — and therefore subject to higher adjustment levels — of positions previously included in loans past due, which instead decreased.

Provisions made to ensure that the generic coverage of performing loans is maintained at the levels required by the respective risk configurations, evidenced, on a net basis, adjustments of 69 million euro, compared to 18 million euro of the first half of 2005.

Lastly, net write-backs of 35 million euro were posted on non-cash credit risk relative to guarantees and commitments outstanding (1 million euro of net write-backs in the first half of 2005).

On a quarterly basis, net adjustments highlighted a decrease with respect to the first quarter of the year, and were on lower levels than the average for the four quarters of 2005.

Income (Loss) before tax from continuing operations

The trends indicated above led to income before tax from continuing operations of 2,241 million euro, with a 16.6% rise compared to 1,922 million euro of the first half of 2005. In addition to the aforementioned provisions to allowances for risks and charges and net adjustments to loans, this result also stems from the registration of net adjustments to other assets of 1 million euro and gains on measurement or on disposal of investments of 50 million euro (82 million euro as at June 2005), mostly referred to the sale of real estate assets.

Taxes on income from continuing operations

Taxes on income from continuing operations, both current and deferred, referred to the period amounted to 750 million euro, with a 97 million euro rise with respect to the comparative figure as at 30th June 2005 (approximately +15%). The higher absolute value of the tax burden (calculated via the application of regulations in force in the various Countries in which the Group operates) is the result of the expansion of taxable income and an approximately 33% tax rate practically in line with that of the first half of 2005.

Income (Loss) on discontinued operations, net of tax

As already indicated, the caption contains — in relation to the signing of the preliminary sale contract of the tax collection subsidiaries to Riscossione S.p.A. — the income and charges referred to the tax collection activities until as at 30th June 2006. It must be noted that the tax collection sector benefited, in this first period of 2006, from the accrual of the annual remuneration recognised by the law to tax collection companies. In 2005, due to the moment of issue of the law, commissions for the first nine months were entirely recorded in the third quarter.

Conversely, as at June 2005 the caption also included a net positive contribution of approximately 16 million euro mostly referred to the sale of a portfolio of doubtful loans, realised in 2005 and already illustrated in the reports of the previous periods.

Net income

Net income for the first half equalled 1,476 million euro, with a significant rise (+23%) compared to the 1,200 million euro of June 2005, after the deduction of the relevant tax burden and minority interests.

Balance sheet aggregates

Reclassified consolidated balance sheet

(in millions of euro)

			Changes
Assets	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Financial assets held for trading	51,160	51,067	93	0.2	51,067
Financial assets available for sale	4,828	4,380	448	10.2	4,379
Investments held to maturity	2,479	2,810	-331	-11.8	2,810
Due from banks	29,338	27,184	2,154	7.9	27,111
Loans to customers	176,023	168,767	7,256	4.3	169,478
Investments in associates and companies subject to joint control	2,144	2,099	45	2.1	2,091
Property, equipment and intangible assets	4,211	4,279	-68	-1.6	4,280
Tax assets	2,817	3,055	-238	-7.8	3,096
Non-current assets held for sale and discontinued operations	1,079	3,739	-2,660	-71.1	2,869
Other assets	6,118	6,380	-262	-4.1	6,354

Total Assets	280,197	273,760	6,437	2.4	273,535

			Changes
Liabilities and Shareholders’ Equity	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Due to banks	36,598	31,760	4,838	15.2	31,771
Direct customer deposits	193,761	187,207	6,554	3.5	187,590
Financial liabilities held for trading	16,750	21,249	-4,499	-21.2	21,249
Tax liabilities	1,658	1,057	601	56.9	1,091
Liabilities associated with non-current assets held for sale and discontinued operations	1,010	3,716	-2,706	-72.8	2,963
Other liabilities	9,987	8,427	1,560	18.5	8,531
Allowances for specific purpose	2,856	2,819	37	1.3	2,834
Share capital	3,613	3,596	17	0.5	3,596
Reserves	10,775	9,255	1,520	16.4	9,255
Valuation reserves	968	829	139	16.8	829
Minority interests	745	820	-75	-9.1	801
Net income	1,476	3,025	-1,549	-51.2	3,025

Total Liabilities and Shareholders’ Equity	280,197	273,760	6,437	2.4	273,535

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Quarterly development of the reclassified consolidated balance sheet

(in millions of euro)

Assets	2006		2005 restated (*)
	30/6	31/3	31/12	30/9	30/6	31/3
		restated (*)
Financial assets held for trading	51,160	53,444	51,067	53,211	60,673	56,408
Financial assets available for sale	4,828	4,533	4,380	4,197	4,582	4,688
Investments held to maturity	2,479	2,378	2,810	2,577	2,425	2,402
Due from banks	29,338	26,112	27,184	26,596	26,678	23,673
Loans to customers	176,023	176,834	168,767	160,338	159,186	156,379
Investments in associates and companies subject to joint control	2,144	2,208	2,099	2,726	2,213	2,071
Property, equipment and intangible assets	4,211	4,287	4,279	3,756	3,356	3,770
Tax assets	2,817	2,992	3,055	2,945	3,098	3,409
Non-current assets held for sale and discontinued operations	1,079	462	3,739	4,751	5,129	4,755
Other assets	6,118	5,817	6,380	7,055	7,734	8,058

Total Assets	280,197	279,067	273,760	268,152	275,074	265,613

Liabilities and Shareholders’ Equity	2006		2005 restated (*)
	30/6	31/3	31/12	30/9	30/6	31/3
		restated (*)
Due to banks	36,598	40,666	31,760	31,918	33,010	34,719
Direct customer deposits	193,761	187,747	187,207	179,833	183,082	173,289
Financial liabilities held for trading	16,750	18,982	21,249	24,229	26,217	24,054
Tax liabilities	1,658	1,599	1,057	1,319	1,276	1,236
Liabilities associated with non-current assets held for sale and discontinued operations	1,010	304	3,716	3,061	3,393	2,945
Other liabilities	9,987	10,127	8,427	8,851	9,812	11,544
Allowances for specific purpose	2,856	2,903	2,819	2,503	2,617	2,872
Share capital	3,613	3,596	3,596	3,596	3,596	3,561
Reserves	10,775	10,724	9,255	9,248	9,229	9,105
Valuation reserves	968	913	829	700	628	600
Minority interests	745	755	820	1,049	1,014	1,068
Net income	1,476	751	3,025	1,845	1,200	620

Total Liabilities and Shareholders’ Equity	280,197	279,067	273,760	268,152	275,074	265,613

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

General aspects

The tables above and hereafter analyse the results recorded in the balance sheet as at 30th June 2006 compared to those of the end of 2005, restated to consider the changes occurred in the consolidation area. As already mentioned, the Reclassified balance sheet and the detailed tables also contain figures as at 31st December 2005 as published in the relative Report and therefore refer to the consolidation area at such date.

For the purpose of a clearer and more immediate analysis of the balance sheet and financial situation, the condensed tables of consolidated assets and liabilities have been prepared via grouping of certain captions, which contain the following reclassifications:

•      the inclusion of Cash and cash equivalents in the residual caption Other assets;

•                 the inclusion of hedging derivatives and Fair value change of financial assets/liabilities in hedged portfolios in Other assets/liabilities;

•      the aggregation in just one caption of property and equipment and intangible assets;

•      the aggregation of “Due to customers” and “Securities issued” in just one caption;

•                 the aggregation in just one caption of allowances for specific purpose (Employee termination indemnities and Allowances for risks and charges);

•      the presentation of Reserves as just one aggregate and net of any treasury shares.

Again for the purposes of a more effective representation of the composition of the aggregates, in the subsequent detailed tables and in the relative comments, derivatives recorded in Financial assets/liabilities held for trading and Due from/Due to banks are presented net and the value of fair value hedge derivatives is presented together with assets and liabilities hedged.

Loans to customers

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Current accounts	18,769	20,702	-1,933	-9.3	19,370
Mortgages	80,598	76,391	4,207	5.5	76,387
Advances and other loans	64,955	60,127	4,828	8.0	62,184
Repurchase agreements	2,652	3,692	-1,040	-28.2	3,692
Non-performing loans	5,229	5,170	59	1.1	5,160
Loans represented by securities	3,820	2,685	1,135	42.3	2,685

Loans to customers	176,023	168,767	7,256	4.3	169,478
Net value of related fair value hedge derivatives	55	17	38		17
Fair value change of financial assets in hedged portfolios	-2	—	2		—

Total	176,076	168,784	7,292	4.3	169,495

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Loans to customers — inclusive of loans represented by securities issued by customers — reached 176,023 million euro with a 4.3% rise on the figure at the end of 2005. Excluding repurchase agreements, which due to their nature are extremely volatile, loans to customers in the six months showed an even higher growth rate (5%).

The increase in overall volumes is attributable to almost all lending contracts, with the further progress of medium - and long-term lending represented by mortgages (+5.5%), which amounted approximately 46% of total loans to customers. Also advances and other loans increased (+8%) due to i) the growth of loans for infrastructural projects, ii) the expansion of consumer lending, as well as iii) the expansion in the operations of subsidiaries particularly dynamic for those in Central-Eastern Europe. The upward trend was also recorded by loans granted via the underwriting of securities while demand for short-term funding through overdrafts on current accounts showed a moderate decline, little over 9%. Repurchase agreements recorded a more marked contraction.

Including net value of related fair value hedge derivatives, offset by fair value measurement of loans hedged, total loans to customers amounted to 176,076 million euro (+4.3%).

Loans to customers: loan portfolio quality

(in millions of euro)

	30.06.2006			31.12.2005 restated (*)			31.12.2005
	Gross	Total	Net	Gross	Total	Net	Net
	exposure	adjustments	exposure	exposure	adjustments	exposure	exposure
Doubtful loans	4,504	-3,040	1,464	3,995	-2,766	1,229	1,227
Substandard loans	4,323	-1,097	3,226	4,330	-1,196	3,134	3,126
Restructured loans	118	-31	87	124	-32	92	92
Past due loans	469	-17	452	754	-39	715	715
Non-performing loans	9,414	-4,185	5,229	9,203	-4,033	5,170	5,160
Performing loans to customers	171,877	-1,083	170,794	164,617	-1,020	163,597	164,318
Loans to customers	181,291	-5,268	176,023	173,820	-5,053	168,767	169,478
Net value of related fair value hedge derivatives	55	—	55	17	—	17	17
Fair value change of financial assets in hedged portfolios	-2	—	-2	—	—	—	—

Total	181,344	-5,268	176,076	173,837	-5,053	168,784	169,495

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Total non-performing loans equalled 5,229 million euro, compared to the 5,170 million euro of the end of 2005. However, the incidence of non-performing loans on total loans to customers remained unchanged under 3%.

In particular, net doubtful loans totalled 1,464 million euro, compared to the 1,229 million euro of December 2005, also as a result of the transfer to doubtful loans of certain important corporate exposures. Nonetheless, the incidence on total loans was close to 0.8% only marginally higher than the 0.7% at the end of 2005, with a degree of coverage of approximately 67%.

Substandard loans recorded an almost 3% increase to 3,226 million euro, with an incidence on total loans to customers of approximately 1.8%, unchanged compared to the figure of December 2005, and a degree of coverage exceeding 25%, which, though slightly lower than at the end of 2005, is in any case sufficient to cover the intrinsic risk of this sort of portfolio. The rise in substandard loans resulted from the transfer to this loan category of a significant volume of loans previously classified as past due.

In fact, the latter, net, recorded a 37% decrease to 452 million euro, with an incidence on total loans to customers which dropped from over 0.4% of the end of 2005 to under 0.3%. Restructured loans showed a further erosion to 87 million euro, with respect to the 92 million euro at the end of 2005.

Risk implicit in performing loans is calculated collectively on the basis of the risk configuration of the entire portfolio analysed via models which consider the Probability of Default (PD) and the Loss Given Default (LGD) of individual loans.

Cumulated collective adjustments amounted to 1,083 million euro, marginally higher than the figure at the end of 2005, and represented an average percentage of over 0.6% of gross exposure related to performing loans to customers. Such cumulated provisions are unchanged with respect to December 2005, and are still deemed to be adequate to cover the risk of performing loans.

Customer funds

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Deposits	14,809	15,351	-542	-3.5	15,306
Current accounts and other	87,149	85,688	1,461	1.7	85,493
Other	6,349	3,739	2,610	69.8	4,377
Repurchase agreements	10,343	10,094	249	2.5	10,094
Due to customers	118,650	114,872	3,778	3.3	115,270
Securities issued	75,111	72,335	2,776	3.8	72,320

Direct customer deposits	193,761	187,207	6,554	3.5	187,590
Net value of related fair value hedge derivatives	1,052	97	955		97

Total	194,813	187,304	7,509	4.0	187,687
Indirect customer deposits	293,926	287,800	6,126	2.1	287,800
Customer deposits under administration	488,739	475,104	13,635	2.9	475,487

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Direct customer deposits, including securities issued, reached 193,761 million euro, with a 3.5% growth rate on last December. Figures as at 30th June 2006 confirm customers’ propensity for liquidity or, in any case, for short-term investments.

Deposits and current accounts, considered together, in fact increased by 1% on the figure at the end of December 2005 which had benefited from the rise, towards the end of the year, of deposits made by certain primary international clients.

Securities — certificates of deposit or structured or plain vanilla bonds — also increased (+3.8% to 75,111 million euro) due to the appreciation shown by the market for securities issued by the Group, even with reference to issues, senior and subordinated, underwritten by institutional investors. Lastly, repurchase agreements posted a moderate increase (+2.5%).

Including in the aggregate the net value of related fair value hedge derivatives, which is offset by fair value measurement of due to customers hedged (mainly securities issued), total customer deposits equalled 194,813 million euro, 4% higher than the figure of the end of the previous year.

Indirect customer deposits

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Individual portfolio management schemes	29,330	31,543	-2,213	-7.0	31,543
Bancassurance products	28,676	27,502	1,174	4.3	27,502
Total assets under management	58,006	59,045	-1,039	-1.8	59,045
Assets under administration and in custody	235,920	228,755	7,165	3.1	228,755

Indirect customer deposits	293,926	287,800	6,126	2.1	287,800

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Indirect customer deposits registered, overall, a generalised rise to reach 294 billion euro, over 2% higher than the figure at the end of 2005.

The most significant component by far was assets under administration, which increased to 236 billion euro, with an approximately 3% growth rate, also as a result of the contribution of institutional customers.

Assets under management — which, after the closing of the well-known strategic agreement with the Crédit Agricole group, represents approximately 20% of indirect customer deposits — posted a contained erosion (-1.8%) compared to t he figure at the end of 2005 that exclusively referred to portfolio management, while placement of bancassurance products again recorded a good rise (+4.3%).

Financial assets / liabilities held for trading

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Bonds and other debt securities	33,985	31,964	2,021	6.3	31,964
Equities and quotas of UCITS	3,865	3,056	809	26.5	3,056
Trading portfolio	37,850	35,020	2,830	8.1	35,020
Net value of debt securities derivatives and interest rate derivatives	123	-729	852		-767
Net value of currency derivatives	-46	-150	-104	-69.3	-112
Net value of equity derivatives and stock index derivatives	-684	-507	177	34.9	-507
Net value of credit derivatives	—	3	-3		3
Net value of trading derivatives	-607	-1,383	-776	-56.1	-1,383
Other liabilities held for trading	-2,833	-3,819	-986	-25.8	-3,819

Financial assets / liabilities held for trading	34,410	29,818	4,592	15.4	29,818

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Financial assets/liabilities held for trading — recorded at fair value through profit and loss — comprise both debt securities (approximately 34 billion euro) and equities (approximately 4 billion euro) as well as the positive/negative value of trading derivatives.

The trading portfolio recorded an approximately 8% rise to 37,850 million euro mainly attributable to debt securities, which increased by over 6%, while equities, though with a lower absolute rise, posted a far more dynamic trend (+26.5%).

As concerns trading derivatives, which recorded a net negative value of 607 million euro, the most significant component referred to contracts on equities and stock indexes.

Financial assets available for sale

				(in millions of euro)
			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated(*)
Bonds and other debt securities	2,049	2,055	-6	-0.3	2,054
Equities and quotas of UCITS	57	36	21	58.3	36
Securities available for sale	2,106	2,091	15	0.7	2,090
Equity stakes	1,997	1,684	313	18.6	901
Private equity investments	315	291	24	8.2	1,074
Equity stakes available for sale	2,312	1,975	337	17.1	1,975
Loans available for sale	410	314	96	30.6	314

Financial assets available for sale	4,828	4,380	448	10.2	4,379
Net value of related fair value hedge
derivatives	-18	-33	-15	-45.5	-33

Total	4,810	4,347	463	10.7	4,346

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Financial assets available for sale totalled 4,828 million euro, with a 10.2% increase with respect to the figure of December 2005. The caption was constituted by debt securities and equities which are not held for trading purposes of 2,106 million euro practically stable on the figure at the end of 2005, mostly made up of securities included in the investment portfolio based on the former accounting principles and long-term securities in the portfolio of a vehicle company.

It also included equity stakes and private equity investments of 2,312 million euro, with a net rise of approximately 17%, which is the combined effect of an increase in both equity stakes and private equity investments.

Lastly, the caption included portions of syndicated loans to be placed with third parties, amounting to 410 million euro.

As is generally known, these assets are measured at fair value with recognition of changes in a specific valuation reserve under shareholders’ equity.

Investments held to maturity

				(in millions of euro)
			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Government securities	2,194	2,554	-360	-14.1	2,554
Bonds and other debt securities	285	256	29	11.3	256

Investments held to maturity	2,479	2,810	-331	-11.8	2,810

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

The caption includes debt securities held by Group companies (mainly Eastern-European banks and among these, in particular, VUB), that the relevant holding entity has declared will be held to maturity. These almost entirely referred to Government securities. The approximately 12% contraction was due to the expiry of securities which reached maturity.

Investments in associates and companies subject to joint control

				(in millions of euro)
			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Investments in associates and companies subject to joint control	1,704	1,653	51	3.1	1,645
Other	440	446	-6	-1.3	446

Investments in associates and companies subject to joint control	2,144	2,099	45	2.1	2,091

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

Investments in associates and companies subject to joint control, which are carried at equity, are recorded in the consolidated balance sheet for a total of 1,704 million euro, calculated based on the pro quota value of the associate’s shareholders’ equity increased by the eventual goodwill.

The subcaption “other” includes the equity investment in the Bank of Italy which is stated at cost (433 million euro) in consideration of the peculiarity of the equity investment, together with few cases of controlled entities which, in consideration of their irrelevance and specific characteristics, are also stated at cost.

Net interbank position

				(in millions of euro)
			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Loans	5,190	2,537	2,653		2,517
Deposits	-8,209	-6,311	1,898	30.1	-6,338
Net interbank position repayable on demand	-3,019	-3,774	-755	-20.0	-3,821
Loans	24,148	24,647	-499	-2.0	24,594
Deposits	-28,389	-25,449	2,940	11.6	-25,433
Net interbank position with notice period	-4,241	-802	3,439		-839

Net interbank position	-7,260	-4,576	2,684	58.7	-4,660
Net value of related fair value hedge derivatives	50	60	-10	-16.7	60

Total	-7,210	-4,516	2,694	59.7	-4,600

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

At the end of June 2006 the net interbank position recorded an expansion in its negative balance, from 4.6 billion euro at the end of 2005 to 7.3 billion euro.

The rise, which occurred in the semester, is the combined result of a contraction in the debt balance of the “on demand” component and of a significant increase of the “with notice period” debt position. The higher overall debt balance must also to be considered in relation to the need to support the growth in loans to customers and the dynamic of trading activities.

Non-current assets held for sale and discontinued operations and related liabilities

As provided for by IFRS 5, assets and related liabilities, which no longer refer to continuing operations as they are undergoing disposal, are recorded in a specific caption. For 2005, these mostly refer to the sale of Banco Wiese Sudameris while in June 2006 the caption almost entirely referred to balance sheet aggregates of the Group’s tax collection companies (Esa.Tri., E.Tr. Serit Rieti and Serit Terni) which have been included in discontinued operations, following the stipulation of the preliminary sale contracts with Riscossione S.p.A., as part of the reform of the tax collection system currently under way.

				(in millions of euro)
			Changes
	30.06.2006	31.12.2005	amount	%	31.12.2005
		restated (*)
Loans to customers	—	—	—		—
Investments in associates and companies subject to joint control	—	15	-15		15
Discontinued operations	1,063	3,701	-2,638	-71.3	2,831
Property and equipment	16	23	-7	-30.4	23
Other	—	—	—		—
Liabilities associated with non-current assets held for sale and discontinued operations	-1,010	-3,716	-2,706	-72.8	-2,963

Non-current assets held for sale and discontinued operations and related liabilities	69	23	46		-94

(*)  Figures restated on a consistent basis, considering changes in the consolidation area.

Allowances for specific purpose

In addition to cumulated provisions for Employee termination indemnities of 1,135 million euro, the caption included Allowances for risks and charges for a total of 1,721 million euro. The latter were practically stable with respect to the end of 2005 and for 316 million euro referred to pension funds, whilst the remaining portion (1,405 million euro) covered, as concerns the larger amounts, charges relative to legal disputes (369 million euro), revocatory actions (523 million euro), and other legal controversies (67 million euro), as well as charges related to personnel (100 million euro) and charges related to the sale of equity investments (134 million euro).

Shareholders’ equity

The Group’s shareholders’ equity, including net income for the period, amounted to 16,832 million euro. It included valuation reserves of 968 million euro which for 348 million euro referred to legally-required revaluations recorded in the past based on specific laws and for 559 million euro derived from fair value measurement of financial assets available for sale and cash flow hedge derivatives. The remaining 61 million euro represented foreign exchange differences, of which 65 million euro referred to European subsidiaries which had adopted the euro as the local currency.

Valuation reserves

		(in millions of euro)
	Valuation		Valuation
	reserves	Change	reserves
	as at	in the	as at
	31.12.2005	period	30.06.2006
Financial assets available for sale	389	73	462
Property and equipment	—	—	—
Cash flow hedges	-39	136	97
Legally-required revaluations	345	3	348
Other	134	-73	61

Valuation reserves	829	139	968

Shareholders’ equity for supervisory purposes

Shareholders’ equity for supervisory purposes and related capital ratios were determined using the new instructions issued by the Bank of Italy which consider IAS/IFRS principles.

	(in millions of euro)
Total capital and
capital ratios	30.06.2006	31.12.2005
Tier 1 capital	15,725	15,096
Tier 2 capital	6,701	5,800
Items to be deducted	-1,444	-1,240
Total capital	20,982	19,656
Credit risks	14,274	13,760
Market risks	1,191	1,303
Tier 3 subordinated loans	—	—
Other capital requirements	137	140
Capital requirements	15,602	15,203
Excess capital	5,380	4,453
Risk-weighted assets	195,025	190,038
Capital ratios%
Core Tier 1 / Total risk-weighted assets	7.25	7.10
Tier 1 / Total risk-weighted assets	8.06	7.94
Total capital / Total risk-weighted assets	10.76	10.34

Shareholders’ equity for supervisory purposes amounted to 20,982 million euro, against risk-weighted assets of 195,025 million euro. The Total capital ratio equalled 10.76% of which 8.06% referred to Tier 1 capital. The ratio between Tier 1 capital net of preference shares and risk-weighted assets (Core Tier 1) equalled 7.25%.

The following table illustrates the reconciliation of the Parent Company’s shareholders’ equity and net income with consolidated shareholders’ equity and net income.

	(in millions of euro)
		of which net
	Shareholders’	income as at
	equity	30.06.2006
Parent Company’s balances as at 30th June 2006	14,569	1,641
Effect of consolidation of subsidiaries subject to control and joint control	2,119	712
Effect of consolidation of subsidiaries carried at equity	9	79
Reversal of sale of subsidiaries, investments in associates and companies subject to joint control	—	—
Reversal of adjustments to subsidiaries, investments in associates and companies subject to joint control	2	2
Restatement of goodwill	-7	—
Dividends collected during the period	—	-918
Other	140	-40
Consolidated balances as at 30th June 2006	16,832	1,476

Breakdown of results by business area

In this chapter consolidated results are broken down by business area (the so-called primary segment foreseen by IAS 14).

Gruppo Intesa operates with a divisional, customer-oriented structure, made up of the following business areas: the Retail Division, the Italian Subsidiary Banks Division, the International Subsidiary Banks Division and the Corporate Division. The latter as of 1st January 2006 is considered together with Banca Intesa Infrastrutture e Sviluppo (B.I.I.S.), the new Group bank which absorbed the activities related to the public sector and to infrastructures. In consideration of the close proximity between the Corporate Division’s operations and B.I.I.S. it was deemed advisable, in the comments which follow, to consider them as part of the same segment at least in the start-up phase of the new entity. Finally, the organisational structure is completed by the Central Structures which guarantee governance and control of the operating units.

The Retail Division operates with approximately 2,100 branches and over 25,000 employees serving approximately 6 million customers, consisting of Households, SMEs (with turnover up to 50 million euro) and Non-Profit Entities. The Retail Division is in charge of the Parent Company’s traditional lending and deposit collecting activities and also the offer of i) private banking services, ii) bancassurance and pension products, iii) mutual funds, iv) industrial and consumer credit, v) financial leasing, as well as vi) management of electronic payment instruments.

The Italian Subsidiary Banks Division is constituted by the Italian subsidiary banks performing retail banking activities. They are medium-sized or small banks, with a markedly local vocation, that operate with approximately 950 branches and over 8,000 employees in close coordination with the Retail Division, pursuing the optimisation of commercial synergies by sharing the most important initiatives and serving approximately 1.7 million customers.

The International Subsidiary Banks Division provides directives, coordination and support to the subsidiaries abroad that mainly perform retail and commercial banking activities mostly in Central-Eastern Europe, in Croatia, Slovakia, Serbia, Hungary, Bosnia and Herzegovina and the Russian Federation. This involves approximately 5 million customers, which are served by 760 branches and approximately 15,000 employees in the Group.

The Corporate Division, considered together with Banca Intesa Infrastrutture e Sviluppo, manages a customer portfolio of over 18,000 large companies and financial institutions with a turnover exceeding 50 million euro, and operate s through over 50 branches and with over 3,000 employees, with specific skills in mergers and acquisitions, structured finance, merchant banking, capital markets, global custody, and through the specialised network abroad made up of the Parent Company’s branches and representative offices and of other Group companies performing corporate banking activities. The Division guarantees reference customers a global and integrated offer of products and services through both traditional territorial structures and IT channels and operates in close proximity with Banca Intesa Infrastrutture e Sviluppo, which is responsible for the integrated service offering to all the public and private entities involved in public expenditure.

As mentioned above, Central Structures are in charge of governance and control activities and also of treasury and strategic finance activities as well as of the management of the Parent Company’s securities portfolio.

BUSINESS AREAS

	(in millions of euro)
	30.06.2006
	Retail Division	Italian Subsidiary Banks Division	International Subsidiary Banks Division	Corporate Division and B.I.I.S.(a)	Central Structures	Total
Net interest income	1,505	513	357	309	89	2,773
Dividends	1	11	—	6	-5	13
Profits (Losses) on investments carried at equity	70	—	—	—	9	79
Net fee and commission income	1,191	286	158	329	-119	1,845
Profits (Losses) on trading	1	28	80	280	142	531
Other operating income (expenses)	15	3	-3	16	-11	20
Operating income	2,783	841	592	940	105	5,261
Personnel expenses	-813	-260	-146	-139	-193	-1,551
Other administrative expenses	-528	-119	-124	-170	93	-848
Adjustments to property, equipment and intangible assets	-101	-14	-40	-29	-57	-241
Operating costs	-1,442	-393	-310	-338	-157	-2,640
Operating margin	1,341	448	282	602	-52	2,621
Goodwill impairment	—	—	—	—	—	—
Net provisions for risks and charges	—	-13	-3	-2	-39	-57
Net adjustments to loans	-260	-55	-45	-37	25	-372
Net impairment losses on other assets	—	-2	3	-1	-1	-1
Profits (Losses) on investments held to maturity and on other investments	-1	3	3	27	18	50
Income (Loss) before tax from continuing operations	1,080	381	240	589	-49	2,241

	(in millions of euro)
	30.06.2006
	Retail Division	Italian Subsidiary Banks Division	International Subsidiary Banks Division	Corporate Division and B.I.I.S.(a)	Central Structures	Total
Loans to customers	84,904	27,279	12,927	47,052	3,861	176,023
Due to customers	52,874	17,801	13,625	27,399	6,951	118,650
Securities issued	22,494	9,426	756	9,239	33,196	75,111
Net interbank position	-18,576	2,036	-823	-6,457	16,560	-7,260

(a)                                  Banca Intesa Infrastrutture e Sviluppo

Retail Division

			(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%
		restated (*)
Net interest income	1,505	1,408	97	6.9
Dividends	1	—	1	—
Profits (Losses) on investments carried at equity	70	47	23	48.9
Net fee and commission income	1,191	1,152	39	3.4
Profits (Losses) on trading	1	4	-3	-75.0
Other operating income (expenses)	15	16	-1	-6.3
Operating income	2,783	2,627	156	5.9
Personnel expenses	-813	-809	4	0.5
Other administrative expenses	-528	-497	31	6.2
Adjustments to property, equipment and intangible assets	-101	-88	13	14.8
Operating costs	-1,442	-1,394	48	3.4
Operating margin	1,341	1,233	108	8.8
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	—	—	—	—
Net adjustments to loans	-260	-159	101	63.5
Net impairment losses on other assets	—	—	—	—
Profits (Losses) on investments held to maturity and on other investments	-1	—	1	—
Income (Loss) before tax from continuing operations	1,080	1,074	6	0.6

			(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%
		restated (*)
Loans to customers	84,904	81,160	3,744	4.6
Due to customers	52,874	52,650	224	0.4
Securities issued	22,494	23,927	-1,433	-6.0
Net interbank position	-18,576	-16,952	1,624	9.6

(*)                                 Figures restated on a consistent basis, considering changes in the consolidation area.

The Retail Division generated 51.1% of the Group’s operating margin (53.3% as at June 2005) with an absorption of capital of 4,901 million euro equal to 41.8% (approximately 42% as at June 2005) and risk-weighted assets of 81.2 billion euro (41.6% of the total). Income before tax from continuing operations amounted to 1,080 million euro (+0.6% compared to June 2005). Contribution to this was given by a rise in operating income (+5.9% from 2,627 million euro to 2,783 million euro), counterbalanced by an increase in operating costs ( +3.4%, from 1,394 million euro to 1,442 million euro) and higher net adjustments to loans (from 159 million euro to 260 million euro). As regards financial ratios, the cost/income ratio stood at 51.8%, with an improvement compared to 53% as at June 2005, benefiting from a notable rise in net income which absorbed the increase in operating costs. The Retail Division’s EVA represented 64.4% of the Group’s consolidated EVA and reached 492 million euro.

Considering the performance of a part of the Division, that is the aggregate of retail branches and SME branches, income before tax from continuing operations totalled 827 million euro with a 6.6% decrease with respect to the same period of the previous year. Such trend was affected by the strong increase in net adjustments to loans attributable not only to the transfer to doubtful loans of positions previously recorded as substandard loans, but also to the increase in the latter and to the inclusion in non-performing loans of loans past due by over 180 days.

Operating margin amounted to 1,041 million euro with an improvement of 38 million euro (equal to 3.8%) due to a substantial increase in operating income (approximately +87 million euro equal to 3.8%) against a rise in operating costs (approximately +49 million euro equal to 3.8%). In particular, net interest income recorded a 5.2% improvement compared to June 2005, mainly due to the confirmation of the strong expansion of medium- and long-term loans, that registered a 13% growth rate in terms of average volumes. Demand for residential mortgages from retail customers continued to rise. Medium- and long-term loans registered again an expansion in the SME market with a 6.9% increase in average volumes compared to the same period of the previous year. Average volumes of direct customer deposits (current accounts and saving deposits) highlighted a 3.2% rise. A reduction was instead registered on bond issues, following the decision to offer customers different products with similar maturities (bancassurance products and mutual funds). Interest rates recorded a practical stability in the funding component, whilst on lending at the end of the first half interest rates rose and returned to the levels of June 2005. This had a positive effect on the statement of income due to the strong increase in medium- and long-term lending and the expansion in short-term funding.

The service sector recorded a 1.9% improvement on June 2005. This result was mainly due to the commissions related to the assets under management following the great success of the Intesa Garanzia Attiva fund and the Bancassurance products, characterised by higher value added with respect to the same period of the previous year. The other categories that registered a positive performance regarded corporate derivatives, that attracted renewed interest from customers, and credit and debit cards. With regard to the placement of bonds issued by third parties, activities were considerably reduced in favour of proprietary products, with consequent reduction of the contribution with respect to the same period of 2005. Operating costs registered a 3.8% increase compared to June 2005, particularly due to the expansion of the other administrative expenses.

As already outlined in the Executive Summary, in the first half of 2006, the Retail segment consolidated initiatives already undertaken in 2005 and focused on improving customer satisfaction levels, through both the differentiated and broadened range of offered products and the constantly-enhanced professionalism of the dedicated sales network. Therefore, the first half recorded the success of the Intesa Rata Sicura product range, which protects the holders of floating-rate mortgages from the risk of rising interest rates. Intesa Soluzioni Casa mortgages were further expanded with the introduction of Intesa Mutuo Atipico, which enables also temporary workers to finance the purchase of their first home conceding them – in case of proven temporary interruption of their job – to suspend the payment of up-to-six monthly instalments. Moreover, Bonus Intesa, the innovative saving programme which allows customers to easily and automatically save money on daily expenses, was further expanded. With regard to assets under management, the first half registered the excellent appreciation of Intesa Garanzia Attiva, the first mutual fund in Italy with guaranteed capital launched in mid-December 2005, and the launch of Intesa Premium Power and CAAM Absolute, the new mutual funds which meet customer needs in terms of transparency of the performance, offering a clear objective of total return to be achieved through flexible management. In the bancassurance segment the development of the Index Linked offer continued with the launch of 14 new issues. Within assets under administration, activities focused on the sale of structured bonds with guaranteed capital at maturity issued by third parties (Dexia and Mediobanca).

Important innovations were also made in the offer to Small business customers. In particular, Intesa eBusiness, Banca Intesa’s solution for businesses which want to deploy the e-Commerce channel to expand their activities, was launched in February. Targeted actions were taken for particular types of customers, such as insurance agents, with Conto Separato Agenti, a product specifically defined considering the legislative changes under way. Tour operators adhering to the Intesa Vacanze initiative – Banca Intesa’s personal loan which enables private individuals to finance their holidays – had a rising visibility on the Bank’s website with a greater opportunity to expand their customer base.

In the Small and medium-sized enterprises segment certain important initiatives were launched in the first half, including IntesaBrand, for the funding of the brand and of marketing policies of the Italian SMEs, and Soluzioni Intesa, a package of products and non-financial services aimed at guaranteeing the best services and supplies at the most attractive conditions. Rating Advisory activities were further strengthened through Intesa Basilea, to support customers in adapting their financial structures to the new legislation and in identifying the most attractive initiatives. Soluzioni per l’agricoltura (solutions for agriculture) was launched, the complete package of products an d services tailored to meet the needs of agricultural companies and farmers, by proposing specific solutions for each production chain. Finally, the market appreciated the Eurofidi initiative, repeated after the success of 2005, which gave a further boost to medium- and long-term loans.

Specific initiatives were implemented in the Religious and Non-Profit Entities segment with the renewal of the offer system which touched all main operating areas of the segment : from current accounts to the new range of mortgages, from investments in Ethic funds to consultancy services.

The Retail Division is in charge of certain subsidiaries, the activities of which are strictly synergic with the Parent Company’s sales network.

Asset management activities are performed through Banca Intesa Private Banking, which closed the statement of income of the first half with positive results, which highlighted a strong trend in revenues, linked to the expansion of the customer base and of the relevant assets. The progress in operating income, in the net interest income component and the net fee and commission income component, both more than doubled with respect to the comparative figure, allowed to easily absorb higher growth-related operating costs. It must be recalled that in the first half of 2005 the gradual transfer to the new bank of the Parent Company’s private customers was still under way and part of the charges, especially personnel expenses, rentals and accessory costs, were still recorded in Banca Intesa’s statement of in come. The aforementioned items led to a net income of 30 million euro, with a considerable rise compared to the 14.8 million euro of the first half of 2005. Balance sheet aggregates highlighted, in comparison to the 2005 balance sheet, a significant increase in intermediated volumes. Customer deposits increased in both the direct component (approximately +30% to 1.3 billion euro) and the indirect component (approximately +12% to 30.9 billion euro), and were invested in due from banks and loans to customers (for a total of 1.1 billion euro) and in the development of trading activities on the proprietary portfolio (0.4 billion euro), finalised to a more efficient management of liquid funds.

The network also distributes the supplementary pension funds of Intesa Previdenza, which as at 30th June 2006, managed net assets of 1,245 million euro (+4.5% from the end of 2005), related for 729 million euro to open-end pension funds and for 516 million euro to closed-end funds. Within open-end pension funds, the rises in net funding mainly regarded PrevidSystem and Intesa MiaPrevidenza, whereas within closed-end funds, the highest contribution was given by the pension fund of Banca Intesa employees. The Company closed the statement of income for the first half with a net income of 0.8 million euro, with an increase compared to the 0.2 million euro of the first half of 2005, mainly as a result of higher commissions generated by the rise in assets which more than balanced the increase in operating costs mainly attributable to investments of administrative-procedural nature related to the new social security scenario.

Medium- and long-term lending activities are carried out through Banca Intesa Mediocredito and Banca CIS.

Banca Intesa Mediocredito posted a net income for the first half of 2006 of approximately 24 million euro, with a 17% reduction compared to as at 30th June 2005, which however had benefited from revenues related to the loan portfolio which was under disposal; excluding such revenues the drop would have been 5.5%. With regard to the contributions from the various operating areas, net operating incomes were overall in line (+0.1% to 95 million euro) with the figure of the first six months of the previous year, as a result of higher net interest income (+5.9%) and lower net fee and commission income (approximately -6%). Operating costs registered a significant contraction (approximately -12%), following the marked drop in personnel expenses, due to non-recurring items in the comparative figure. Instead, net adjustments to loans rose (approximately +18%) due to the transfer to doubtful loans of certain important positions. With regard to balance sheet aggregates, loans to customers evidenced a practical stability on the figure at the end of 2005 (-0.4% to 13,114 million euro), like interbank funding from the Parent Company (-0.4% to 11,319 million euro), which was the main source of funding.

Banca CIS closed the statement of income for the first half with a net income of 6.7 million euro, with a moderate decline from the 7.3 million euro of the first half of 2005, due to the reduction in operating income, only partly offset by effective operating cost containment actions. More specifically, the decrease in operating income (-4.2%), attributable to the drop in net interest income (-4.9%), following the structural contraction in lending yields linked to the rebalancing of the portfolio, and the virtual stability of net fee and commission income (-0.6%), were only partly absorbed by the attentive control of operating costs (-3.9%), leading to a 4.4% drop in operating margin. Finally, net adjustments to loans were higher compared to the first half of 2005. Balance sheet aggregates highlighted loans to customers at 1,374 million euro (+6.5% with respect to as at 31st December 2005) and interbank funding at 1,058 million euro (+1.1%), which was the main source of funding.

In the first half of 2006, Intesa Leasing stipulated, through the network of Group banks, 8,318 new contracts, with a progress, – compared to the same period of 2005 – in terms of new investments (approximately +31%) against a virtual stability in terms of number of operations (-0.2%). The company is ranked in third position among operators in the sector, with an almost 8% market share.

As at 30th June 2006, loans to customers reached 7,639 million euro (approximately +12% on December 2005). The statement of income closed with a net income for the first half of 13.2 million euro, up by approximately 16% on the first six months of the previous year.

Setefi, the company specialised in management of electronic payment systems, performs the duties of acquirer for retailers, issues proprietary credit cards and manages the Moneta cards for Group banks. The company uses its own network of POS terminals and is in charge of the e- money system through the management of the Monetaonline site. The statement of income of 2006 closed with a net income for the first half of 13.6 million euro, up by approximately 4% with respect to the same period of the previous year. Setefi further expanded its activity, with an approximately 14% increase in total transaction volumes in the twelve months. The number of directly-issued and managed cards rose to 3.8 million while proprietary and third-party POS terminals rose to approximately 125,000.

The Division’s operating margin also benefited from commissions for the distribution of Intesa Vita insurance products placed through the branch network. Intesa Vita is a subsidiary of the Generali group and is consolidated by Gruppo Intesa with the equity method. The statement of income as at 30th June 2006 closed with a net income, determined according to IAS/IFRS, of approximately 118 million euro, after having collected gross premiums of approximately 3,300 million euro. As at 30th June 2006, Intesa Vita’s technical insurance reserves were close to 26 billion euro, while shareholders’ equity equalled 1,592 million euro.

Finally, a contribution to the results achieved by the Division came from the consumer credit activities performed through Agos, the joint venture established with Crédit Agricole, that registered a net income for the first half of 30 million euro, in line with that of the first period of the previous year.

Italian Subsidiary Banks Division

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%
		restated (*)
Net interest income	513	459	54	11.8
Dividends	11	10	1	10.0
Profits (Losses) on investments carried at equity	—	—	—	—
Net fee and commission income	286	263	23	8.7
Profits (Losses) on trading	28	43	-15	-34.9
Other operating income (expenses)	3	6	-3	-50.0
Operating income	841	781	60	7.7
Personnel expenses	-260	-249	11	4.4
Other administrative expenses	-119	-115	4	3.5
Adjustments to property, equipment and intangible assets	-14	-14	—	—
Operating costs	-393	-378	15	4.0
Operating margin	448	403	45	11.2
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-13	-28	-15	-53.6
Net adjustments to loans	-55	-54	1	1.9
Net impairment losses on other assets	-2	—	2	—
Profits (Losses) on investments held to maturity and on other investments	3	15	-12	-80.0
Income (Loss) before tax from continuing operations	381	336	45	13.4

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%
		restated (*)
Loans to customers	27,279	25,472	1,807	7.1
Due to customers	17,801	17,373	428	2.5
Securities issued	9,426	8,849	577	6.5
Net interbank position	2,036	2,289	-253	-11.1

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

The Italian Subsidiary Banks Division enhanced its economic results with an approximately 8% increase in operating income, that at 841 million euro represented 16% of the Group’s consolidated operating income. Operating costs, at 393 million euro, led to an operating margin of 448 million euro (approximately +11%), corresponding to a cost/income ratio of 46.8% (ex 48.4%). Also income before tax from continuing operations registered an appreciable rise to 381 million euro (+13.4%).

Cassa di Risparmio di Parma e Piacenza closed the statement of income for the first half of 2006 with a net income of almost 121 million euro, approximately 20% higher than the figure for the first half of 2005. A significant contribution to this result was given by the rise in net interest income (+18%), which benefited from the progress in intermediated volumes, coupled with the positive performance of net fee and commission income (approximately +7%) driven by the positive results of bancassurance activities and by non-interest income. The reduction in profits on trading was instead attributable to the inclusion in the comparable figure of non-recurring profits generated by the sale of securities. The overall rise in operating income (approximately +6%), which more than balanced the increase in operating costs (+3.9%), linked to the expansion and development of operations, was supplemented by the positive effects of lower adjustments to loans (-31%) and of the return to more contained levels of provisions for risks and charges. As to balance sheet figures, both loans to customers and direct customer deposits increased compared to as at 31st December 2005 (respectively approximately +7% to 12,547 million euro and approximately +4% to 13,019 million euro). Also indirect customer deposits registered a rise (+4.4% to 27,560 million euro).

Banca Popolare FriulAdria closed the statement of income for the first half of 2006 with a net income of 30.1 million euro, up by 3.7% with respect to the first half of 2005, with the following widespread rises in all main operating income components (overall up by 15.6%): i) net interest income (approximately +13%), due to higher intermediated volumes, ii) net fee and commission income (+7.5%), with particular reference to the placement of insurance products, and iii) profits on trading (9.9 million euro, ex 4.2 million euro). These trends easily absorbed both higher operating costs (+4.4%) and higher net adjustments to loans required by the deterioration of an important position. Balance sheet aggregates highlighted rises, compared to the end of 2005, both in loans to customers (+5.7% to 3,955 million euro) and, to a greater extent, in direct customer deposits (+10.7% to 3,390 million euro), which reflected a significant increase in bond issues. Also indirect customer deposits registered a rise (+0.8% to 5,183 million euro).

In the first six months of 2006 Banca di Trento e Bolzano recorded overall positive results, though with a slight reduction compared to the first half of 2005, due to the lower contribution given by trading activities. Net income amounted to 8.4 million euro against the 8.7 million euro as at June 2005. Despite lower profits on trading, operating income rose on the comparative figure (+1.6%) due to the higher contributions from the other operating areas. More specifically, net interest income rose by 4.4% due to higher intermediated volumes, while net fee and commission income recorded an approximately 17% progress. These results allowed to adequately offset higher operating costs (+7%) linked to the bank’s expansion. Also net adjustments to loans registered a rise, due to the increase in substandard loans. Balance sheet figures highlighted rises in both loans to customers (+5.9% to 2,020 million euro) and direct customer deposits (+4% to 1,736 million euro), which benefited from the contribution of new treasury services. Also indirect customer deposits registered a significant increase (+11.5% to 2,195 million euro).

Cassa di Risparmio di Biella e Vercelli closed the statement of income for the first half of 2006 with a net income of 15.5 million euro, with an approximately 11% rise on the corresponding figure of 2005. This result was determined by the positive performance of operating income (+10.4%) and stemmed from the increase in net interest income (+5.5%), mostly in the customers and securities component, and in net fee and commission income (+10%), also due to the contribution of portfolio management and credit and debit cards segments. Instead, profits on trading received the contribution of the capital gain generated by the sale of an equity investment. The moderate rise in operating costs, mainly attributable to higher administrative expenses, and higher net adjustments to loans led to a 4.4% increase in income before tax from continuing operations. With regard to balance sheet figures, loans to customers recorded a contained reduction from December 2005 (-1.6% to 2,287 million euro), whereas direct customer deposits confirmed a recovery (+1.7% to 2,297 million euro). Indirect customer deposits stood at 3,135 million euro against 3,248 million euro as at the end of 2005.

The Saving Banks in Central Italy, united under the control of Intesa Casse del Centro, highlighted an overall rise in operating income both in net interest income, which still represented the main source of revenues, and in net fee and commission income that further increased. With regard to costs, after the severe containment policy enacted in the last few years, a moderate increase was recorded as a consequence of the start-up of a new phase of expansion and implementation of new projects. Also net adjustments to loans and provisions for risks and charges rose.

In short, the Saving Banks, considered on a single basis, registered the following net incomes: Cassa di Risparmio di Viterbo, 8.4 million euro (-30%), Cassa di Risparmio di Ascoli Piceno, 8.9 million euro (-3.2%), Cassa di Risparmio di Terni e Narni, 8.2 million euro (+9%), Cassa di Risparmio di Rieti, 8 million euro (+14%), Cassa di Risparmio di Foligno, 5.7 million euro (+6%), Cassa di Risparmio di Spoleto, 5.2 million euro (+13%), Cassa di Risparmio di Fano, 5.7 million euro (+16%) and Cassa di Risparmio di Città di Castello, 3.3 million euro (+75%). Compared to

December 2005, main aggregate balance sheet figures showed an improvement in loans to customers, which reached 6.5 billion euro with an approximately 12% growth rate, a contained progress in direct customer deposits at 6.7 billion euro and a virtual stability in indirect customer deposits which firmly stood at approximately 5.6 billion euro.

International Subsidiary Banks Division

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%
		restated (*)
Net interest income	357	328	29	8.8
Dividends	—	—	—	—
Profits (Losses) on investments carried at equity	—	-5	-5
Net fee and commission income	158	126	32	25.4
Profits (Losses) on trading	80	73	7	9.6
Other operating income (expenses)	-3	-9	-6	-66.7
Operating income	592	513	79	15.4
Personnel expenses	-146	-127	19	15.0
Other administrative expenses	-124	-111	13	11.7
Adjustments to property, equipment and intangible assets	-40	-37	3	8.1
Operating costs	-310	-275	35	12.7
Operating margin	282	238	44	18.5
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-3	1	-4
Net adjustments to loans	-45	-50	-5	-10.0
Net impairment losses on other assets	3	4	-1	-25.0
Profits (Losses) on investments held to maturity and on other investments	3	4	-1	-25.0
Income (Loss) before tax from continuing operations	240	197	43	21.8

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%
		restated (*)
Loans to customers	12,927	11,947	980	8.2
Due to customers	13,625	12,696	929	7.3
Securities issued	756	640	116	18.1
Net interbank position	-823	-1,098	-275	-25.0

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

Positive results were also achieved by the Group entities operating in markets outside Italy, which find in the Eastern-European Countries, characterised by high growth rates, the most attractive development opportunities. The Division, which is in charge of international subsidiaries, recorded a positive trend. Operating income rose by over 15% to 592 million euro and represented over 11% of the Group’s consolidated operating income. The programmed increase in operating costs to 310 million euro (+12.7%) was linked to the expansion of activities and of the operating network in the various areas where the Group is active. Therefore, operating margin improved by 18.5% to 282 million euro, with a cost/income ratio of 52.4% (ex 53.6%). Income before tax from continuing operations rose by approximately 22% to 240 million euro.

Gruppo Intesa operates in Central-Eastern Europe with the fourth largest Hungarian bank (Central-European International Bank), the second largest Croatian bank (Privredna Banka Zagreb), the second largest Slovakian bank (Vseobecna Uverova Banka), the second largest bank in Serbia (Banca Intesa Beograd) and with the fifth largest bank in Bosnia and Herzegovina (UPI Banka). Gruppo Intesa is also present in the Russian Federation with KMB Bank.

The Central-European International Bank (CIB) group registered a net income for the first six months of 2006 of 50.5 million euro, 15% higher than the figure of the first half of 2005,

following a generalised increase in all main income components, overall up by approximately 12%. In particular, the rise in net interest income (+6.3%), which benefited from higher intermediated volumes, was coupled with the substantial progress of net fee and commission income (approximately +21%), driven by current accounts and credit and debit cards. Also profits on trading highlighted a rise (approximately +13%). As to charges, the rise in operating costs, which was however moderate (approximately +5%), was directly connected to the expansion in operations, with the opening of new branches and with the increase in the number of employees. Also higher net adjustments to loans reflected the strong expansion of lending. Balance sheet aggregates evidenced, compared to as at 31st December 2005, a rise in loans to customers (+3.4% to 4,963 million euro), in direct customer deposits (approximately +2.7% to 3.251 million euro) and in indirect customer deposits (approximately +5% to 4,054 million euro).

The Privredna Banka Zagreb (PBZ) group registered a net income for the first half of 2006 of 70 million euro, with an increase (+27% on the first half of 2005) determined, to a significant extent, by the positive performance of net interest income (+7.4%) and, above all, by net fee and commission income (approximately +26%), driven by the expansion of credit cards. The reduction in profits on trading (approximately -8%) did not prevent operating income from registering a rise exceeding 11%, which was capable of adequately covering higher operating costs (approximately +8%) linked to the opening of new operating units and to the rise in the number of employees. Instead, net adjustments to loans registered a considerable reduction. Balance sheet figures highlighted a significant progress in loans to customers (approximately +15%), mainly directed to the retail market, and in indirect customer deposits (approximately +19%), also due to the positive performance of the asset management segment. Also direct customer deposits recorded a rise (+3.4%).

The Vseobecna Uverova Banka (VUB) group posted a net income of 54 million euro, with an approximately 11% increase on the first half of 2005, attributable to the good performance of operating income (+26%), due to the positive trend of all its main components: i) net interest income (+8%), ii) net fee and commission income (+35%), and iii) profits on trading (+44%). Higher operating income was only partly absorbed by the significant rise in operating costs (+17%) related to the expansion of operations and to the strengthening of the structure. Adjustments to loans decreased substantially (-29% to 6.3 million euro). Balance sheet items showed a slight rise in loans to customer s compared to December 2005 (+0.8% to 2,282 million euro) and a significant increase in direct customer deposits (approximately +11% to 5,200 million euro). Indirect customer deposits instead slightly decreased (-1% to 1,291 million euro).

Banca Intesa Beograd closed the period with a net income of 16 million euro, in line with the result of the first six months of 2005. The significant rise in operating income (approximately +15%), attributable to the performance of net interest income and net fee and commission income, was, to a large extent, absorbed by the substantial increase in operating costs, linked to the organisational effort, currently under way, to strengthen the territorial presence and to broaden the range of products offered to customers. In stead, net adjustments to loans decreased. Balance sheet figures highlighted rises, compared to the end of 2005, in both loans to customers (from 504 million euro to 621 million euro) and direct customer deposits (from 725 million euro to 874 million euro).

KMB Bank, the other recent acquisition of the Group, is a leading bank in lending and leasing activities for small enterprises in the Russian Federation, even if its business plan sets the objective of expanding activities also in the retail segment. In the first half of 2006, the bank further expanded its operations, in terms of both number of customers and intermediated volumes. The statement of income closed with a net income of 3.3 million euro (ex 1.3 million euro), with an increase determined, to a significant extent, by net interest income and by net fee and commission income. Operating costs resulted higher, following the significant rise in the bank’s operations. As to balance sheet figures, loans to customers reached 460 million euro (ex 372 million euro) whereas direct customer deposits rose to 270 million euro (ex 191 million euro).

The newly-acquired UPI Banka, the fifth largest bank in Bosnia and Herzegovina in terms of total assets, closed the first half of 2006 with a net income of 1.2 million euro, up by approximately 37% on the comparative figure, in relation to the positive performance of operating income (approximately +30%), in both the net interest income component (+34%), which benefited from a rise in volumes, and the net fee and commission income component (approximately +24%). These positive results allowed to absorb the rise in operating costs (approximately +8%), linked to the expansion plans. Main balance sheet aggregates highlighted, compared to the 2005 balance sheet, a rise in loans to customers (approximately +8% to 119 million euro) and a consolidation of direct customer deposits (+0.3% to 187 million euro).

Corporate Division and Banca Intesa Infrastrutture e Sviluppo

(in millions of euro)

			Changes
	30.06.2006	30.06.2005	amount	%
		restated (*)
Net interest income	309	307	2	0.7
Dividends	6	3	3
Profits (Losses) on investments carried at equity	—	—	—	—
Net fee and commission income	329	334	-5	-1.5
Profits (Losses) on trading	280	184	96	52.2
Other operating income (expenses)	16	16	—	—
Operating income	940	844	96	11.4
Personnel expenses	-139	-131	8	6.1
Other administrative expenses	-170	-164	6	3.7
Adjustments to property, equipment and intangible assets	-29	-33	-4	-12.1
Operating costs	-338	-328	10	3.0
Operating margin	602	516	86	16.7
Goodwill impairment	—	—	—	—
Net provisions for risks and charges	-2	-5	-3	-60.0
Net adjustments to loans	-37	-66	-29	-43.9
Net impairment losses on other assets	-1	-2	-1	-50.0
Profits (Losses) on investments held to maturity and on other investments	27	—	27	—
Income (Loss) before tax from continuing operations	589	443	146	33.0

(in millions of euro)

			Changes
	30.06.2006	31.12.2005	amount	%
		restated (*)
Loans to customers	47,052	44,768	2,284	5.1
Due to customers	27,399	26,575	824	3.1
Securities issued	9,239	9,983	-744	-7.5
Net interbank position	-6,457	-4,339	2,118	48.8

(*)            Figures restated on a consistent basis, considering changes in the consolidation area.

The Corporate Division closed the first half of 2006 with an operating income of 940 million euro (equal to 18% of the Group’s consolidated figure), up by 96 million euro with respect to the same period of the previous year (+11.4%). This result, which was determined by the commercial effort made by all of the Division’s business units servicing customer relations, was particularly appreciable in a context in which competitiveness in the reference market considerably increased and greatly eroded credit spreads. The Division’s intermediated volumes evidenced a good growth from the beginning of the year, confirming the continuation of the recovery in operations that started already in the last few months of 2005. This development was mainly attributable to lending activities, together with a substantial growth in funding activities, particularly on the Mid Corporate segment. In fact, loans to customers registered an increase (approximately +5%), resulting from the progress recorded by the corporate segments: i) a significant rise in activities outside Italy for Large Corporates and in the domestic network for Mid Corporates, mainly attributable to investment banking operations, ii) a virtual stability in the loans linked to structured finance operations, and iii) a good growth in operations with public entities and companies.

Also due to customers rose (approximately +3%) favoured, in particular, by the trend in funding from Mid Corporates and Financial Institutions.

Net interest income (309 million euro) was in line with the corresponding period of the previous year (+0.7%). This result was driven by the positive contribution of operating volumes, which effectively contrasted the erosion of the mark-up, determined by both the rise in market rates and the context characterised by a high offer of credit. Furthermore, the aggregate of net interest income was affected by a higher funding cost (linked to the management of the securities portfolio related to the capital market and merchant banking segments) following the rise in interest rates and the increase in volumes; excluding these effects the change on the first half of 2005 would be 7%. N et fee and commission income, which totalled 329 million euro, was practically in line with the corresponding period of the previous year (-1.5%). It must be noted that the comparison is affected by the collection, in the first half of 2005, of higher revenues (totalling 15 million euro) linked to extraordinary corporate operations, particularly in the Large Corporate segment. Excluding such commissions, the change would be +3.2%. However, with regard to the various segments, a drop was evidenced in the economic returns linked to transaction service activities (cash & securities services ) on Financial Institutions. Trading activities registered a good performance (totalling 280 million euro) benefiting, especially in the first quarter, from the capital gains generated by the valuation of the Fiat and Parmalat equity investments. Operating costs recorded a slight rise (+3%), from 328 million euro of June 2005 to 338 million euro of the first half of 2006. This rise was related both to administrative expenses ( +3.7%), connected to the increase in the services provided by Group entities, following the expansion of activities with customers, and to personnel expenses (+6.1%). Operating margin rose to 602 million euro, with a 16.7% rise compared to the same period of 2005. Income before tax from continuing operations reached 589 million euro (+33%), in particular as a result of the reduction in net adjustments to loans (-43.9%), determined by a strategy aimed at expanding operating volumes while maintaining the portfolio’s contained risk profile. The Corporate Division absorbed 29% of Group capital, unchanged compared to the first half of 2005 (28%). In absolute terms, the capital absorbed rose as a result of the development of corporate loans granted in the period. However, higher capital absorption was broadly balanced by the evolution of net income which determined an improvement in value creation of +132 million euro, thus contributing for 33% to consolidated EVA (against 20% of the same period of the previous year). Noteworthy was the further decline by approximately 3 percentage points of the cost/income ratio (from approximately 39% of June 2005 to approximately 36%).

The Corporate Division’s activities include four business departments:

—              Corporate Relations Department, which manages the relations with Italian and international Large and Mid Corporates (with turnover exceeding 50 million euro), and also coordinates the relevant commercial operations performed through the branches abroad;

—              Investment Banking Department, which includes Structured Finance and M&A advisory;

—              Financial Institutions Department, which is responsible for the relations with Italian and international financial institutions, for the management of transactional services related to payment systems, custody and settlement of securities as custodian and correspondent bank;

—              Merchant Banking Department which operates in the private equity area also through the company Private Equity International (PEI).

The Corporate Division is also responsible for the coordination of the branches abroad, of the representative offices and of the companies Société Européenne de Banque, Intesa Bank Ireland and Zao Banca Intesa. Lastly, also Banca Caboto and Intesa Mediofactoring are included in the Corporate Division.

As already mentioned, Banca Intesa Infrastrutture e Sviluppo (BIIS) operates in close coordination with the Corporate Division. In the semester, BIIS continued to provide support to the public sector, as formerly done by the Parent Company’s State and Infrastructures Department, as a separate legal entity. Various important operations were concluded in the period, including: i) in favour of the development of infrastructures, the funding of works for the realisation of the Roman Interport at Fiumicino; ii) in support of health and public utility services, the collection of health receivables towards Regions (the securitisation operations named ‘Atlantide 3’ for the Lazio Region and ‘D’Annunzio’ for the Abruzzo Region), the revolving financing of health receivables of the Molise Region’s pharmacies; iii) project finance in favour of the solution of the environmental emergency in Sicily through the construction of systems for the disposal and thermovaluation of urban waste; iv) in support of urban projects and of projects for the territorial development, the project finance for the realisation of the international tourist port of ‘Marinara’ at Marina di Ravenna; v) in support of the financial balance in the public sector, the completion of the securitisation of real estate properties owned by the State (operation named ‘Patrimonio Uno’), the restructuring of the debt of the Pavia Province and of the Veneto Region, the continuation of BOC multi-issues of the Cities of Treviso, Brescia, Lecce and Potenza.

The statement of income for the first half, compared with the pro forma figures of the first half of 2005, confirmed the significant increases in margins set out in the Business Plan. Operating income rose by 68.6% to approximately 47 million euro, due to the generalised rise in income, including net interest income for 26.8 million euro, net fee and commission income for 18.7 million euro and profits on trading for 1.2 million euro. Operating costs increased from 18.7 to 20.5 million euro (+9.3%), characterised, on the one hand, by the foreseen rise in personnel expenses (+35.8%), after the hiring of new specialised resources, on the other hand, by the reduction in other administrative expenses (-2.8%), even if certain cost items were not included in the comparative figure since directly referred to the establishment of the bank. Consequently, operating margin exceeded 26 million euro, almost tripling the figure of the first six months of 2005. Net income, amounting to approximately 129 million euro, received the contribution of income after tax from discontinued operations for 113 million euro, derived from the dividend collected from the subsidiary E.Tr. which, as already said, is under disposal. As to main balance sheet aggregates, loans to customers and financial assets available for sale, amounting to 7,747 million euro, improved (+13.9%) compared to the beginning of the period, despite the slowdown in operations due to both the changed political situation and seasonal effects. Breakdown by contract type show ed the prevalence of mortgages and loans (69.2%) and of equity underwriting (25.1%). Breakdown by counterparty showed that the most important segment was related to Public Entities and Administrations (66%) and Large Corporates involved in infrastructure works (15%). Direct customer deposits rose to 1,172 million euro (+22.6%), while the net interbank position was negative and totalled 6,010 million euro, with an 8.8% increase on the figure as at 1st January 2006.

BIIS is in charge of the activities of the Group’s tax collection companies E.Tr. and Esa.Tri. Their financial statement figures were recorded, as already mentioned in the chapter related to the Consolidation area, under non-current assets held for sale and discontinued operations, following the signature of the preliminary contract for the sale of the equity investments to Riscossione S.p.A. within the reform of the tax collection system currently under way. With effect as of 1st October 2006 the system of assigning the national tax collection service to concessionaires will be suppressed and transferred to the Revenue Agency, which will operate through the company Riscossione S.p.A. The latter, within 30th September 2006, will purchase a minimum 51% stake in the capital of the tax collection companies currently owned by private shareholders and, within 31st December 2010, the remaining shares so as to hold the entire capital. The whole price paid by Riscossione S.p.A. to the current shareholders of the tax collection companies must be reinvested in shares of Riscossione S.p.A., that may be sold to third parties — with pre-emption rights in favour of public shareholders — after two years from the purchase. The current concessionaires will retain the right to continue tax collection activities within the local fiscal system. The Boards of Directors of Banca Intesa and BIIS already expressed favourable opinion on the acceptance of the offer made by Riscossione S.p.A. for the acquisition of up to 100% of the shares directly or indirectly held in the tax collection companies and also decided not to proceed to the spin-off of the operations related to the management of local fiscal activities. The relevant preliminary sale contract was signed in June.

As concerns operations, tax collection subsidiaries benefited in the semester from the possibilities conceded by Law 248 of 2nd December 2005, i.e. the reactivation of administrative custody and the simplified distraint procedure, that gave a new boost to the actions of concessionaires and its effects were evident in the amount of taxes collected in the period. E.Tr. closed the first half with a net income of 79.7 million euro (approximately 62 million euro without the adoption of IAS/IFRS) while Esa.Tri. recorded a net income of approximately 35 million euro (33 million euro without the adoption of IAS/IFRS).

With regard to the customer segments managed by the Corporate Relations Department, projects were initiated according to the Business Plan, aimed at strengthening the corporate segment through greater focus on the products addressed to the Mid Corporate segment and rising attention to cross-selling potential especially in the capital markets, structured finance and trade finance segments. In presence of a market rising for mid corporates and stable for large corporates, the switch from short-term loans to medium- and long-term loans continued, in both the segments, though with a lower intensity with respect to the first quarter of the year, and with a more marked trend for the large Corporate segment. The process aimed at reducing the portfolio’s risk profile continued, with a contraction in absolute terms of the assets characterised by higher risk, with positive impact on the absorption of capital and, consequently, on the creation of value. During the first half market share was recovered in the Mid Corporate segment and in international corporates and the leadership in all main turnaround programmes at the national level was consolidated. Also the number of deals concluded in the structured finance and investment banking areas progressively increased: during the first half of 2006 over fifty operations were concluded. The new model, coupled with the launch of products specifically designed to support internationalisation (IntesaExport) and innovation (IntesaNova), allowed to strengthen the Bank’s positioning in the corporate sector and to contribute to the development of Italian companies in the international markets.

Within the Investment Banking Department, structured finance activities were characterised in the semester by the closing of important operations in all main sectors. In the project finance segment, five important operations were implemented, with primary roles, in the following sectors: i) energy (the expansion of a petrochemical complex in Kuwait and the funding of the development of an oil & gas field in the Philippines), ii) shipping (China Ocean Shipping Company and D’Amico International), and iii) telecom (the financing, by a consortium of private equity funds, of the acquisition of the Danish TDC). The leveraged & acquisition finance segment finalised the structuring and disbursement of credit facilities in support of the acquisition of important corporate groups (Giochi Preziosi, Arena, Seves) by private equity funds, as well as for the acquisition of Esaote by a syndicate of investors. Other operations were related to the structuring of credit facilities in favour of the Intercos, Stroili, Avio and Same Deutz-Fahr groups, as well as in favour of highly-leveraged entities in relation to corporate finance, leverage buyout or medium-term refinancing transactions. With regard to the real estate segment, during the period, Banca Intesa consolidated its leadership in both advisory and lending activities, analysing loans for 1.5 billion euro and structuring, as Mandated Lead Arranger, credit lines for approximately 800 million euro. The Bank also implemented the securitisation of part of the debt deriving from the conclusion of the funding of the real estate fund Patrimonio Uno, promoted by the Ministry of Economy and Finance with assets from Public entities and State-owned companies. Another securitisation referred to the second tranche of health receivables of the Abruzzo Region. The Bank continued, through the Duomo Funding company, warehousing activities, which enable customers, with modalities similar to those used in securitisations, to privately fund the accumulation of a credit portfolio to the size capable of allowing the subsequent placement in bond markets. In parallel to the development of t he activities related to the subscription of medium-term loans, Banca Intesa continued to operate in the syndication sector taking to the market important operations with the role of Sole Bookrunner and Joint Bookrunner. Within the M&A sector, during the first half, consultancy activities related to acquisitions and sales of companies and equity investments were performed on the basis of mandates given by selected customers in the Mid Corporate segment and by Banca Intesa Infrastrutture e Sviluppo. Particular attention was paid to the support of companies involved in growth through acquisitions, as well as to privatisation and merger programmes in the utilities sector.

Within the Financial Institutions Department, various initiatives were undertaken with the aim of broadening the customer base which is offered global custody and fund services.

Again for the purpose of meeting customer internationalisation needs, attention was focused on the core business of selling products and cash services to the network of foreign and Italian correspondents. Marketing actions continued, in coordination with Group’s foreign and domestic subsidiaries, aimed at increasing payment flows in a context of synergy and higher competitiveness of the Group. Within international payments, Banca Intesa registered a further rise in the interchange of payments confirming the constantly upward trend of the last few years. With regard to transactional services in the securities area, new multi-party clearing solutions were developed, in addition to the traditional product for securities settlement reserved to customers operating in the Italian markets. A new service was launched for fiscal representation and administrative outsourcing on Italian securities dedicated to foreign depositaries. As correspondent bank, further market shares were acquired by promoting Banca Intesa’s service quality and know-how in the foreign funds industry. Finally, the Bank maintained its leadership for market share in foreign trade settlements, since it offered a complete range of products, from simple payments to Structured Export Finance.

The main deals closed in the period by the Merchant Banking Department include the sale of the equity investment in ISB (the owner of Cantiere del Pardo and Dufour) with simultaneous partial investment in the new-owner company, the sale of the equity investment in Fincantieri, the listing on the Star market of Bolzoni and the sale of part of the equity investment, the acquisition of 5% of the Sigma Tau company, one of the main national pharmaceutical operators, and the acquisition of 100% of Esaote, leading player in the biomedical equipment sector, by a group of financial investors and the company’s management, in which Banca Intesa acted as organiser and lead investor. Furthermore, an agreement was reached with NH Hotels, one of the main European hotel operators, listed on the Madrid stock exchange, for the development of a project in the Italian hotel sector, with the subscription of a capital increase and the subsequent acquisition of a 49% stake in the capital of NH Italia. Finally, noteworthy was the launch of a new initiative specialised in the mezzanine financing sector in collaboration with a primary private group, with the objective of becoming the first domestic operator in this interesting sector. As at 30th June 2006 the Department’s overall portfolio (direct and through the subsidiary Private Equity International) amounted to over 2.5 billion euro, made up of 49 equity investments in addition to investments in funds.

Also Banca Caboto and Intesa Mediofactoring are included in the Corporate Division.

In the first half of 2006, Banca Caboto’s activities on the primary markets were characterised by two important issues in the corporate (Fiat and Fidis) and public (“Patrimonio Uno”) sectors, as well as by important equity placements, including SARAS, EEMS and Bolzoni. Notwithstanding the unfavourable market context as of mid May, Banca Caboto acted as joint bookrunner for the Piaggio’s IPO, concluded in July. In the secondary and derivatives markets increases were recorded in the revenues from the fixed-income segment and specifically from interest rate derivatives. Also the results achieved in equity intermediation (with a market share of 5.3% on the MTA) recorded a rise compared to the period under comparison. The distribution of interest rate derivatives instruments through the Parent Company was characterised by a strong rise in intermediated volumes, whilst the financial institutions segment registered a subdue market t rend.

In this context, operating income equalled 113 million euro, with an approximately 7% increase with respect to the 106 million euro of the first half of 2005; this rise was mainly attributable to profits on trading. Operating costs, at 72 million euro, showed a physiological increase on the semester under comparison but were lower than those recorded in the last two quarters of 2005. Net income of 33 million euro (24 million euro in the semester under comparison) reflected the improvement in operating margin and was not affected by the negative effects of the non-operating components which had penalised the first half of 2005.

The Corporate Division is also responsible for Intesa Mediofactoring, which closed the first half with satisfactory operating and economic results. Turnover recorded an approximately 11% increase compared to the first quarter of 2005. With regard to the statement of income, the comparison with the first half of 2005, which had benefited from the revenues linked to the acquisition of the business branch from Faber Factor, evidenced positive changes in net interest income (+1.1%) and net fee and commission income (approximately +1%), which allowed to entirely absorb higher operating costs (approximately +3%). Net income for the period (22.1 million euro) was virtually in line with the first half of 2005 (+0.3%).

Lastly, as already-mentioned the Corporate Division is also responsible for the operations of the following three foreign banks:

Société Européenne de Banque continues to operate with success in the Luxembourg financial market, mainly in support of corporate customers as well as in the private banking and mutual fund management areas. In the first half of 2006 the company recorded a net income of 8.7 million euro, with an approximately 4 million euro increase on the corresponding period of the previous year, as a result of the good performance of net interest income and the contained level of operating costs.

Intesa Bank Ireland, the Group bank operating in Ireland mainly in wholesale banking and trading in financial markets, registered a positive economic performance, with operating income considerably higher than in the first half of the previous year. This was supplemented by the effects of the effective operating costs containment action, which contributed to the significant rise of net income (8.2 million euro against the 6.3 million euro of the first half of 2005).

Zao Banca Intesa, the bank established to assist Italian enterprises operating in the Russian market and those interested in operating there, offering commercial and financial services to corporate customers, closed the first half of 2006 virtually at breakeven, against the contained loss recorded in the comparison period, which had been more heavily influenced by the costs related to the strengthening of its operating structures.

Central structures

The Central Structures are responsible not only for governance and control, but also for treasury and strategic finance activities and the proprietary portfolio.

Within treasury activities, in the first half of 2006 Banca Intesa maintained its leadership in domestic and cross-border payment systems in euro, slightly increasing the levels of activities in terms of volumes, with market shares stable at the levels of the previous year. In line with initial programmes, activities continue for the implementation of the new Eurosystem’s gross settlement system “TARGET2”, where the Bank, which plays an important pilot role in the national field, will be called to make the first connectivity tests starting from the middle of next year. Also with regard to the “ABACO” project (Attivi BAncari COllateralizzati), the Bank continued the internal developments on the basis of the technical-operating specifications recently supplied by the Bank of Italy. The objective is to adhere to this important initiative from inception (January 2007), in support of a better management of liquidity and of infra-day settlements.

In the first half of 2006, net requirements of short -term liquidity remained at levels not far from those of the previous year. The Bank further increased the diversification of short-term funding sources in particular by satisfying the market’s rising interest, in the US and Europe for the global commercial paper programme, the outstanding of which approached the maximum plafond of 7 billion dollars in the first days of May. For the purpose of allowing a further expansion of this short-term funding source compared to others, always in a context of diversification, the Bank decided to raise the overall plafond to 10 billion dollars and to proceed to apply for the assignment of the STEP certification (Short Term European Paper) by ACI/FBE (the Financial Markets Association/European Banking Federation) for the European part of the programme. The Bank intended to be among the first issuers acquiring this important certification which will guarantee a high level of transparency and could increase the number of investors interested in the issues.

The fear of higher inflation led the central banks in the main markets to proceed towards a progressive monetary tightening with a consequent rise in volatility, which generated interesting trading opportunities on the short-term yield curve and determined a significant rebalancing of global assets in financial markets. In the Government securities segment, this determined for the first half a progressively upward trend of market yields on the European curve, as well as a marked widening of asset swap spreads. To face this trend, strategies were privileged to contain the portfolio’s duration and to broaden basis risk on asset swaps. The overall position in covered bonds was virtually unchanged, also in a context of prudent risk-reward management.

In the first half of 2006, the proprietary portfolio increased and, at the same time, also asset allocation by category and strategy was opportunely modified.

In the second quarter of the year the credit market had a fluctuating trend, characterised by a strong first phase which led to a considerable narrowing of credit spreads and by a second phase characterised by their progressive widening, due to the weakness of equity markets. In this context, the Bank reduced the credit-risk positions, in particular those in corporate bonds and, through the use of credit derivatives, protected the portfolio with hedging purchases by means of credit default swaps on the main European credit indexes.

In the first half of the year, equity markets, after having continued their upward trend till mid May, sharply returned to the levels of the beginning of the year for fear of inflation in America and of consequent further interest rate rises decided by the Fed. Moreover, the high volatility in the prices of the main raw materials and the still very unstable international geopolitical scenario contributed to raise the risk premium implicit in equity investments. In this context, the Bank succeeded in preserving a good portion of the result achieved in the first months through appropriate hedging operations with futures and options on indexes and single securities.

In the fixed-income market, the trend observed in the second quarter of the year confirmed the foreseen rise in yields in the US and European markets, with strong changes in volatility that made the management of the portfolios’ sensitivity very costly. Emerging Countries’ markets continued to show a considerable strength leading to continuously-decreasing spreads, which touched all-time bottoms in the first week of May and then evidenced a strong correction of all markets considered more at risk. The rise in volatility which characterised the markets in the second quarter of the year was marginally reflected in the area of the structured credit products without corporate risk as underlying. The structure of the European Asset Backed Securities segment proved very solid even in this context of high volatility. Demand from specialised investors prevented pressures on spreads even in moments of higher market weakness. In particular, in the ABS primary market, a systematic imbalance between demand and supply continued to be registered in favour of the former. The European Collateralised Debt Obligation segment continued to concentrate on operations related to Leveraged loans and, more sporadically, to corporate loans present in the balance sheet of the originator. The American CDO market, more mature and articulated, was characterised by greater diversification in underlying collateral and this was also reflected in higher spreads. In this context, the Bank maintained a very contained risk profile, with a long position on European ABS concentrated, for approximately 90%, on the AAA class and investments in CDOs were of limited amount and confined to tranches with the maximum rating and to the most conservative asset categories. Moreover, long positions at risk in Super Senior (AAA+) tranches of CDO were reduced.

With regard to Asset & Liability Management activities, as is generally known, the management of interest rate and liquidity risks is charged to the Finance and Treasury Department, while strategic ALM and monitoring of the aforementioned risks are under the responsibility of the Risk Management Department.

Interest rate risk is measured in terms of sensitivity of market value of positions against changes in the yield curve at various maturities. Exposure to interest rate risk is maintained at modest levels: even significant movements in the yield curve generate virtually negligible variations. Structural liquidity risk is managed by monitoring cash flows at maturity. The analysis of medium- and long-term mismatching drives the decisions on bond issues.

With regard to funding activities, in the first half of 2006, the total amount of Banca Intesa’s bond issues placed in the domestic market amounted to over 1 billion euro, with a prevalence of the component consisting of plain vanilla securities (approximately 74% of the total) and a concentration on 2/3-year maturities (65% of the total).

In international markets, the issue of Notes related to the EMTN programme reached 5.2 billion euro (58% in public issues and the remaining in private placements), with a net prevalence of between 5 and 10 year maturities. Floating-rate bonds represented the most of the placed securities (65%), while fixed-rate bonds represented 19% and “structured” issues 16% of all operations in the semester. 96% of issues was denominated in euro. On 30th June 2006, with Regulation 7th July 2006, Banca Intesa launched its first Extendible Notes issue for an amount equal to 3 billion US dollar for US institutional investors. This is a floating-rate issue with an initial maturity of 13 months, for which each month investors have the right of extending, up to five years, the maturity of the notes . It is the largest single tranche issue ever made by Banca Intesa and also the largest inaugural issue of Extendible Notes made by an Italian issuer.

The Parent Company Banca Intesa

General aspects

Banca Intesa’s Reclassified statement of income and Reclassified balance sheet as at 30th June 2006, respectively compared to as at 30th June 2005 and as at 31st December 2005 restated on a consistent basis to consider changes occurred is provided hereafter. In particular, as already indicated in the Annual report 2005, as of 1st July 2005, Banca Intesa was transferred the investment banking and capital market activities of the subsidiary Banca Caboto as well as the middle and back office activities and IT support of Nextra Investment Management SGR. Moreover, as already mentioned in the Consolidated report as at 31st March 2006, the contribution of a business branch for a net amount of 340 million euro to Banca Intesa Infrastrutture e Sviluppo came into effect as of 1st January 2006. The spin-off referred to assets and juridical relations relative to the pre-existing State and Infrastructures Department of the Parent Company as well as to personnel dedicated to managing relations with the Public Administration and companies operating in the realisation of infrastructures. Following such contribution, which mostly referred to loans to customers and due to customers (respectively approximately 6,600 million euro and approximately 960 million euro), Banca Intesa, sole shareholder, was attributed 340,000,000 shares of the new bank. Lastly, Intesa Gestione Crediti and Magazzini Generali Fiduciari Cariplo were merged in Banca Intesa as of 1st June 2006, but with accounting effects from the beginning of the year. The mergers were aimed at rationalising the Group’s legal entities following the completion of the strategic projects which involved the two companies.

To permit a consistent comparison of statement of income and balance sheet figures as at 30th June 2006, in the comments below reference is made to comparative figures restated to consider the effects of the aforementioned operations, and reclassified as already illustrated in the comments to consolidated results. For completeness, in addition to consistent comparative figures, reclassified forms and detailed tables also contain figures as at 30th June 2005 and as at 31st December 2005 as published in the respective Reports. The effects of the company transactions described above are not considered in Banca Intesa’s financial statements drawn up according to the forms defined by the Bank of Italy and published as an attachment to the present volume.

Banca Intesa’s statement of income as at 30th June 2006 closed with a net income of 1,641 million euro, almost doubled with respect to the 839 million euro of the first half of 2005. The significant increase was mostly attributable to the dividend paid by Intesa Holding Asset Management, in relation to the sale, at the end of last year, of 65% of Nextra Investment Management SGR (now CAAM SGR S.p.A.) to the Crédit Agricole group, transaction already illustrated in detail in the Annual report 2005. Excluding this dividend, which was non-recurring in both nature and amount and the related tax impact, net income would have highlighted an approximately 12% increase with respect to the first half of 2005.

Reclassified statement of income

			(in millions of euro)
	30.06.2006	30.06.2005	Changes		30.06.2005
		restated(*)	amount	%
Net interest income	1,555	1,536	19	1.2	1,572
Dividends	930	262	668		262
Net fee and commission income	1,186	1,193	-7	-0.6	1,203
Profits (Losses) on trading	303	128	175		142
Other operating income (expenses)	87	72	15	20.8	36
Operating income	4,061	3,191	870	27.3	3,215
Personnel expenses	-1,021	-1,006	15	1.5	-1,014
Other administrative expenses	-575	-571	4	0.7	-554
Adjustments to property, equipment and intangible assets	-165	-153	12	7.8	-154
Operating costs	-1,761	-1,730	31	1.8	-1,722
Operating margin	2,300	1,461	839	57.4	1,493
Net provisions for risks and charges	-40	-118	-78	-66.1	-122
Net adjustments to loans	-215	-143	72	50.3	-151
Net impairment losses on other assets	-1	-8	-7	-87.5	-11
Profits (Losses) on investments held to maturity and on other investments	44	35	9	25.7	37
Income (Loss) before tax from continuing operations	2,088	1,227	861	70.2	1,246
Taxes on income from continuing operations	-447	-398	49	12.3	-404
Income (Loss) after tax from discontinued operations	—	10	-10		—

Net income	1,641	839	802	95.6	842

(*) Figures restated on a consistent basis

The reclassified statement of income for the first half of 2006, set out in the table, highlighted operating income — made up of revenues, costs and valuation effects on ordinary operations- amounting to 4,061 million euro, with an approximately 27% growth rate with respect to the consistent figure for the first half of 2005, in relation to the already-mentioned higher contribution of the caption dividends. Excluding the non-recurring portion of the caption, operating income would record an approximately 5% rise.

Breakdown by component of net interest income, 1,555 million euro, showed a slight increase on the figure for the first half of 2005 (+1.2%), as a combined effect of the diverse contributions of the single components. More specifically, net interest income with customers recorded a rise which reflected the positive trend, in terms of both volumes and spread, registered by the retail segment and a lower contribution of corporate customers, in relation to the interest rate trend in the segment. Also investments in financial activities rose, while interest on interbank relations decreased. The cost of funding via securities showed an expansion, also considering differentials on hedging derivatives, ascribable to both higher funds raised with this contract type and the rise in interest rates.

Lastly, net interest income includes fair value adjustments in hedge accounting, positive for 6 million euro (ex 15 million euro), that reflects the imbalance of positive and negative variations in the fair value of hedging derivatives and the relevant assets and liabilities hedged.

Dividends (930 million euro), as already mentioned, made a significant contribution to overall results, mostly as a result of the dividend distributed by IHAM (704 million euro) on the gain realised from the sale of Nextra. Other significant distributed dividends referred to Intesa Mediofactoring (40 million euro), FriulAdria (33 million euro), Intesa Private banking (30 million euro), Setefi (23 million euro) and Intesa Leasing (20 million euro).

Net fee and commission income (-0.6% to 1,186 million euro) was in line with the first half of the previous year and was characterised by a practical stability of both the component referred to commercial banking activities and to management, dealing and consultancy. The latter included commissions on the placement of insurance products that continued to increase, and dealing commissions which was stable due to the success in placement of new products, such as Intesa Garanzia Attiva, a mutual fund with guaranteed capital, which almost offset the lower contribution of placement of third party bond issues.

Instead, profits (losses) on trading, which includes profits, losses and valuation effects on disposal of financial assets held for trading or available for sale, as well as dividends related to securities classified in such categories, highlighted, with 303 million euro, a considerable increase with respect to the 128 million euro of the first half of 2005, mostly ascribable to the positive trend of interest rate activities and to the stable contribution of equities. More specifically, interest rate activities generated a positive contribution of 33 million euro (ex -108 million euro) in part attributable to the recovery of a portion of credit risk adjustment on derivatives following lower volumes, while the contribution of equities — which includes the effects of disposal as well as valuation of certain equity stakes classified as held for trading — was stable at 182 million euro. Conversely, continuing the trend already evidenced in the previous quarter, decreases were recorded by profits on foreign exchange activities, though with far lower absolute values, (21 million euro, ex 38 million euro) while credit derivatives increased (28 million euro, ex -1 million euro). Profits on trading also include the recognition to the statement of income of profits and losses realised on financial assets available for sale and financial liabilities, which totalled 39 million euro (ex 16 million euro), mostly relative to the sale of private equity investments.

Other net operating income — which, in the reclassified statement of income, does not include the recoveries of expenses and taxes and duties, directly deducted from administrative expenses - amounted to 87 million euro (ex 72 million euro). The most significant amounts which make up the caption referred, among income, to consideration for services rendered to Group companies (84 million euro) and, among expenses, to amortisation of leasehold improvements (10 million euro).

The moderate rise in operating costs, which totalled 1,761 million euro (+1.8%), referred to personnel expenses and, to a lower extent, to administrative expenses. More specifically, personnel expenses posted a moderate increase (+1.5% to 1,021 million euro), as a result of lower costs due to the reduction in average headcount and higher charges mainly related to the provisions of the new national labour contract and to the wider use of atypical contracts. Administrative expenses (+0.7% to 575 million euro) recorded a modest increase — continuing the trend of the previous year — in relation to higher growth-related expenses. In presence of an overall downward trend in other expense captions, information technology, advertising and promotional expenses and training expenses increased, while especially general structure costs decreased. The rise recorded by adjustments to property, equipment and intangible assets (approximately +8% to 165 million euro) reflected the increase in investments. On a quarterly basis, operating costs was slightly higher than the average of the previous quarters.

The trends of operating income and cost s described above led to an operating margin of 2,300 million euro (approximately +57%). Excluding non-recurring income, operating margin would record an approximately 9% rise, while the relative cost/income ratio would be approximately 52%, improved by almost 2 points with respect to the first half of 2005.

Income before tax from continuing operations, at 2,088 million euro, highlighted an approximately 70% progress (approximately +13% net of non-recurring income). The figure was net of net provisions for risks and charges of 40 million euro, down with respect to the comparative figure (approximately -66%), due to the lower provisions required to adequately cover risks connected to legal disputes under way. Instead, net adjustments to loans rose up by approximately 50% to 215 million euro. More specifically, considering the various non-performing loan categories, net adjustments referred to: doubtful loans for 119 million euro, substandard loans for 75 million euro, restructured loans for 3 million euro, and loans past due by over 180 days for 6 million euro. Collective measurement of performing loans, determined adjustments for 31 million euro, which permit to maintain a congruous coverage of performing loans. Lastly, valuation effects on guarantees and commitments was positive for 19 million euro. In the first half of 2005 net adjustments totalled 143 million euro.

Income before tax from continuing operations also reflected net impairment losses on other assets (1 million euro) as well as profits on investments held to maturity and on other investments (44 million euro), almost entirely made up of gains on sale of real estate (42 million euro); the caption includes net effects of disposal and valuation of equity investments (2 million euro).

After the registration of a tax charge of 447 million euro, Net income — as already illustrated above — highlighted, with 1,641 million euro, a growth rate exceeding 95% on the first half of 2005, which would in any case stand at approximately +12% excluding non-recurring income.

Reclassified balance sheet

			(in millions of euro)
Assets	30.06.2006	31.12.2005	Changes		31.12.2005
		restated(*)	amount	%
Financial assets held for trading	37,059	38,776	-1,717	-4.4	38,892
Financial assets available for sale	2,910	2,575	335	13.0	2,771
Investments held to maturity	—	—	—		—
Due from banks	42,093	41,046	1,047	2.6	35,725
Loans to customers	107,091	104,022	3,069	3.0	110,567
Equity investments	11,888	11,798	90	0.8	11,568
Property, equipment and intangible assets	1,774	1,875	-101	-5.4	1,873
Tax assets	2,206	2,337	-131	-5.6	2,258
Non-current assets held for sale and discontinued operations	—	—	—		—
Other assets	3,758	4,165	-407	-9.8	4,151

Total Assets	208,779	206,594	2,185	1.1	207,805

Liabilities and Shareholders’ Equity	30.06.2006	31.12.2005	Changes		31.12.2005
		restated (*)	amount	%
Due to banks	34,429	33,141	1,288	3.9	33,182
Direct customer deposits	139,805	136,885	2,920	2.1	137,862
Financial liabilities held for trading	10,559	14,061	-3,502	-24.9	14,136
Tax liabilities	1,019	457	562		437
Liabilities associated with non-current assets held for sale and discontinued operations	—	—	—		—
Other liabilities	6,349	5,611	738	13.2	5,728
Allowances for specific purpose	2,049	2,207	-158	-7.2	2,209
Share capital	3,613	3,596	17	0.5	3,596
Reserves	7,860	7,794	66	0.8	7,794
Valuation reserves	1,455	1,297	158	12.2	1,297
Net income	1,641	1,545	96	6.2	1,564

Total Liabilities and Shareholders’ Equity	208,779	206,594	2,185	1.1	207,805

(*) Figures restated on a consistent basis

Main balance sheet aggregates, compared to the corresponding figures as at 31st December 2005, restated on a consistent basis as described above, highlighted loans to customers of 107,091 million euro, up by approximately 3%. The rise reflected the diverse trends recorded by the various contract types which make up the aggregate. More specifically, mortgages continued to grow, confirming the trend showed for some time (47,757 million euro, +6.5%), and at the end of the first half of 2006 represented almost 45% of total loans to customers. Also advances and other loans rose (41,514 million euro, +7.5%) mostly as a result of hot money transactions of considerable amount. Such trends more than offset the decline in current accounts (approximately -12% to 12,621 million euro). Decreases were also recorded by repurchase agreements (1,196 million euro, approximately -45%) while securities underwritten at the time of issue for the purpose of financing the issuer (954 million euro, ex 795 million euro) increased, though from far lower absolute values.

Including value of related fair value hedge derivatives connected to loans to customers, which as at 30th June amounted to 34 million euro (ex 23 million euro), as well as the fair value change of assets in hedged portfolios (-2 million euro as at 30th June 2006), the overall growth of total loans to customers would be 3%, whereas it would increase to approximately 4% excluding the lower contribution of repurchase agreements, which typically have a financial nature.

As regards loan quality, non-performing loans amounted to 3,049 million euro and highlighted, considered together, a 136 million euro decrease (-4.3%). More specifically, breakdown of this caption showed an increase in substandard loans (from 612 million euro to 733 million euro) ascribable to the inclusion of certain retail positions as well as to certain corporate positions previously classified as substandard. Substandard loans recorded a modest rise (from 2,113 million euro to 2,188 million euro) deriving from the transfer of positions previously recorded in loans past due, which posted a considerable drop with respect to the figure of the end of 2005 (from 460 million euro to 119 million euro). As at 30th June restructured loans amounted to 9 million euro.

As to performing loans (104,042 million euro, +3.2%), collective provisions of 492 million euro, determined based on the risk configuration of customers, guaranteed a 0.47% coverage (0.54% net of repurchase agreements and loans to subsidiaries). A further 107 million euro covered off-balance sheet risks.

Also direct customer deposits, 139,805 million euro, highlighted a progress with respect to the figure at the end of 2005 (+2.1%). Breakdown by contract type was as follows: current accounts recorded a moderate decline (-1.9% to 71,750 million euro), repurchase agreements an increase (approximately +31% to 6,472 million euro), securities issued rose significantly (+4.6% to 59,600 million euro), especially due to the higher recourse to such funding by branches abroad.

Including in the aggregate the net value of related fair value hedge derivatives, which as at 30th June 2006 amounted to 1,015 million euro (224 million euro at the end of 2005), total customer deposits would highlight a 2.7% rise.

The significant increase in indirect customer deposits, up by 2.8% to 209,477 million euro, was entirely ascribable to assets under administration (+4% to 181,079 million euro), which highlighted considerable contributions by institutional customers in addition to the growth, though more contained, of the retail segment. Assets under management — which, after the closing of the agreement with Crédit Agricole, represented less than 14% of total indirect customer deposits — posted instead a decrease with respect to the figure at the end of 2005 (-4% to 28,398), since the persisting growth of bancassurance products was not sufficient to offset the reduction in individual portfolio management schemes, which were still affected by the transfer of positions to Intesa Private Banking.

Financial assets held for trading, which comprise debt securities and equities held for trading, net of liabilities, totalled 26,500 million euro, with a 7.2% increase with respect to the end of 2005. The figure includes debt securities (26,497 million euro) and equities (1,659 million euro), that overall highlighted a positive change (+1.3%) determined by higher inventories of branches abroad (+9.6%). The fair value of debt securities and equities was positive whereas derivatives (-630 million euro, -40.5%) and other financial liabilities held for trading (-1,026 million euro, -49%) presented negative net values.

Financial assets available for sale totalled 2,910 million euro, 13% higher than the figure at the end of 2005, and comprised equity investments of 1,769 million euro (+16.2%), private equity investments of 312 million euro (+8.3%) and debt securities and equities amounting to 419 million euro (approximately -7%). Lastly, the caption also included 410 million euro (ex 314 million euro) of loans, attributable to portions of syndicated loans destined to be placed with third parties.

Equity investments, that amounted to 11,888 million euro, comprised controlling equity stakes for 9,945 million euro and associates or jointly controlled equity stakes for 1,595 million euro. The caption includes, in consideration of its peculiarity, the equity investment in the Bank of Italy, amounting to 348 million euro. The net increase with respect to the consistent figure as at 31st December 2005 (+90 million euro) was mainly ascribable to three new private equity investments (approximately 160 million euro), in addition to the aforementioned acquisition of 35% of Credit Agricole Asset Management SGR (25 million euro) and of the further stake in Banca CIS (80 million euro). Among decreases, in addition to the mergers of Intesa Gestione Crediti (-83 million euro) and Magazzini Generali (-24 million euro), the most significant amounts referred to the disposals of Lazard (-78 million euro) and International Sailing Boats (-38 million euro).

Risk management and the controls system

CREDIT RISKS

QUALITATIVE INFORMATION

As regards information relative to the credit granting process and credit risk methodologies, instruments and analysis — with particular attention to the development of the “internal rating based advanced method” — please refer to the description contained in the Annual report 2005.

QUANTITATIVE INFORMATION

The following table shows non -performing and performing exposures to customers, broken down by business units.

	30.06. 2006			31.12.2005 restated (*)
	Gross	Total	Net	Gross	Total	Net
	exposure	adjustments	exposure	exposure	adjustments	exposure
	(in millions of euro)
Retail Division
Doubtful loans	2,766	-1,693	1,073	2,308	-1,411	897
Substandard loans	2,737	-562	2,175	2,471	-546	1,925
Restructured loans	71	-18	53	94	-26	68
Past due loans	328	-14	314	601	-32	569
Performing loans	81,719	-449	81,270	78,107	-406	77,701
Italian Subsidiary Banks Division
Doubtful loans	463	-311	152	420	-280	140
Substandard loans	376	-98	278	368	-93	275
Restructured loans	35	-10	25	30	-6	24
Past due loans	55	-3	52	90	-5	85
Performing loans	26,953	-181	26,772	25,124	-176	24,948
International Subsidiary Banks Division
Doubtful loans	379	-318	61	361	-322	39
Substandard loans	462	-120	342	455	-127	328
Restructured loans	—	—	—	—	—	—
Past due loans	2	—	2	3	—	3
Performing loans	12,705	-183	12,522	11,736	-159	11,577
Corporate Division
Doubtful loans	741	-594	147	593	-498	95
Substandard loans	620	-227	393	879	-325	554
Restructured loans	12	-3	9	—	—	—
Past due loans	84	—	84	60	-2	58
Performing loans	46,632	-194	46,438	44,261	-200	44,061
Central Structures
Doubtful loans	155	-124	31	313	-255	58
Substandard loans	128	-90	38	157	-105	52
Restructured loans	—	—	—	—	—	—
Past due loans	—	—	—	—	—	—
Performing loans	3,868	-76	3,792	5,389	-79	5,310

Loans to customers	181,291	-5,268	176,023	173,820	-5,053	168,767

(*) Figures restated on a consistent basis, considering changes in the consolidation area.

MARKET RISKS

QUALITATIVE INFORMATION

As to qualitative aspects — relative, among other things, to the use of internal models for regulatory reporting of capital absorption, indicators and simulation methodologies used for the analysis of the risk profile of the trading book and the banking book, as well as risk hedging activity — please refer to the information provided in the Annual report 2005.

QUANTITATIVE INFORMATION ON THE TRADING BOOK

Breakdown of capital at risk

Quantitative information indicated hereafter refers to the trading book subject to market risks. In the following paragraphs the market CaR is estimated by summing up VaR and simulations on illiquid parameters for the trading books of Banca Intesa and Banca Caboto; the Group’s market risk is concentrated mainly in the books of these two entities.

Evolution of capital at risk

In the first half of 2006 market risks originated by Banca Intesa and Banca Caboto were practically stable: capital at risk was on average equal to 39 million euro in the first quarter and 38.3 million euro in the second quarter of 2006. Capital at risk is estimated summing up historical VaR (99% confidence level and one-working day holding period), DGV VaR of structured equity portfolios of Banca Caboto in London (99% confidence level and one-working day holding period), and risk simulations of the alternative investments portfolio and of other illiquid parameters (mainly correlation and inflation).

Daily capital at risk (CaR) of the trading portfolio for Banca Intesa and Banca Caboto (a)

	minimum	maximum	average	average	average	average	average	average
	2nd quarter	2nd quarter	2nd quarter	1st quarter	4th quarter	3rd quarter	2nd quarter	1st quarter
	2006	2006	2006	2006	2005	2005	2005	2005
	(millions of euro)
Banca Intesa	28.0	41.0	34.4	36.1	30.6	29.7	18.8	14.5
Banca Caboto	3.2	4.8	3.9	2.9	3.0	2.3	2.1	2.3

Intesa and Caboto	32.1	44.9	38.3	39.0	33.6	32.0	20.9	16.8

(a)                                  The table sets out on every line past estimates of daily capital at risk calculated on the quarterly historical time-series respectively of Banca Intesa and Banca Caboto; the estimate of minimum and maximum values for Banca Intesa and Banca Caboto is calculated using aggregate historical time-series and therefore does not correspond to the sum of the individual values in the columns.

The analysis of breakdown of risk profile in the second quarter of 2006 with regard to the various factors showed the prevalence of equity risk for both Banca Intesa and Banca Caboto (67% and 46% of overall CaR, respectively). For Banca Intesa Credit Default Swaps (CDS) in the trading book highlighted in the second quarter an average VaR equal to 1.5 million euro.

Contribution of risk factors to overall CaR (a)

2nd quarter 2006				Credit	Foreign	Other
	Shares	Funds	Rates	spread (*)	Exchange	Parameters
Banca Intesa	67%	13%	14%	4%	1%	1%
Banca Caboto	46%	—	15%	11%	—	28%

Intesa and Caboto	65%	11%	14%	5%	1%	4%

(a)        The table sets out on every line the contribution of risk factors considering 100% the overall capital at risk, calculated as the average of daily estimates in the quarter broken down between Banca Intesa and Banca Caboto and indicating the distribution of overall capital at risk.

(*)       Inclusive for Banca Intesa of spread VaR of trading CDS, except spread VaR of bonds.

Inclusive for Banca Caboto of spread VaR of cash CDS strategies.

Changes in capital at risk

The trend recorded by capital at risk in the first half of 2006 was mainly due to exposure to equity risk stemming from strategic investments, that was affected by negative stock market trends in May. However, the decrease in period -end risk reflected the partial disposal of the stake in Abn Amro Real, as provided for by contractual terms, due to the exercise of the 2nd tranche of the put option. Banca Intesa’s interest rate component was stable on average. Banca Caboto’s risk increased in the second quarter of 2006 following higher equity market volatility.

Evolution of market risks - daily capital at risk

QUANTITATIVE INFORMATION ON THE BANKING BOOK

Sensitivity analysis

As regards Banca Intesa’s banking book, the sensitivity of interest margin over 12 months to considerable changes in interest rates (+/ - 100 basis points) was in line with asset expansion and the upward trend recorded by reference interest rates, as shown by the following table.

	On-balance sheet		Off-balance sheet
					Total	%
	on demand	maturity	hedging	trading	sensitivity	sensitivity
	(in millions of euro)
+100 basis points	-51.3	312.2	-141.6	58.7	178.0	5.73%
-100 basis points	75.6	-312.2	141.6	-58.7	-153.7	-4.94%

Also breakdown of capital by repricing dates highlighted the practical elimination of interest rate risks.

Figures referred to interest rate risk on Banca Intesa’s banking book represented approximately 75% of exposures referred to the entire Gruppo Intesa.

Capital profile by repricing dates

The analysis of the medium - and long-term subset, broken down by time buckets, confirms the effectiveness of the hedging policy adopted to cover interest rate risk generated by commercial banking activities.

Medium-long term sensitivity (+1 basis point)

LIQUIDITY RISK

QUALITATIVE INFORMATION

For the illustration of the liquidity risk management processes and measurement methods please refer to the description provided in a specific chapter of the Notes to the consolidated financial statements of the Annual report 2005.

QUANTITATIVE INFORMATION

Weekly net exposure on the interbank market

The graph above shows the trend of net cumulated exposure for seven days on the interbank market. Average exposure in the last twelve months amounted to approximately 6.2 billion euro and does not present any particular trend in the period under observation. Such exposure is the combined effect of treasury activities in Milano and in the branches abroad.

Spreads in asset swaps of Banca Intesa benchmark issued

The graph, which shows the trends recorded by spreads in basis points of Banca Intesa issues in the last twelve months, confirms that the perception of the Bank’s specific risk is close to all - time lows, relatively to Senior issues. Issues related to Tier 1 and Tier 2, more volatile, continued a downward trend until the first quarter of 2006; subsequently, there was an inversion mostly related to the generalised increase in interest rates and the decline of stock markets.

OPERATIONAL RISK AND LEGAL LITIGATIONS

Activities to monitor and measure operational risks have been illustrated in detail in the Annual report 2005 to which, therefore, reference must be made.

As regards the various types of risk, and in particular legal risks, in the first months of 20 06 the conciliation procedures with customers related to the Finmek and Finmatica bonds were concluded positively. Conciliations related to Parmalat, Cirio and Giacomelli bonds, as amply illustrated in the Report on operations of the Annual report 2005, had already been closed last year.

As concerns other important controversies, in the first months of the year no significant events occurred.

As concerns business continuity, in the first half Banca Intesa introduced a Crisis management organisational model which attributes the power to declare the state of emergency and specifies the command chain in charge of managing the company in exceptional circumstances that may partly or gravely jeopardise the Bank’s regular operations. Events provided for are internal and external disasters and, in particular, cases of information technology failure, inaccessibility of the premises which normally host operations and unavailability of essential personnel. At the top of Crisis Management Model there is a specific Committee, made up of representatives of the company’s top management, which is in charge of defining the strategies and coordinating the consequent initiatives to face the severe emergencies for all risk scenarios. Furthermore, the Committee has a consultative function as concerns i) the results of the periodic checks on operating continuity solutions, ii) communications to Supervisory Authorities, and iii) security and business continuity strategies. The Model identifies a network of reference people in case of crisis, made up of representatives of all company functions which, under the coordination of an Overall head, may be called to make up the crisis unit in charge of managing emergency situations.

Lastly, it must be noted that in July Banca Intesa reached an agreement with the national representative of consumer associations, for the stipulation of a new, permanent conciliation procedure. This protocol will enable customers of the Bank to solve any litigations which should arise with the Bank extra -judicially, avoiding the delays and costs of a legal litigation. This dedicated conciliation table could interest, in theory, all Bank customers, who, in case of complaints which are not dealt with, may directly access the conciliation table for free. The agreement covers holders of all products launched from 2003 to date and the subscribers of services for households which Banca Intesa will launch in the future. Time to solve conflicts will be at most 60 days. The requests will be assessed individually by specific Conciliation Commissions made up of a representative of Consumer associations and a representative of the Bank. The six-month test phase will start in October for the Lombardia, Lazio and Puglia Regions. Subsequently the agreement will be extended to the whole national territory and to the other Gruppo Intesa banks.

Transactions with related parties

The individuals and juridical entities with the characteristics that make them eligible to be considered related parties on a consolidated basis — identified using the indications given by IAS 24 and applied with reference to the specific organisational and governance structure of Banca Intesa and Group companies — were defined with the same criteria used and illustrated in the Annual report 2005, to which reference must be made.

The table below sets out relations with the related parties as at 30th June 2006. With reference to subsidiaries the table illustrates relations with entities which are not fully consolidate d for the reasons illustrated in the chapter related to the Consolidation area.

(in millions of euro)

	Financial assets	Investments
	available	held to	Loans to	Due from	Due to	Due to	Guarantees
	for sale	maturity	customers	banks	customers	banks	given
Companies exercising significant influence over the Parent Company or its subsidiaries	—	—	1,356	16	256	55	43
Subsidiaries	—	—	7	—	2	—	—
Companies subject to joint control	—	—	927	—	1,211	—	18
Associates	—	—	1,008	11	279	56	40
Managers with strategic responsibilities and control bodies	—	—	23	—	29	—	—
Other related parties	—	—	31	—	332	—	139

Total	—	—	3,352	27	2,109	111	240

As already indicated in the Annual report 2005, within Gruppo Intesa, the relationships among its various economic entities are inspired to centralisation criteria as regards basic management and control activities, integrated with direction and assistance activities performed through consultancies in the fields of law, economic analysis, organisation and resource management. Instead, specific companies have the task of offering financial products and services, among which bancassurance products, fiduciary services and asset management, and near-bank services, such as leasing, factoring and long-term credit, placed through the sales networks of Group banks. Other companies also provide commercial and/or technical support in favour of Group companies.

The relationships with subsidiaries are seen within the normal operations of a multifunctional Group and mostly refer to relations for services rendered, deposits and financings which, in the case of non-banking subsidiaries, are destined to finance activities performed in various sectors. Agreements were stipulated between the Parent Company Banca Intesa and certain Group companies regarding, as mentioned, the distribution of financial products and/or services or assistance, consultancy, and more generally the provision of services complementary to and/or support banking activities.

The economic effects connected with the above-mentioned relationships are normally regulated on the basis of market conditions applied to primary customers. In the case of services given by the Parent Company as part of normal group synergies, economic relations are usually regulated at the minimum level, equal at least to the recovery of specific and general costs.

The relationships with other related parties — other than subsidiaries, associates and companies subject to joint control — are, normally, regulated at market rates or are aligned with the most favourable conditions applied to personnel.

With reference to balance sheet balances with related par ties as at 30th June 2006, detailed in the table above, it must be noted that the increase in loans to “Companies exercising significant influence over the Parent Company” mostly reflected the use of loans granted at market conditions, to a non-bank entity which jointed Intesa’s voting syndicate.

Also in the first half of 2006 activities continued normally as part of the collaboration agreements with the Generali group in the placement of insurance policies and with the Crédit Agricole group in consumer credit and asset management. Due to and from associates or companies subject to joint control, indicated in the table above, are, in fact, attributable mostly to the companies Intesa Vita, Agos, CAAM SgR and Crédit Agricole Asset Management.

Furthermore, substantial commissions have been paid by some of these companies. In particular, Gruppo Intesa companies have received commissions from asset management and bancassurance companies (for approximately 300 million euro and over 110 million euro respectively).

Likewise, relationships with companies or groups managed by directors continue, also regulated at standard market conditions.

As concerns Lazard & Co., in which Banca Intesa had a 40% stake, it must be noted that last May Banca Intesa and Lazard Group LL C closed the operation which had already been illustrated in the Consolidated report as at 31st March 2006, based on which Lazard repurchased Banca Intesa’s investment in Lazard & Co. S.r.L. (Lazard Italia) for a combination of senior and subordinated promissory notes, issued by Lazard Group LLC, for a total of approximately 146 million dollars and expiring in February 2008.

Instead, Banca Intesa maintained the investment in Lazard Group LLC through the 150 million dollar subordinated convertible promissory note, which was amended to be convertible into Class A ordinary shares of the listed company Lazard Ltd. at a conversion price of 57 dollars per share. Conversion will be possible in three equal tranches, beginning from 1st July 2008, and until 30th June 2011. The interest rate on the note is 3.25% and maturity 30th September 2016. Terms of the agreement have no significant effects on Gruppo Intesa’s statement of income.

In addition to the transactions indicated in the previous table, it must be noted that Banca Intesa’s Board of Directors recently authorised the sale to a Director of a real estate property. To determine the value of the transaction various expert opinions drawn up by eminent companies in this sector have been requested. The Board of Directors applied the highest valuation as consideration for the sale.

As regards compensation paid to Directors, it must be noted that Banca Intesa’s Shareholders Meeting held last 20th April approved the increase in Director compensation from 30, 000 euro to 65,000 euro; solely for the members of the Executive Committee, it approved an additional compensation of 35,000 euro (ex 15,000 euro) and, for the members of the Internal Control Committee, an additional compensation of 25,000 euro.

As concerns the stock option plan resolved upon by the Extraordinary Shareholders’ Meeting of 17th December 2002 in favour of managers of Banca Intesa and of Group companies, the Board of Directors of 26th April 2006 verified that the performance objectives for the exercise of the options related to 2005 had been achieved as set by the stock option plan connected to the implementation of the 2003-2005 Business Plan. In particular:

-                 the financial indicator EVA-Economic Value Added for the Group increased to 1,752 million euro in 2005 (1,090 million euro, net of the capital gain related to the sale of 65% of Nextra) from 681 million in 2004 restated on a consistent basis also taking into account IAS/IFRS while EVA was negative in 2002 for over 1,100 million pre-IAS/IFRS adoption;

-                 the total return on the Banca Intesa ordinary share in 2005 was approximately 27% after a return of 15% in 2004 and of approximately 58% in 2003;

-                 market capitalisation increased by approximately 7 billion euro between the end of 2004 and the end of 2005, from 23.8 to 30.7 billion euro, after the over 10 billion euro rise recorded between the end of 2002 and the end of 2004.

The Board of Directors, in execution of the mandate received from the Extraordinary Shareholders’ Meeting of 17th December 2002, therefore resolved upon a capital increase for a maximum amount of 16,751,479.68 euro of share capital and 49,291,076.18 euro of share premium reserve to service the Stock Option Plan through the issue of a maximum 32,214,384 new ordinary shares with a nominal value of 0.52 euro to be assigned to the 185 managers holding the options.

In total, in the period 2nd-31st May 32,214,375 ordinary shares were subscribed following the exercise of the aforementioned options. Following such subscriptions share capital increased to 3,613,001,195.96 euro. Consistently with the intention of investing the entire capital gain deriving from the exercise of the stock options also for the options relative to 2005 in Banca Intesa shares (as had occurred last year following the exercise of the options relative to 2003 and 2004), the Managing Director and CEO traded in the “block market” the 5,000,000 shares resulting from the exercise of the options, reinvesting the entire capital gain to purchase 2,514,043 Banca Intesa ordinary shares.

As at 31st May 2006 all options assigned on the basis of the Shareholders’ Meeting resolution of 17th December 2002 had been exercised or annulled.

Shareholder base and stock price performance

Shareholder base

Banca Intesa’s shareholder base as at 30th June 2006 — detailed in the following table — includes reference shareholders which are part of a Voting syndicate and hold 43.81% of the Bank’s ordinary shares (43.51% is vested in the Syndicate) and approximately 194,000 shareholders holding 56.19%. With respect to as at 31st December 2005, there was no modification in the reference shareholder base and only marginal changes in the number of shares held.

	Shares		Shares not			% of shares
	included		included			included in	% of
	in the		in the			the Voting	shares
	Voting		Voting		Total	syndicate	held
Name	syndicate		syndicate		shares	on total	on total
Crédit Agricole S.A.	1,070,574,249		2,596,258		1,073,170,507	17.80	17.84
Fondazione CARIPLO	554,578,319		—		554,578,319	9.22	9.22
Generali group	453,834,553		—		453,834,553	7.54	7.54
of which
— Assicurazioni Generali	3,942,065		—		3,942,065
— Alleanza Assicurazioni	248,236,838		—		248,236,838
— Other subsidiary companies	201,655,650	(a)	—		201,655,650
Fondazione CARIPARMA	258,670,312		1,844,890		260,515,202	4.30	4.33
“Gruppo Lombardo”	279,926,547		13,658,858		293,585,405	4.65	4.88
of which
— Banca Lombarda e Piemontese	139,963,274		5,059,638	(b)	145,022,912
— I.O.R	29,578,536	(c)	1,640,157		31,218,693
— Mittel Partecipazioni Stabili	15,000,000		6,959,063	(d)	21,959,063
— Carlo Tassara	95,384,737		—		95,384,737
Total Shareholders in the Syndicate	2,617,583,980		18,100,006		2,635,683,986	43.51	43.81
Total other Shareholders	—		3,379,904,676		3,379,904,676		56.19
Total	2,617,583,980		3,398,004,682		6,015,588,662		100.00

(a)                                  Aachener und Münchener Lebensversicherung AG, Assitalia S.p.A., Central Krankenversicherung AG, Cosmos Lebensversicherungs AG, FATA - Fondo Assicurativo Tra Agricoltori S.p.A., Generali Assurances Iard S.A., Generali Versicherung AG (A), Generali Versicherung AG (D), Generali Vita S.p.A., GPA-VIE S.A., Ina Vita S.p.A., La Venezia Assicurazioni S.p.A., UMS - Generali Marine S.p.A., Volksfürsorge Deutsche Lebensversicherung AG, Volksfürsorge Deutsche Sachversicherung AG.

(b)                                 Including 4,855,302 shares via the subsidiary Banco di Brescia.

(c)                                  Shares with beneficial interest in favour of Mittel.

(d)                                 Via the subsidiary Mittel Generale Investimenti.

Lastly, it must be noted that the plan for the purchase and free assignment of ordinary shares approved by the Shareholders’ Meeting held on 20th April 2006 was concluded at the end of the first half. Assignees have been the employees of Banca Intesa with an indefinite term contract in service as at 1st June 2006, who have been assigned free Banca Intesa ordinary shares for a total countervalue of 2,000 euro per capita. The aforementioned amount may be reduced in consideration of the lower service rendered due to part-time contracts or the shorter period of service. For the purpose of considering any variation in the number of beneficiaries between the date of the resolution and the assignment date, as well as oscillations in the value of the share in the same period, the Shareholders’ Meeting of 20th April 2006 had authorised the purchase of Banca Intesa shares up to a maximum number of 18,000,000 and a maximum consideration of 63 million euro. The free stock granting plan involved in addition to the Parent Company, the employees of Italian subsidiaries which approved in their respective Shareholders’ Meetings the purchase and assignment plans of Parent Company ordinary shares up to a total number of 2,511,240, shares for a maximum consideration of 8,776,580 euro. These purchase plans are similar to the Parent Company’s.

In June, Banca Intesa and the subsidiaries involved purchased through Caboto — in compliance with provisions set forth by the Italian Civil Code, as determined in the resolutions of the Shareholders’ Meetings and according to the operating methods set out in the regulations providing for the organisation and management of the markets — a total of 14,438,980 Banca Intesa ordinary shares for a total countervalue of 65,311,403 euro. The Parent Company purchased 12,634,100 shares for a countervalue of 57,081,692 euro. The shares were made available to the employees involved within 30th June 2006.

Stock price performance

The first half of the year highlighted two absolutely distinct phases: a first phase of growth of financial markets, which led the COMIT index to reach its peak in the year on 11th May, with a 12.2% progress with respect to t he beginning of the year; a second phase in which, due to concerns regarding the trends recorded by raw materials and inflation, financial markets lost most of the ground gained in the first five months of the year. Therefore, the Italian Stock Exchange closed the first half with a 3.9% rise, practically in line with the European average (+4.2% the DJ Euro Stoxx index, in the same period).

The Italian banking sector, with a 7% performance in the first half of the year, outperformed the market by approximately 3 points, thanks to a favourable interest rate context, the restart of the consolidation process (with the tender offers of BNP Paribas and Abn Amro on BNL and Banca Antonveneta, respectively) and the good results recorded in the first quarter of 2006. Also in Europe the banking sector recorded a positive trend (+5.7% from the beginning of the year) though lower than in Italy.

The quotation of the Banca Intesa ordinary share closed the first half of 2006 with a 1.7% rise, after a sustained growth rate in the first quarter, mostly absorbed by a subsequent decline between April and May.

The Banca Intesa saving share registered a 1% progress, thus its discount with respect to the ordinary share remained practically unchanged at 7% like at the end of 2005.

The capitalisation of Banca Intesa as at 30th June 2006 reached 31.4 billion euro, with respect to 30.7 billion euro of the end of 2005.

(1) Comit banking index

Earnings per share

The measurement of earnings per share — known as EPS — is regulated by a specific accounting principle, IAS 33. In the table below, the indicator is presented in the two formulations: “basic” and “diluted”.

Basic EPS is calculated by dividing net income attributable to holders of ordinary shares (therefore net of the dividend attributed to saving shares and the Allowance for charitable,

social and cultural contributions) by the weighted average number of ordinary shares outstanding. Diluted EPS is calculated considering, at the denominator, the dilutive effect of the issue of ordinary shares deriving from the exercise of the stock options set out in the plan resolved upon in 2002 by Banca Intesa’s Shareholders’ Meeting.

The exercise of the options related to the 2003-2005 stock option plan and the consequent increase in share capital led the two ratios to fully converge starting from June 2006.

The table below provides the net income (both for the period and annualised) attributable to holders of ordinary shares, used as numerator in the two ratios, as well as the weighted average number of respectively basic and diluted ordinary shares used as denominator.

	2006			2005
		Weighted			Weighted
		average			average
	Attributable	number of		Attributable	number of
	net income (*)	ordinary shares	Euro	net income (*)	ordinary shares	Euro
	(in millions of euro)			(in millions of euro)

Basic EPS	1,363	5,988,713,686	0.228	2,799	5,955,380,517	0.470
Diluted EPS	1,363	5,988,713,686	0.228	2,799	5,963,635,153	0.469
Basic EPS annualised (**)	2,727	5,988,713,686	0.455	2,799	5,955,380,517	0.470
Diluted EPS annualised (**)	2,727	5,988,713,686	0.455	2,799	5,963,635,153	0.469

(*)                                 Net income calculated deducting dividend attributed to saving shares and net income attributed to Allowance for charitable contributions.

(**)                          Net income is not indicative of forecasted net income for the whole of 2006, since it is obtained by annualising net income for the period.

Price/book value

The index identifies the value attributed by the market to the share capital of a listed company and, therefore, indirectly to the entire value of its activities. Though it is affected by the exogenous factors which influence stock prices, the index, expressed as a multiple of total net shareholders’ equity, measures the greater or lower confidence which financial analysts and the financial community have in the profitability prospects and the capital strength of the company. For Gruppo Intesa the evolution of this indicator — calculated on average figures and at the end of the period — highlights the positive performance of the share during the semester and, more generally, in the last few years which confirms the appreciation of the targets reached.

(in millions of euro)

	30.06.2006	2005	2004	2003	2002	2001
Market capitalisation	31,364	26,258	20,414	17,140	16,856	22,776
Shareholders’ equity (*)	16,769	15,337	15,328	14,521	14,061	13,209

Price / book value	1.87	1.71	1.33	1.18	1.20	1.72

(*)                                 Average shareholders’ equity for the years prior to 2005 has not been restated to consider IAS/IFRS.

Pay-out ratio

The table below sets out the unit dividend attributed in the last 5 years to ordinary shares and saving shares, in percentage of consolidated net income.

(in millions of euro)

	2005	2004	2003	2002	2001
Net income (*)	3,025	1,884	1,214	200	928
Dividends (**)	1,532	729	330	108	331

Pay-out ratio	51%	39%	27%	54%	36%

(*)                                 Average shareholders’ equity for the years prior to 2005 has not been restated to consider IAS/IFRS.

(**)                          Dividends in 2003 and 2002 do not consider the countervalue of the free distribution of own shares which using book value of shares in the two financial statements (3.180 euro and 2.049 euro per share respectively) was overall equal to 1,013 million euro in 2003 and 326 million euro in 2002.

Rating

The most recent ratings assigned to Banca Intesa’s debt, set out in the following table, highlighted compared to the end of 2005 an improvement as concerns Moody’s, which upgraded both the long-term debt rating (to Aa3 from A1) and financial strength (to B from B-) and the agency Fitch, which upgraded the long-term debt rating to AA- from A+ and short-term debt rating to F1+ from F1. At the end of August, following the announcement of the approval of the guidelines of the merger project between Gruppo Intesa and Gruppo Sanpaolo IMI described above, Standard & Poor’s placed Banca Intesa’s A+ long-term and A-1 short-term debt ratings on CreditWatch with positive implications.

Rating Agency
	Moody’s	Standard & Poor’s	Fitch
Short-term debt	P-1	A-1	F1+
Long-term debt	Aa3	A+	AA-
Outlook	Stable	Stable	Stable
Financial strength	B	—	—
Individual	—	—	B
Support	—	—	2

Projections for the whole year

The trend recorded by operations in the second quarter con firmed the soundness of the particularly positive results of the first three months of the year. Therefore, it is possible to forecast that the projected growth targets and economic results for 2006 will be in line with the 2005-2007 Business Plan.

The Board of Directors

Milano, 4th September 2006

Report of the Board of Statutory

Auditors

BANCA INTESA S.p.A.

REPORT OF THE BOARD OF STATUTORY AUDITORS

The Board of Statutory Auditors

—          examined Gruppo Intesa’s Consolidated report as at 30th June 2006, which shows a net income of 1,476 million euro and was approved by the Board of Directors on 4th September 2006 and transmitted to this Board of Statutory Auditors for its opinion;

—          examined the report issued on 27th September 2006 by the Independent Auditors Reconta Ernst & Young S.p.A. appointed for the review of the aforesaid Consolidated report and acknowledged its work and the communicated conclusions;

—          acknowledged that the figures of this Consolidated half-year report are compared with Balance sheet figures as at 31st December 2005 and Statement of income figures as at 30th June 2005, which do not consider the changes in the consolidation area that have subsequently occurred. In the Report on operations, for the purpose of favouring the comparison with the previous periods, figures have also been restated to consider changes in the consolidation area;

—          verified that the aforesaid Consolidated half-year report complies with informative purposes required by the Law and by regulations issued by both the Bank of Italy and Consob.

Given all mentioned above, the Board of Statutory Auditors states to have no remarks on Gruppo Intesa’s Consolidated report as at 30th June 2006.

Milano, 29th September 2006

The Board of Statutory Auditors

Independent Auditors’ Review on the

Consolidated report as at 30th June

2006

106

Reconta Ernst & Young S.p.A. Via della Chiusa, 2 20123 Milano	Tel. (+39) 02 722121 Fax (+39) 02 72212037 www.ey.com

AUDITORS’ REVIEW REPORT ON THE CONSOLIDATED REPORT AS OF AND FOR
THE SIX MONTHS ENDED JUNE 30, 2006 PREPARED PURSUANT TO ARTICLE 81 OF
THE CONSOB REGULATION ADOPTED BY THE RESOLUTION NO. 11971 OF
MAY 14, 1999 AND SUBSEQUENT MODIFICATIONS AND INTEGRATIONS

(Translation from the original Italian text)

To the Shareholders of
Banca Intesa S.p.A.

1.                                      We have reviewed the interim consolidated financial statements, consisting of the balance sheet, the statement of income, the statement of changes in shareholders’ equity and the statement of cash flows (the “Statements”) and the related explanatory notes, included in the consolidated report of Banca Intesa S.p.A. as of and for the six months ended June 30, 2006. The consolidated report is the responsibility of Banca Intesa S.p.A.’s management. Our responsibility is to issue this review report based on our review. We have also examined that part of the information included in the management’s discussion and analysis of operations, solely for the purpose of evaluating its consistency with the remaining part of the consolidated report.

2.                                      Our review was conducted in accordance with auditing standards governing the review of interim financial statements recommended by Consob (the Italian Stock Exchange Regulatory Agency) in its Resolution no. 10867 of July 31, 1997. The review consisted mainly of obtaining information with respect to the accounts included in the Statements and the consistency of the accounting principles applied, through discussions with appropriate members of management, and analytical procedures applied to the financial data presented in such Statements. The review did not include performing auditing procedures such as tests of compliance of internal controls and substantive procedures on assets and liabilities, and the scope of the work performed provides significant less assurance than a full scope audit performed in accordance with generally accepted auditing standards. Accordingly, we do not express an audit opinion on the consolidated report as we do in connection with reporting on our full scope audit of the annual consolidated financial statements.

3.                                      With respect to the comparative data related to the consolidated financial statements of the preceding year and to the consolidated report for the same period of the preceding year presented in the Statements, reference should be made to our audit and review reports issued on April 3, 2006 and on September 21, 2005, respectively.

4.                                      Based on our review, we are not aware of any significant modifications that should be made to the statements and the related explanatory notes, identified in paragraph 1. of this report, in order for them to be in conformity with International Accounting Standard no. 34 and with the criteria for the preparation of the six months management report required by Article 81 of Consob Regulation as adopted in its Resolution no. 11971 of May 14, 1999 and subsequent modifications and integrations.

Milan, September 27, 2006
Reconta Ernst & Young S.p.A.
Signed by: Guido Celona, Partner

Attachments

Parent Company’s financial statements as at 30th June 2006

Table of significant equity investments in unlisted companies pursuant to art. 126 of Consob Regulation 11971 of 14th May 1999

Parent Company’s financial statements

Balance sheet

Assets		30.06.2006	31.12.2005	Changes
				amount	%
		(in millions of euro)
10.	Cash and cash equivalents	939	1,098	-159	-14.5

20.	Financial assets held for trading	37,059	38,892	-1,833	-4.7

30.	Financial assets designated at fair value through profit and loss	—	—	—	—

40.	Financial assets available for sale	2,910	2,771	139	5.0

50.	Investments held to maturity	—	—	—

60.	Due from banks	42,093	35,725	6,368	17.8

70.	Loans to customers	107,091	110,567	-3,476	-3.1

80.	Hedging derivatives	736	1,047	-311	-29.7

90.	Fair value change of financial assets in hedged portfolios (+/-)	-2	—	2	—

100.	Equity investments	11,888	11,568	320	2.8

110.	Property and equipment	1,442	1,509	-67	-4.4

120.	Intangible assets	332	364	-32	-8.8
	of which
	- goodwill	—	—	—

130.	Tax assets	2,206	2,258	-52	-2.3
	a) current	1,333	1,330	3	0.2
	b) deferred	873	928	-55	-5.9

140.	Non-current assets held for sale and discontinued operations	—	—	—

150.	Other assets	2,085	2,006	79	3.9

Total Assets		208,779	207,805	974	0.5

Balance sheet

Liabilities and Shareholders’ Equity		30.06.2006	31.12.2005	Changes
				amount	%
		(in millions of euro)
10.	Due to banks	34,429	33,182	1,247	3.8

20.	Due to customers	80,205	80,888	-683	-0.8

30.	Securities issued	59,600	56,974	2,626	4.6

40.	Financial liabilities held for trading	10,559	14,136	-3,577	-25.3

50.	Financial liabilities designated at fair value through profit and loss	—	—	—

60.	Hedging derivatives	1,719	1,320	399	30.2

70.	Fair value change of financial liabilities in hedged portfolios (+/-)	—	—	—

80.	Tax liabilities	1,019	437	582
	a) current	820	294	526
	b) deferred	199	143	56	39.2

90.	Liabilities associated with non-current assets held for sale and discontinued operations	—	—	—

100.	Other liabilities	4,630	4,408	222	5.0

110.	Employee termination indemnities	870	861	9	1.0

120.	Allowances for risks and charges	1,179	1,348	-169	-12.5
	a) post employment benefits	129	131	-2	-1.5
	b) other allowances	1,050	1,217	-167	-13.7

130.	Valuation reserves	1,455	1,297	158	12.2

140.	Reimbursable shares	—	—	—

150.	Equity instruments	—	—	—

160.	Reserves	2,301	2,284	17	0.7

170.	Share premium reserve	5,559	5,510	49	0.9

180.	Share capital	3,613	3,596	17	0.5

190.	Treasury shares (-)	—	—	—

200.	Net income (loss)	1,641	1,564	77	4.9

Total Liabilities and Shareholders’ Equity		208,779	207,805	974	0.5

Statement of income

(in millions of euro)

		First half				Second quarter
				Changes				Changes
		2006	2005	amount	%	2006	2005	amount	%
10.	Interest and similar income	3,641	3,127	514	16.4	1,897	1,545	352	22.8
20.	Interest and similar expense	-2,160	-1,603	557	34.7	-1,146	-804	342	42.5
30.	Interest margin	1,481	1,524	-43	-2.8	751	741	10	1.3
40.	Fee and commission income	1,317	1,329	-12	-0.9	632	659	-27	-4.1
50.	Fee and commission expense	-131	-126	5	4.0	-69	-68	1	1.5
60.	Net fee and commission income	1,186	1,203	-17	-1.4	563	591	-28	-4.7
70.	Dividend and similar income	1,043	494	549		1,042	454	588
80.	Profits (Losses) on trading	198	-105	303		-39	-146	-107	-73.3
90.	Fair value adjustments in hedge accounting	6	15	-9	-60.0	3	16	-13	-81.3
100.	Profits (Losses) on disposal or repurchase of	26	14	12	85.7	6	5	1	20.0
	a) loans	-12	—	12		-11	—	11
	b) financial assets available for sale	28	15	13	86.7	9	4	5
	c) investments held to maturity	—	—	—	—	—	—	—
	d) financial liabilities	10	-1	11		8	1	7
110.	Profits (Losses) on financial assets and liabilities designated at fair value	—	—	—	—	—	—
120.	Net interest and other banking income	3,940	3,145	795	25.3	2,326	1,661	665	40.0
130.	Net losses / recoveries on impairment	-153	-115	38	33.0	-44	-19	25
	a) loans	-171	-113	58	51.3	-59	-44	15	34.1
	b) financial assets available for sale	-1	-8	-7	-87.5	—	-8	-8
	c) investments held to maturity	—	—	—		—	—	—
	d) other financial activities	19	6	13		15	33	-18	-54.5
140.	Net income from banking activities	3,787	3,030	757	25.0	2,282	1,642	640	39.0
150.	Administrative expenses	-1,729	-1,683	46	2.7	-876	-853	23	2.7
	a) personnel expenses	-1,042	-1,018	24	2.4	-525	-509	16	3.1
	b) other administrative expenses	-687	-665	22	3.3	-351	-344	7	2.0
160.	Net provisions for risks and charges	-48	-124	-76	-61.3	-15	-81	-66	-81.5
170.	Net adjustments to / recoveries on property and equipment	-76	-67	9	13.4	-38	-35	3	8.6
180.	Net adjustments to / recoveries on intangible assets	-89	-79	10	12.7	-48	-41	7	17.1
190.	Other operating expenses (income)	200	135	65	48.1	97	67	30	44.8
200.	Operating expenses	-1,742	-1,818	-76	-4.2	-880	-943	-63	-6.7
210.	Profits (Losses) on equity investments	1	29	-28	-96.6	-9	11	-20
220.	Valuation differences on property, equipment and intangible assets measured at fair value	—	—	—		—	—	—
230.	Goodwill impairment	—	—	—		—	—	—
240.	Profits (Losses) on disposal of investments	42	5	37		42	3	39
250.	Income (Loss) before tax from continuing operations	2,088	1,246	842	67.6	1,435	713	722
260.	Taxes on income from continuing operations	-447	-404	43	10.6	-205	-184	21	11.4
270.	Income (Loss) after tax from continuing operations	1,641	842	799	94.9	1,230	529	701
280.	Income (Loss) after tax from discontinued operations	—	—	—		—	—	—
290.	Net income (loss)	1,641	842	799	94.9	1,230	529	701

Changes in shareholders’equity as at 30th June 2006

(in millions of euro)

	First half 2006
						Valuation reserves
	Share capital		Share	Reserves				legally				Net
	ordinary	saving	premium	retained		available	cash flow	required		Equity	Treasury	income	Shareholders’
	shares	shares	reserve	earnings	other	for sale	hedges	revaluations	other	instruments	shares	(loss)	equity

AMOUNTS AS AT 1.1.2006	3,111	485	5,510	2,199	85	336	-26	987	—	—	—	1,564	14,251

ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves				22			—					-22
Dividends and other allocations (a)												-1,542	-1,542

CHANGES IN THE PERIOD
Changes in reserves				-5		51	107						153

Operations on shareholders’ equity
Issue of new shares	17		49
Purchase of treasury shares													66
Extraordinary dividends													—
Changes in equity instruments													—
Derivatives on treasury shares													—
Stock options													—
Net income (loss) for the period												1,641	1,641
SHAREHOLDERS’ EQUITY AS AT 30.06.2006	3,128	485	5,559	2,216	85	387	81	987	—	—	—	1,641	14,569

(a)                                  The caption includes dividends and the amount attributable to the Allowances for charitable contributions.

Changes in shareholders’equity as at 30th June 2005

(in millions of euro)

	First half 2005
						Valuation reserves
	Share capital		Share	Reserves				legally-				Net
	ordinary	saving	premium	retained		available	cash flow	required		Equity	Treasury	income	Shareholders’
	shares	shares	reserve	earnings	other	for sale	hedges	revaluations	other	instruments	shares	(loss)	equity

AMOUNTS AS AT 1.1.2005	3,076	485	5,406	1,618	85	169	-6	987	—	—	—	1,309	13,129

ALLOCATION OF NET INCOME OF THE PREVIOUS YEAR
Reserves				572	—							-572	—
Dividends and other allocations (a)					—							-737	-737

CHANGES IN THE PERIOD
Changes in reserves				1		79	-57						23

Operations on shareholders’ equity					—								—
Issue of new shares	35		104										139
Purchase of treasury shares													—
Extraordinary dividends													—
Changes in equity instruments													—
Derivatives on treasury shares
Stock options				4									4
Net income (loss) for the period					—							842	842
SHAREHOLDERS’ EQUITY AS AT 30.06.2005	3,111	485	5,510	2,195	85	248	-63	987	—	—	—	842	13,400

(a)                                      The caption includes dividends and the amount attributable to the Allowances for charitable contributions.

Statement of cash flows

(in millions of euro)

	30.06.2006	30.06.2005

A. OPERATING ACTIVITIES
1. Cash flow from operations	1,894	1,591
— net income (-/+)	1,641	842
— gains/losses on financial assets held for trading and on assets/liabilities designated at fair value through profit and loss (-/+)	261	105
— gains/losses on hedging activities (-/+)	-6	-15
— net losses/recoveries on impairment (+/-)	235	157
— adjustments to/net recoveries on property, equipment and intangible assets (+/-)	165	146
— net provisions for risks and charges and other costs/revenues (+/-)	103	214
— taxes and duties to be settled (+)	449	406
— net adjustments to/recoveries on disposal groups net of tax effect (-/+)	—	—
— other adjustments (+/-)	-954	-264
2. Cash flow from / used in financial assets	-2,779	-3,228
— financial assets held for trading	1,456	-2,296
— financial assets designated at fair value through profit and loss	—	—
— financial assets available for sale	-284	178
— due from banks: repayable on demand	-982	-6,214
— due from banks: other	-65	5,764
— loans to customers	-3,322	-998
— other assets	418	338
3. Cash flow from / used in financial liabilities	1,443	2,004
— due to banks: repayable on demand	501	-559
— due to banks: other	788	2,824
— due to customers	294	268
— securities issued	2,627	-119
— financial liabilities held for trading	-3,502	-683
— financial liabilities designated at fair value through profit and loss	—	—
— other liabilities	735	273

Net cash flow from (used in) operating activities	558	367
B. INVESTING ACTIVITIES
1. Cash flow from	1,095	385
— sales of equity investments	127	133
— dividends collected on equity investments	920	252
— sales of investments held to maturity	—	—
— sales of property and equipment	48	—
— sales of intangible assets	—	—
— sales of subsidiaries and business branches	—	—
2. Cash flow used in	-335	-292
— purchases of equity investments	-225	-198
— purchases of investments held to maturity	—	—
— purchases of property and equipment	-53	-50
— purchases of intangible assets	-57	-44
— purchases of subsidiaries and business branches	—	—
Net cash flow from (used in) investing activities	760	93
C. FINANCING ACTIVITIES
— issues / purchases of treasury shares	—	—
— share capital increases	66	139
— dividend distribution and other	-1,543	-737
Net cash flow from (used in) financing activities	-1,477	-598
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-159	-138
RECONCILIATION
Cash and cash equivalents at beginning of period	1,098	970
Net increase (decrease) in cash and cash equivalents	-159	-138
Cash and cash equivalents: foreign exchange effect	—	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	939	832
LEGENDA: (+) from (—) used in

Table of significant equity investments in unlisted companies pursuant to art. 126 of Consob Regulation 11971 of 14th May 1999

(List of equity investments in excess of 10% of the voting share capital in unlisted companies held directly and indirectly or for whatever reason)

	Percentage			Type
	or quotas held			of
Company	direct	indirect	Direct ownership	right
21 Investimenti SpA	11.23		Banca Intesa	Holding
Abac - Aria Compressa SpA	12.85		Banca Intesa	Holding
Accessible Luxury Holdings 1 SA	15.65		Banca Intesa	Holding
Adar Holding SpA (former Sci USA SpA)	16.91		Banca Intesa	Pledge
Agos SpA (former Agos Itafinco SpA)	49.00		Banca Intesa	Holding
Agricola Investimenti SpA	100.00		Banca Intesa	Holding
Agricola Remuscita di D. Franzoni & C. Sas in liquidation		100.00	Agricola Investimenti	Holding
Agromedimurje d.d.		10.21	Medimurska Banka	Holding
Alfa-ex Ingatlanhasznosito es Forgalmazo		21.20	Central European International Bank	Pledge
Alfastamp Srl	14.59		Banca Intesa	Holding
Alfieri Associated Investors Servicos de Consultor	20.00		Banca Intesa	Holding
AL.GIO.FIN. SpA	20.00		Banca Intesa	Pledge
Allsystem SpA		100.00	C.R. Biella e Vercelli	Pledge
Alpifin Srl in liquidation (former Alpifin SpA)		16.43	Banca Popolare Friuladria	Holding
Alstom Hrvatska doo (former Alstom Power)		20.06	Investholding doo Karlovac	Holding
Anita Srl	100.00		Banca Intesa	Pledge
Antares SpA		97.19	C.R. di Parma e Piacenza	Pledge
Atlantis SA		81.25	Sudameris	Holding
		18.75	Intesa Holding International	Holding
Azzurra Srl		100.00	Cormano	Holding
Bamcard d.d.		20.03	UPI Banka	Holding
Banca Caboto SpA (former Banca Primavera, IntesaBci Italia Sim)	100.00		Banca Intesa	Holding
Banca Cis SpA		55.37	Banca Intesa Mediocredito	Holding
	28.33		Banca Intesa	Holding
Banca di Trento e Bolzano SpA		61.80	Finanziaria BTB	Holding
	8.28		Banca Intesa	Holding
Banca d’Italia	22.01		Banca Intesa	Holding
		2.03	C.R. di Parma e Piacenza	Holding
		0.03	Carifano	Holding
		0.22	C.R. Ascoli Piceno	Holding
		0.08	C.R. Viterbo	Holding
		0.08	C.R. Città di Castello	Holding
		0.01	C.R. Rieti	Holding
		0.03	C.R. Spoleto	Holding
		0.11	C.R. Foligno	Holding
		2.10	C.R. Biella e Vercelli	Holding
		0.15	C.R. Terni e Narni	Holding
Banca Generali SpA	25.00		Banca Intesa	Holding
Banca Impresa Lazio SpA	12.00		Banca Intesa	Holding
Banca Intesa a shareholding company, Beograd (former Delta Banka a.d.)		83.00	Intesa Holding International	Holding
Banca Intesa (France) S.A. (former B.ca Comm.le Ital. France)	99.99		Banca Intesa	Holding
Banca Intesa Infrastrutture e Sviluppo SpA (ex B.I. Infrastrutture SpA)	100.00		Banca Intesa	Holding
Banca Intesa Mediocredito SpA	100.00		Banca Intesa	Holding
Banca Intesa Private Banking SpA	100.00		Banca Intesa	Holding
Banca Popolare Friuladria SpA	76.05		Banca Intesa	Holding
Banco Patagonia S.A.		0.65	Atlantis	Holding
(former Banco Patagonia Sudameris / Banco Sudameris Argentina)		8.20	Sudameris	Holding
	11.10		Banca Intesa	Holding
Banksiel SpA	14.00		Banca Intesa	Holding
BCI Lux Conseil S.A. in liquidation		50.00	Société Européenne de Banque	Holding
BCI US Funding LLC I	100.00		Banca Intesa	Holding
BCI US Funding LLC II	100.00		Banca Intesa	Holding
BCI US Funding LLC III	100.00		Banca Intesa	Holding

	Percentage			Type
	or quotas held			of
Company	direct	indirect	Direct ownership	right
Belisce dd		14.70	Privredna Banka Zagreb	Holding
BI Private Equity Ltd		100.00	Private Equity International	Holding
Binda SpA in liquidation	0.15		Banca Intesa	Pledge
	11.25		Banca Intesa	Holding
		n.s.	Cormano	Holding
		0.01	Banca Caboto	Holding
		0.01	C.R. Biella e Vercelli	Pledge
BL Yachtclub Ltd		3.33	Cib Insurance Broker	Holding
		96.67	Cib Real Estate	Holding
Borsalino Giuseppe e Fratello SpA		54.32	Banca Popolare Friuladria	Pledge
Bosna Reosiguranje d.d.		14.63	UPI Banka	Holding
BSL Bertola Servizi Logistici SpA	14.00		Banca Intesa	Holding
Business Incubator Beocin d.o.o.		11.11	Banca Intesa a shareholding c., Beograd	Holding
CAAM SGR SpA (ex Nextra Investment Managem. SGR SpA,	32.05		Banca Intesa	Holding
ex Comit Asset Management SGR)		2.95	Intesa Holding Asset Management	Holding
C.R.L. Compagnia Regionale Leasing SpA		100.00	C.R. Terni e Narni	Holding
Cala Capitana Srl under bankruptcy procedures	100.00		Banca Intesa	Pledge
Camigliati Scuola Management Territoriale Scrl		20.00	Intesa Formazione	Holding
Cantiere Darsena Italia SpA in liquidation	20.00		Banca Intesa	Holding
Capitale e Sviluppo SpA		9.76	C.R. Spoleto	Holding
		9.76	C.R. Foligno	Holding
		9.76	C.R. Terni e Narni	Holding
Caprera Srl	100.00		Banca Intesa	Pledge
Caralt SpA	35.00		Banca Intesa	Holding
Carifano - Cassa di Risparmio di Fano SpA	56.63		Banca Intesa	Pledge
		30.00	Intesa Casse del Centro	Holding
		0.37	C.R. Foligno	Pledge
Cassa di Risparmio di Parma e Piacenza S.p.A.	100.00		Banca Intesa	Holding
Cartiere Paolo Pigna SpA	96.16		Banca Intesa	Pledge
Cartitalia Srl under bankruptcy procedures		51.00	Cormano	Holding
Case di Cura Riunite Srl under extraordinary administration	71.00		Banca Intesa	Pledge
Cassa di Risparmio di Ascoli Piceno SpA		66.00	Intesa Casse del Centro	Holding
Cassa di Risparmio di Biella e Vercelli SpA	55.00		Banca Intesa	Holding
Cassa di Risparmio di Città di Castello SpA		82.19	Intesa Casse del Centro	Holding
Cassa di Risparmio della Prov. di Chieti SpA	20.00		Banca Intesa	Holding
Cassa di Risparmio di Fermo SpA	33.33		Banca Intesa	Holding
Cassa di Risparmio di Foligno SpA		70.47	Intesa Casse del Centro	Holding
Cassa di Risparmio di Rieti SpA		85.00	Intesa Casse del Centro	Holding
Cassa di Risparmio di Spoleto SpA		59.44	Intesa Casse del Centro	Holding
Cassa di Risparmio della Prov. di Teramo SpA	20.00		Banca Intesa	Holding
Cassa di Risparmio di Terni e Narni SpA		75.00	Intesa Casse del Centro	Holding
Cassa di Risparmio della Prov. di Viterbo SpA		82.02	Intesa Casse del Centro	Holding
		0.01	C.R. Città di Castello	Holding
Castello Gestione Crediti Srl	19.00		Banca Intesa	Holding
Catelli Holding SpA		100.00	C.R. di Parma e Piacenza	Pledge
Central European International Bank Ltd		100.00	Intesa Holding International	Holding
Centrale dei Bilanci Srl		0.83	C.R. di Parma e Piacenza	Holding
	11.67		Banca Intesa	Holding
		0.15	Banca Cis	Holding
Centro Agro Alimentare di Parma Srl		11.40	C.R. di Parma e Piacenza	Holding
Centurion Financne Storitve d.o.o. (former Amex d.o.o.)		75.00	Banca Popolare Friuladria	Holding
		25.00	PBZ American Express Zagreb	Holding
Centurion Financijske usluge d.o.o.		100.00	PBZ American Express Zagreb	Holding
Chess Ventures Ltd	49.75		Banca Intesa	Holding
China International Packaging Leasing Ltd		17.50	Intesa Holding International	Holding
CIB Car Trading limited Liability Company		50.00	Cib Leasing	Holding
		50.00	Cib Credit	Holding
CIB Credit Ltd (former Cib Car Finance Rt.)		98.00	Cib Leasing	Holding
		2.00	Cib Real Estate	Holding

	Percentage			Type
	or quotas held			of
Company	direct	indirect	Direct ownership	right
CIB Factor Financial Service Ltd.		50.00	Cib Real Property Utilisation and Services	Holding
		50.00	Cib Service Property Utilisation and Services	Holding
CIB Insurance Broker Ltd.		100.00	Cib Leasing	Holding
Cib Inventory Management LLC (former Project Company I Kft.)		50.00	Cib Insurance Broker	Holding
		50.00	Cib Real Estate	Holding
CIB Residential Property Leasing Ltd. (ex Wallizing Financial Service)		100.00	Cib Credit	Holding
CIB Investment Fund Management Ltd.		6.66	Cib Real Property Utilisation and Services	Holding
		n.s.	Cib Service Property Utilisation and Services	Holding
		93.33	Central European International Bank	Holding
CIB Leasing Ltd.		1.31	Central European International Bank	Holding
		98.68	Cib Rent	Holding
		n.s.	Cib Service Property Utilisation and Services	Holding
CIB Real Estate Ltd		98.00	Cib Leasing	Holding
		2.00	Cib Credit	Holding
Cib Real Property Utilisation and Services Ltd. (ex Cib Securities)		26.00	Central European International Bank	Holding
		74.00	Cib Service Property Utilisation and Services	Holding
CIB Rent Operative Leasing Ltd. (former Cib Rent and Leasing Co. Ltd)		1.11	Cib Real Property Utilisation and Services	Holding
		98.89	Central European International Bank	Holding
CIB Service Property Utilisation and Services Ltd.		99.99	Central European International Bank	Holding
		0.01	Cib Leasing	Holding
Cil Bajor Co. Ltd.		50.00	Cib Real Estate	Holding
		50.00	Cib Insurance Broker	Holding
Cil Danubius Co. Ltd.		50.00	Cib Real Estate	Holding
		50.00	Cib Insurance Broker	Holding
Cil-Log Kft		50.00	Cib Real Estate	Holding
		50.00	Cib Rent	Holding
Cil Vaci ut Property Utilisation LLC		50.00	Cib Insurance Broker	Holding
		50.00	Cib Real Estate	Holding
Cimo Srl	100.00		Banca Intesa	Pledge
Cofragef S.A. in liquidation		99.76	Banca Intesa (France)	Holding
Comit Investments ltd - Ireland	99.91		Banca Intesa	Holding
Conser Soc. Consort. per Azioni in liquidation		51.00	E.TR. - Esazione Tributi	Holding
Consorzio Aeroporto Foligno-Spoleto		12.50	C.R. Foligno	Holding
Consorzio Agrario Provinciale di Parma Scrl		42.73	C.R. di Parma e Piacenza	Holding
Consorzio per gli studi universitari a distanza F. Corongiu		33.33	Banca Cis	Holding
Consul Service Srl in liquidation		98.41	Banca Cis	Holding
Consumer Finance Holding a.s.		100.00	Vseobecna Uverova Banka	Holding
Convetro SpA in liquidation		56.25	Banca Popolare Friuladria	Pledge
Cormano Srl	70.82		Banca Intesa	Holding
Credit Agricole Asset Management SGR SpA	32.05		Banca Intesa	Holding
		2.95	Intesa Holding Asset Management	Holding
Dante Prini SpA in liquidation	32.50		Banca Intesa	Holding
Deltafin S.A.		13.69	Private Equity International	Holding
Domina Group SpA in liquidation / under bankruptcy procedures (ex Multimoda Network SpA)	98.61		Banca Intesa	Pledge
Dulevo SpA under bankruptcy procedures	91.70		Banca Intesa	Pledge
E. Gilardi & C. Srl in liquidation		60.00	C.R. Biella e Vercelli	Holding
E.TR. - Esazione Tributi S.p.A.		100.00	Banca Intesa Infrastrutture e Sviluppo	Holding
Edilmarket Srl under bankruptcy procedures	100.00		Banca Intesa	Pledge
EDM Srl		25.00	C.R. Spoleto	Pledge
Elba Srl		100.00	Private Equity International	Holding
Elettrostudio Trading Srl		30.00	Banca Popolare Friuladria	Holding
Emerald UK Limited Partnership	11.14		Banca Intesa	Holding
Endeavour Holdings Srl		10.75	Private Equity International	Holding
Ente Nazionale Sementi Elette	49.41		Banca Intesa	Holding
Equinox Investment Company Scpa		28.98	Private Equity International	Holding
Equitypar Companhia de Participacores S.A.		12.50	Intesa Brasil Empreendimentos	Holding
Esatri Esazione Tributi SpA		100.00	E.TR. - Esazione Tributi	Holding
Euromilano SpA (former Srl)	37.50		Banca Intesa	Holding
Europay Hrvatska d.o.o. in liquidation		12.50	Privredna Banka Zagreb	Holding
Europrogetti & Finanza SpA	15.97		Banca Intesa	Holding
Evoluzione 94 SpA	18.11		Banca Intesa	Holding

	Percentage			Type
	or quotas held			of
Company	direct	indirect	Direct ownership	right
F.I.L.A. Fabbrica Italiana Lapis e Affini SpA	24.75		Banca Intesa	Holding
Fadalti SpA (former Fadalti Marco Orfeo SpA)		33.33	Banca Popolare Friuladria	Pledge
Fidia SGR SpA	25.00		Banca Intesa	Holding
Fiere di Parma SpA		17.33	C.R. di Parma e Piacenza	Holding
Finance Lab Srl		40.00	Banca Popolare Friuladria	Holding
Finanziaria Agricola Bresciana SpA in liquidation		100.00	Agricola Investimenti	Holding
Finanziaria BTB SpA	99.29		Banca Intesa	Holding
Fineurop SpA	15.00		Banca Intesa	Holding
Fintbrescia Holding SpA in liquidation	17.30		Banca Intesa	Pledge
Formula Sport Group Srl	52.00		Banca Intesa	Pledge
G.E.M.A. SpA Gestioni Esattoriali Mirella Alberini	35.00		Banca Intesa	Pledge
GE.I.PO. Srl	90.00		Banca Intesa	Pledge
Geni SpA under bankruptcy procedures	35.91		Banca Intesa	Holding
Gercom SpA	100.00		Banca Intesa	Pledge
Gestiones y Recuperaciones de Activos SA(ex Wiese Sudam. Leasing)		99.89	Inversiones Mobiliarias	Holding
GPE Srl		90.55	Banca Popolare Friuladria	Pledge
Granarolo SpA	19.78		Banca Intesa	Holding
Grin Srl in liquidation	100.00		Banca Intesa	Pledge
Gruppo Pasini SpA	100.00		Banca Intesa	Pledge
Guaber SpA	51.00		Banca Intesa	Pledge
Hospitalija Trgovina d.o.o.		14.58	Privredna Banka Zagreb	Holding
HROK d.o.o. - Hrvatski Registar Obveza po Kreditima		14.00	Privredna Banka Zagreb	Holding
Idra Partecipazioni SpA in liquidation	18.62		Banca Intesa	Holding
Ifas Gruppo SpA	45.00		Banca Intesa	Holding
Il Mondo dei Fiori Srl	100.00		Banca Intesa	Pledge
Imaging SpA	39.44		Banca Intesa	Holding
Imeco SpA	78.81		Banca Intesa	Pledge
Immobiliare Bella Riva Srl	100.00		Banca Intesa	Holding
Immobiliare Olimpia ‘ 93 SpA	100.00		Banca Intesa	Pledge
Impianti Srl in liquidation		1.69	Banca di Trento e Bolzano	Holding
		5.14	C.R. di Parma e Piacenza	Holding
	12.11		Banca Intesa	Holding
Impresa Castelli SpA	36.60		Banca Intesa	Pledge
Informatica Umbra Srl		8.33	C.R. Spoleto	Holding
		8.33	C.R.Foligno	Holding
Iniziative Urbane SpA		11.11	Banca di Trento e Bolzano	Holding
Insediamenti Produttivi Piemonte Settentrionale SpA - Nordind		12.76	C.R. Biella e Vercelli	Holding
Intervalv SpA	20.00		Banca Intesa	Holding
Intesa Bank Ireland Plc (ex IntesaBci B.I/B.ca Comm. Ital. Plc Ireland)	99.99		Banca Intesa	Holding
Intesa Bank Overseas Ltd.	100.00		Banca Intesa	Holding
Intesa Brasil Empreendimentos S.A. (former Traianus S.A.)	100.00		Banca Intesa	Holding
Intesa Casse del Centro SpA (ex Intesa Holding Centro/Holding IntesaBci C	96.07		Banca Intesa	Holding
Intesa Distribution International Services SA		0.03	Société Européenne de Banque	Holding
(ex Nextra Distribution Services SA, Prontofund Advisory SA)		99.97	Intesa Distribution Services	Holding
Intesa Distribution Services Srl	32.05		Banca Intesa	Holding
(ex Intesa Immobiliare/IntesaBci Immob.)		67.95	Intesa Holding Asset Management	Holding
Intesa e.Lab SpA (former IntesaBci e.Lab / B.ca Proxima)	100.00		Banca Intesa	Holding
Intesa Formazione Scpa (ex Intesa Formazione Sud, CEII S.)	61.00		Banca Intesa	Holding
		37.55	Intesa Casse del Centro	Holding
Intesa Funding Llc (former BCI Funding Corporation)	100.00		Banca Intesa	Holding
Intesa Global Finance Company Ltd		100.00	Intesa Holding International	Holding
Intesa Holding Asset Management SpA (ex Intesa Ass.Manag.SGR)	100.00		Banca Intesa	Holding
Intesa Holding International SA (former Comit Holding Intern.Sa)	99.99		Banca Intesa	Holding
Intesa Investimenti SpA (ex IntesaBci Inv./Comp.Ital. di Inv.Diversif.)	100.00		Banca Intesa	Holding
Intesa Lease Sec. Srl	60.00		Banca Intesa	Holding
Intesa Leasing d.o.o. - Beograd (former Delta Leasing d.o.o.)		51.00	Banca Intesa a shareholding c., Beograd	Holding
		49.00	CIB Leasing	Holding
Intesa Leasing SpA	99.67		Banca Intesa	Holding
Intesa Mediofactoring SpA (former Mediofactoring SpA)	100.00		Banca Intesa	Holding
Intesa Preferred Capital Co. Llc.	100.00		Banca Intesa	Holding
Intesa Previdenza SIM SpA (former Sim Co.Ge.F. SpA)	78.53		Banca Intesa	Holding
Intesa Real Estate Srl (former Immobiliare Maram Srl)	100.00		Banca Intesa	Holding

	Percentage			Type
	or quotas held			of
Company	direct	indirect	Direct ownership	right
Intesa Renting SpA		65.00	Intesa Leasing	Holding
Intesa Sec. SpA (former IntesaBci Sec.)	60.00		Banca Intesa	Holding
Intesa Sec. 2 Srl (former IntesaBci Sec. 2)	60.00		Banca Intesa	Holding
Intesa Sec. NPL SpA (ex IntesaBci Sec Npl/Giotto Fin./Lario Fin.)	60.00		Banca Intesa	Holding
Intesa Sec. NPL 2 Srl (former La Centrale Consulenza Srl)	100.00		Banca Intesa	Holding
Intesa Soditic Trade Finance Ltd (ex BCI Soditic Trade Fin.)		50.00	Intesa Holding International	Holding
Intesa Vita SpA (former Timavo Vita SpA)	50.00		Banca Intesa	Holding
IntesaBci Preferred Capital Company Llc III Delaware	100.00		Banca Intesa	Holding
IntesaBci Preferred Securities Investor Trust		100.00	IntesaBci Preferred Capital Company Llc III Delaw.	Holding
IntesaTrade Sim SpA	100.00		Banca Intesa	Holding
Inversiones Mobiliarias S.A - IMSA	99.82		Banca Intesa	Holding
Inversiones Sudameris C.A.(Venezuela) in liquidation		100.00	Sudameris	Holding
Investholding d.o.o. Karlovac		56.38	Privredna Banka Zagreb	Holding
Investitori Associati S.A in liquidation	16.67		Banca Intesa	Holding
Ipef Partners Ltd.	40.50		Banca Intesa	Holding
Italia Generali Costruzioni Srl	100.00		Banca Intesa	Pledge
Italian Equity Advisors SpA in liquidation	17.16		Banca Intesa	Pledge
KMB-Bank Small Business Credit Bank(closed Joint Stock C.)		75.00	Intesa Holding International	Holding
KMB-Leasing (closed Joint Stock Company)		100.00	KMB-Bank	Holding
Lelle SPC - Real Estate Investment and Trading Rt.		99.96	Cib Real Estate	Holding
		0.04	Cib Insurance Broker	Holding
Leonardo Technology SpA	33.33		Banca Intesa	Holding
Lima Sudameris Holding S.A	49.28		Banca Intesa	Holding
		43.95	Inversiones Mobiliarias	Holding
Luxicav Conseil S.A.		99.97	Société Européenne de Banque	Holding
Luxi Privilege Conseil S.A.		50.00	Société Européenne de Banque	Holding
Mandricardo SpA	99.75		Banca Intesa	Pledge
Mantero Finanziaria SpA	10.59		Banca Intesa	Holding
Marcofil SpA under bankruptcy procedures	100.00		Banca Intesa	Pledge
Marcotex SpA under bankruptcy procedures	100.00		Banca Intesa	Pledge
Margit Business Center Limited Liability Company		100.00	Cib Real Property Utilisation and Services	Holding
Martoni SpA		51.00	Banca Popolare Friuladria	Pledge
Mater-Bi SpA	34.48		Banca Intesa	Holding
Medimurska Banka dd		96.39	Privredna Banka Zagreb	Holding
Medinvest Srl under bankruptcy procedures	100.00		Banca Intesa	Pledge
Metallurgica G. Berera SpA		50.00	C.R. di Parma e Piacenza	Pledge
Metronet Telekomunikacije d.d. za telekomunikacijske usluge		18.86	Privredna Banka Zagreb	Holding
Mezzanove Capital Management Sarl (ex Meridian Mezzanine Manag.)		47.00	Private Equity International	Holding
Mezzanove Capital Sca-Sicar (ex Meridian Mezzanine Sca)		47.06	Private Equity International	Holding
Mirror International S.a.r.l.	2.10		Banca Intesa	Holding
		8.41	Private Equity International	Holding
Modulblok SpA		13.06	Banca Popolare Friuladria	Pledge
Montagna 2000 SpA		11.00	C.R. di Parma e Piacenza	Holding
Monte Mario 2000 Srl		47.50	Intesa Real Estate	Holding
N.H. Italia Srl	49.00		Banca Intesa	Holding
N.T.M. SpA		61.11	Banca Intesa Mediocredito	Pledge
Netsystem.com SpA	35.74		Banca Intesa	Pledge
Neubor Glass SpA		26.66	Banca Popolare Friuladria	Holding
Novacarta Srl in liquidation		99.90	Cormano	Holding
Nuova Cartiera di Arbatax SpA under extraordinary administration		16.00	Banca Cis	Holding
Nuova G SpA under extraordinary administration	100.00		Banca Intesa	Pledge
Nuovo Hotel S. Pietro Srl	28.00		Banca Intesa	Pledge
O.M.S.O. Officina Macchine per Stampa su Oggetti SpA	20.50		Banca Intesa	Pledge
Obiettivo Nordest Sicav SpA	29.62		Banca Intesa	Holding
OOO Intesa Realty Russia	100.00		Banca Intesa	Holding
P.B. Srl	42.24		Banca Intesa	Holding
Parmafactor SpA	10.00		Banca Intesa	Holding
		10.00	C.R. di Parma e Piacenza	Holding
Pasco SpA		90.00	C.R. Biella e Vercelli	Pledge
PBZ American Express d.o.o. - Skopje		95.00	PBZ Card	Holding

	Percentage
	or quotas held			Type
Company	direct	indirect	Direct ownership	of right
PBZ Card d.o.o. (ex PBZ American Express d.o.o. Zagreb)		100.00	Privredna Banka Zagreb	Holding
PBZ Croatia Osiguranje Joint Stock Co. for Comp.Pens.Fund M. (ex PBZ Croatia Osig. Plc for Compuls. Pension Fund Man.)		50.00	Privredna Banka Zagreb	Holding
PBZ Invest d.o.o.		100.00	Privredna Banka Zagreb	Holding
PBZ Kapital d.o.o. in liquidation		100.00	Privredna Banka Zagreb	Holding
PBZ Leasing d.o.o.		100.00	Privredna Banka Zagreb	Holding
PBZ Nekretnine d.o.o.		100.00	Privredna Banka Zagreb	Holding
PBZ Stambena Stedionica d.d.		100.00	Privredna Banka Zagreb	Holding
Petrochemical Investments Ltd	100.00		Banca Intesa	Holding
Pettinatura Biellese SpA		28.84	C.R. Biella e Vercelli	Pledge
Phoenix Beteiligungs und Verwaltungs GmbH & Co. KG		1.22	Phoenix Beteiligungs GmbH	Holding
(former Phoenix KG)	98.78		Banca Intesa	Holding
Phoenix Beteiligungs GmbH	100.00		Banca Intesa	Holding
Po Vita SpA		50.00	C.R. di Parma e Piacenza	Holding
Porto San Rocco SpA		19.13	Banca Popolare Friuladria	Pledge
Private Equity International S.A.(former Neuf)	99.99		Banca Intesa	Holding
Privredna Banka Zagreb d.d.		76.30	Intesa Holding International	Holding
Progetti SpA (former Srl)	24.00		Banca Intesa	Pledge
Progetto Milano Bastioni SpA	15.39		Banca Intesa	Holding
R.C.N. Finanziaria SpA (former T.F. Partners Srl)	23.96		Banca Intesa	Holding
Recovery a.s. (former Leasreal a.s.)		100.00	Vseobecna Uverova Banka	Holding
Remari Finanziaria Srl in liquidation	28.00		Banca Intesa	Pledge
Renee Srl under bankruptcy procedures	100.00		Banca Intesa	Pledge
Resco Uno Srl (former Trattamenti Termici Solbiate Srl)	100.00		Banca Intesa	Holding
Riconversider Srl	13.86		Banca Intesa	Holding
S.E.P. Società Economia Parmense Srl		19.00	C.R. di Parma e Piacenza	Holding
Sabaudia 29 Srl in liquidation	95.00		Banca Intesa	Pledge
Saga SpA	45.00		Banca Intesa	Pledge
Sailview Company		99.99	Private Equity International	Holding
San Francesco Srl	100.00		Banca Intesa	Pledge
Saper Participacoes Ltda (ex Saper Empreendim.Imobiliarios)		37.90	Soc. de Assessoria Tecnica e Administrativa	Holding
Scala Advisory S.A.		0.03	Société Européenne de Banque	Holding
	99.97		Banca Intesa	Holding
Scotiabank Perù S.A.A. (former Banco Wiese Sudameris S.A.)		15.73	Lima Sudameris Holding	Holding
	5.39		Banca Intesa	Holding
Seb Trust Ltd		99.99	Société Européenne de Banque	Holding
Servitia S.A.		99.99	Société Européenne de Banque	Holding
Servizi Riscossione Tributi Terni SpA (SE.RI.T. TERNI)		100.00	C.R. Terni e Narni	Holding
Servizio Riscossione Tributi Rieti SpA (SE.RI.T. RIETI)		100.00	C.R. Rieti	Holding
Setefi SpA	100.00		Banca Intesa	Holding
Shanghai Sino-Italy Business Advisory Company Ltd	40.00		Banca Intesa	Holding
Sicil Power SpA	97.00		Banca Intesa	Pledge
Sig Comaco SpA		100.00	C.R. di Parma e Piacenza	Pledge
Sig Manzini SpA		100.00	C.R. di Parma e Piacenza	Pledge
Sistemi Tecnologici SpA	100.00		Banca Intesa	Pledge
Slovak Banking Credit Bureau Spol. s.r.o.		33.33	Vseobecna Uverova Banka	Holding
SO.GE.A.P. Aeroporto di Parma SpA		15.82	C.R. di Parma e Piacenza	Holding
Soc. de Assessoria Tecnica e Administrativa Sa - SATA		99.99	Intesa Brasil Empreendimentos	Holding
Soc. Aree Ind. ed Artigianali - S.A.I.A. SpA	10.08		Banca Intesa	Holding
Società Europea di Sviluppo Srl	90.00		Banca Intesa	Pledge
Società Gestione per il Realizzo SpA	10.02		Banca Intesa	Holding
		0.95	Carifano	Holding
Società Italiana Acciai Bolzano SIAB SpA	45.18		Banca Intesa	Pledge
Società Italiana di Revisione e Fiduciaria SpA - SIREF	100.00		Banca Intesa	Holding

	Percentage
	or quotas held			Type
Company	direct	indirect	Direct ownership	of right
Società per i Servizi Bancari - SSB SpA		0.23	Banca di Trento e Bolzano	Holding
		0.21	C.R. di Parma e Piacenza	Holding
	17.52		Banca Intesa	Holding
		0.05	C.R. Viterbo	Holding
		0.04	C.R. Città di Castello	Holding
		0.05	C.R. Rieti	Holding
		0.01	C.R. Spoleto	Holding
		0.04	C.R. Foligno	Holding
		0.11	C.R. Biella e Vercelli	Holding
		N.S.	Banca Cis	Holding
		0.06	Banca Popolare Friuladria	Holding
		0.02	C.R. Ascoli	Holding
		0.04	C.R. Terni e Narni	Holding
Società Riscossione Tributi Lucca e Cremona SpA (ex Bipielle Riscossioni)	18.57		Banca Intesa	Holding
Societe d’Investiss.et de Financ. Immobiliers S.A - Finameris		99.99	Banca Intesa (France)	Holding
Sociéte Européenne de Banque S.A.		99.99	Intesa Holding International	Holding
Societe Fonciere Meyerbeer Sarl		100.00	Sudameris	Holding
Speroni Beni Stabili Srl		100.00	Banca Intesa Mediocredito	Pledge
Spinoffer Real Estate Srl	100.00		Banca Intesa	Pledge
Strutture Centrali Srl	25.00		Banca Intesa	Pledge
Sudameris SA (former Banque Sudameris SA)		99.99	Intesa Holding International	Holding
Sudameris Bank S.A.E.C.A.(ex Banco Sudameris Paraguay S.A.E.C.A.)		19.86	Sudameris	Holding
Sudameris Inmobiliaria SA (Panama)		100.00	Sudameris	Holding
Sviluppo Garibaldi Repubblica SpA in liquidation	33.00		Banca Intesa	Holding
Synesis Finanziaria SpA	25.00		Banca Intesa	Holding
Tabby SpA under bankruptcy procedures	73.81		Banca Intesa	Pledge
Tamma - Industrie Alimentari di Capitanata Srl	54.60		Banca Intesa	Pledge
Tasa Finance Lux S. à r.l.	100.00		Banca Intesa	Holding
Tecnoarredamenti Srl		100.00	Banca Popolare Friuladria	Pledge
Tecnoforge SpA	14.77		Banca Intesa	Pledge
Tehnolosko-Inovacijski Centar doo		11.20	Privredna Banka Zagreb	Holding
Tele 2 d.o.o. za telekomunikacijske usluge		14.00	Privredna Banka Zagreb	Holding
Termomeccanica SpA	33.29		Banca Intesa	Holding
The Titus Fund		100.00	Intesa Investimenti	Holding
Tornabuoni Srl	100.00		Banca Intesa	Pledge
Tre Re SpA in liquidation	39.99		Banca Intesa	Pledge
Trigoria 2000 Srl in liquidation	95.00		Banca Intesa	Pledge
Turismo e Immobiliare SpA	25.00		Banca Intesa	Holding
Twice Sim SpA (former Gemofin Sim)	19.95		Banca Intesa	Holding
Unirose International S.A. (ex Genseb-Generali e Seb Risk Service)		99.99	Société Européenne de Banque	Holding
Uno a Erre Italia SpA (former ECC Holding Srl)	13.51		Banca Intesa	Holding
		11.14	Banca Intesa Mediocredito	Holding
UPI Banka d.d. - Sarajevo		81.18	Intesa Holding International	Holding
Villaggio Turistico Internazionale Srl (former Sviluppo Marino Srl)	100.00		Banca Intesa	Pledge
Viterie Bal.Bi Srl		50.00	Banca Popolare Friuladria	Pledge
Vseobecna Uverova Banka a.s.		96.49	Intesa Holding International	Holding
Vub Asset Management Sprav. Spol. a.s.		100.00	Vseobecna Uverova Banka	Holding
Vub Factoring a.s.		100.00	Vseobecna Uverova Banka	Holding
Vub Generali dochodkova spravcovska spolocnost a.s.		50.00	Vseobecna Uverova Banka	Holding
Vub Leasingova a.s.		100.00	Vseobecna Uverova Banka	Holding
Zao Banca Intesa	100.00		Banca Intesa	Holding
Zao International Business Consulting in liquidation	55.00		Banca Intesa	Holding

N.S. = not significant since the percentage is under 0.001.

Contacts

Banca Intesa S.p.A.

Registered Office

Piazza Paolo Ferrari, 10
20121 Milano
Telephone +39 02 879 11
Fax +39 02 879 37892
e-mail: info@bancaintesa.it
www.bancaintesa.it

General Management

Via Monte di Pietà, 8
20121 Milano

Investor Relations

Telephone +39 02 879 43180
Telephone +39 02 879 42622
e-mail: investorelations@bancaintesa.it

Media Relations

Telephone +39 02 879 63531
Telephone +39 02 879 63010
e-mail: stampa@bancaintesa.it